UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GENESIS HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2015

Dear Stockholder:

You are invited to attend the 2015 Annual Meeting of Stockholders of Genesis Healthcare, Inc., to be held on June 3, 2015, at 9:00 a.m. local time, at our office located at 101 East State Street, Kennett Square, Pennsylvania 19348.

At this year’s annual meeting you will be asked to:

1.                                      Elect three Class I directors to serve for a three-year term;

2.                                      Vote on an advisory basis to approve the compensation of our named executive officers as described in this proxy statement;

3.                                      Vote to approve the Genesis Healthcare, Inc. 2015 Omnibus Equity Incentive Plan;

4.                                      Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

5.                                      Transact such other business as may properly come before the annual meeting, including any adjournment or postponement thereof.

The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully. The Board of Directors recommends a vote “FOR” the election of each of the three nominees for director in Proposal 1, and “FOR” the approval of each of Proposals 2, 3 and 4. In addition to the business to be transacted as described above, management will speak about the company and respond to questions from stockholders.

We are pleased to take advantage of U.S. Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2014 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2014 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail. This process provides a variety of benefits, including enabling us to reduce the costs and environmental impact of our annual meeting.

It is important that your shares be represented and voted at the annual meeting whether or not you plan to attend in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice and the instructions listed on the Internet site.  If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.  If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet.  Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

Sincerely,

Michael S. Sherman
Senior Vice President, General Counsel,
Secretary and Assistant Treasurer

Genesis Healthcare, Inc.

101 East State Street

Kennett Square, Pennsylvania 19348

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2015

To the Stockholders of Genesis Healthcare, Inc.:

We will hold our 2015 Annual Meeting of Stockholders our office located at 101 East State Street, Kennett Square, Pennsylvania 19348, on June 3, 2015, at 9:00 a.m. local time, to:

1.              Elect three Class I directors to serve for three-year terms expiring at our 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.              Vote on an advisory basis to approve the compensation of our named executive officers, as described in the attached proxy statement;

3.              Vote to approve the Genesis Healthcare, Inc. 2015 Omnibus Equity Incentive Plan;

4.              Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

5.              Transact such other business as may properly come before the annual meeting, including any continuation, postponement or adjournment thereof.

These items of business are described in the attached proxy statement. Only our stockholders of record at the close of business on April 8, 2015, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any continuation, postponement or adjournment of the annual meeting. A list of stockholders eligible to vote at our annual meeting will be available for inspection at the annual meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is important.  In accordance with rules and regulations adopted by the SEC, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet.  It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person.  If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site.  If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.  If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet.  Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

By Order of the Board of Directors,

Michael S. Sherman
Senior Vice President, General Counsel,
Secretary and Assistant Treasurer

i

*****

ii

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Genesis Healthcare, Inc., a Delaware corporation, for use at our 2015 Annual Meeting of Stockholders to be held on Wednesday, June 3, 2015, at 9:00 a.m. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. In this proxy statement, the “company,” “Skilled Healthcare,” “Genesis Healthcare,” “we,” “us” and “our” mean Genesis Healthcare, Inc., unless otherwise indicated.  On February 2, 2015, Skilled Healthcare Group, Inc. completed its combination (the “Combination”) with FC-GEN Operations Investment, LLC (“FC-GEN”), and changed its name to Genesis Healthcare, Inc.  The Combination was effected pursuant to the terms of a Purchase and Contribution Agreement, dated as of August 18, 2014 and amended as of January 5, 2015 (as so amended, the “Purchase Agreement”), by and between Skilled Healthcare Group, Inc. and FC-GEN.  The Combination, the Purchase Agreement and certain related matters were described in an Information Statement on Schedule 14C that was filed with the SEC on January 9, 2015, and provided to Skilled Healthcare Group, Inc. stockholders of record as of January 8, 2015.

All stockholders of record as of April 8, 2015, are entitled to notice of and to vote at our 2015 Annual Meeting of Stockholders. The annual meeting will be held at our office located at 101 East State Street, Kennett Square, Pennsylvania 19348.  We intend to mail the Notice of Internet Availability of Proxy Materials, or Internet Availability Notice, to certain of our stockholders, and, alternatively, a paper copy of this proxy statement and accompanying proxy card to all other stockholders, on or about April 24, 2015.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to Be Held on June 3, 2015

The notice of the 2015 Annual Meeting of Stockholders, this proxy statement, a proxy card sample and our 2014 Annual Report to Stockholders are available on the investor relations section of our website at www.genesishcc.com.  You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Stockholders Entitled to Vote

Stockholders of record as of the close of business on April 8, 2015, are entitled to notice of, and to vote at, the annual meeting. On all matters to be voted upon at the annual meeting, each holder of our Class A common stock, Class B common stock and Class C common stock is entitled to one vote for each share of Class A common stock, Class B common stock and Class C common stock, respectively, held of record by such holder. You may vote your shares at the annual meeting by attending and voting in person, by voting via the Internet or telephone as described herein, or by having your shares represented at the annual meeting by a valid proxy.

Voting

You may vote by ballot in person at the annual meeting. Alternatively, if your shares are registered directly in your name, you may submit a proxy and vote by using any of the following methods:

•                  By Telephone:  You may use any touch-tone telephone to vote at any time until 11:59 p.m. (Eastern Time) on the day before the meeting, by calling 1-800-690-6903 and following the voice-guided instructions.

•                  By Internet:  You may use the Internet to vote at any time until 11:59 p.m. (Eastern Time) on the day before the meeting, by going to www.proxyvote.com. To vote on the Internet, go to www.proxyvote.com and follow the instructions for Internet voting shown on your proxy card or Internet Availability Notice.

•                  By Mail:  If you received a printed proxy card, you may vote by completing, signing and dating the proxy card and returning it in its accompanying postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

To determine how you may revoke or change your vote submitted via telephone, Internet or mail as described above, please refer to the section below entitled “Revoking Your Proxy; Changing Your Vote.”

If your shares are not registered directly in your name (e.g. you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee.

Your vote is very important. Accordingly, whether or not you plan to attend the annual meeting in person, you should vote by using one of the methods described above.

All properly signed proxies that are received before the polls are closed at the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no instructions are indicated with respect to a particular proposal, they will be voted as follows: (i) “FOR” the election of each of the three nominees for director as described in Proposal 1; (ii) “FOR” the advisory approval of the compensation of our named executive officers as described in Proposal 2; (iii) “FOR” the approval of the Genesis Healthcare, Inc. 2015 Omnibus Equity Incentive Plan as described in Proposal 3; and (iv) “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm as described in Proposal 4.

The enclosed proxy gives Thomas DiVittorio, our Chief Financial Officer, Treasurer and Assistant Secretary, and Michael S. Sherman, our Senior Vice President, General Counsel, Secretary and Assistant Treasurer, or either of them, discretionary authority to vote your shares with respect to all additional matters that might come before the annual meeting, including any motion made for continuance, adjournment or postponement of the annual meeting (including for purposes of soliciting additional votes).

Revoking Your Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy or change your vote at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•                  delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•                  properly delivering a subsequent proxy in one of the manners authorized and described in this proxy statement (such as by mail, via the Internet or by telephone), relating to the same shares and bearing a later date than the original proxy; or

•                  attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Genesis Healthcare, Inc.

Attn: Michael S. Sherman, Secretary

101 East State Street

Kennett Square, PA 19348

If your shares are held in “street name” by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Attendance at the Annual Meeting

All stockholders who choose to attend the annual meeting in person will need to present a valid government-issued photo identification (e.g., a driver’s license, state identification card or passport) at the door to be admitted to the annual meeting. Additionally, if you hold your shares in a stock brokerage account or in the name of a bank or other holder of record and you plan to attend the annual meeting, you will also need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of the close of business on April 8, 2015, the record date for the annual meeting.

Quorum and Votes Required

At the close of business on April 8, 2015, there were 73,587,665 shares of our Class A common stock, 15,511,603 shares of our Class B common stock and 64,449,380 shares of our Class C common stock outstanding and entitled to vote.  Stockholders of record are entitled to one (1) vote, on each proposal, for each share of Class A common stock, Class B common stock and Class C common held by the stockholder. Thus, a total of 153,548,648 votes may be cast on each proposal at the annual meeting. All votes will be tabulated by the inspector of elections appointed for the annual meeting. Michael S. Sherman, our Senior Vice President, General Counsel, Secretary and Assistant Treasurer, and Michael T. Berg, our Deputy General Counsel and Assistant Secretary, have been appointed to serve as inspectors of election at the annual meeting.

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the annual meeting will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum but will not be counted as votes cast. Brokers, banks or other nominees who hold shares of common stock in “street name” for beneficial owners of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that The New York Stock Exchange, or the NYSE, determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker, bank or nominee holds your common stock in “street name,” your broker, bank or nominee is entitled to vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or nominee with this proxy statement. Proposals 1, 2 and 3 are considered “non-routine” matters on which brokers, banks and other nominees may vote only with specific instructions from beneficial owners. The inspector of elections will determine whether a quorum is present.

For Proposal 1, directors will be elected by a plurality of the votes cast at the annual meeting. Thus, the three nominees receiving the greatest number of votes will be elected, assuming there is a quorum present at the annual meeting. Your broker is not entitled to vote on the election of directors without your instruction. As a result, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

Proposal 2, approval on an advisory basis of the resolution approving the compensation of our named executive officers, as described in this proxy statement, requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Therefore, abstentions will have the same effect as votes against the proposal. Brokers do not have discretionary authority to vote on this proposal. Thus, broker non-votes will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

Proposal 3, approval of the Genesis Healthcare, Inc. 2015 Omnibus Equity Incentive Plan, requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Therefore, abstentions will have the same effect as votes against the proposal. Brokers do not have discretionary authority to vote on this proposal. Thus, broker non-votes will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

Proposal 4, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm and thus, broker non-votes are generally not expected to result from the vote on Proposal 4.

No matter currently is expected to be considered at the annual meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters are properly brought before the annual meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, including the expense of preparing and mailing the Internet Availability Notice and the proxy materials for the annual meeting. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock that are beneficially owned by our stockholders send notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in submitting your proxy or have questions regarding the annual meeting, please contact the Genesis Healthcare, Inc. Investor Relations department at (610) 925-2000 or write to: Genesis Healthcare, Inc., Attn: Investor Relations, 101 East State Street, Kennett Square, Pennsylvania 19348.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice.  The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2014 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2014 Annual Report to Stockholders should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Forward-Looking Statements

This proxy statement may contain “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

PROPOSAL 1:  ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws provide that our board of directors will consist of not less than three (3) nor more than nineteen (19) members, with the exact number of directors being set by our board of directors. Our board of directors has set the current number of directors at eleven (11) members. The directors are divided into three (3) classes, with each class serving for a term of three (3) years. At each annual meeting, the term of one class expires. Class I, which currently consists of three (3) members, Robert H. Fish, George V. Hager, Jr., and Arnold Whitman, has a term expiring at the close of our 2015 annual meeting of stockholders. Class II, which currently consists of four (4) members, Robert Hartman, Joshua Hausman, James V. McKeon and David Reis, has a term expiring at the close of our 2016 annual meeting of stockholders.  Class III, which currently consists of four (4) members, James H. Bloem, John F. DePodesta, Steven Fishman and Glenn S. Schafer, has a term expiring at the close of our 2017 annual meeting of stockholders.  We do not currently have any vacancies on our board of directors.

Board Nominees

Based upon the recommendation of our Nominating, Corporate Governance, Quality and Compliance Committee, our board of directors has nominated Robert H. Fish, George V. Hager, Jr. and Arnold Whitman for election as to serve as Class I directors. Proxies cannot be voted for a greater number of persons or different persons than the nominees named. If elected, each director nominee would serve a three-year term expiring at our 2018 Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES.

Composition of the Board of Directors

Set forth below is information as of April 8, 2015 regarding each director nominee and each person whose term of office as a director will continue after the annual meeting.  There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director Since	Class	Term Expires
Robert H. Fish(2)(3)	64	Director	2013	I	2015
George V. Hager, Jr.	59	Chief Executive Officer, Director	2015	I	2015
Arnold Whitman(2)	63	Director	2015	I	2015
Robert Hartman(3)	58	Director	2015	II	2016
Joshua Hausman(3)	39	Director	2015	II	2016
James V. McKeon(3)	50	Director	2015	II	2016
David Reis(2)	54	Director	2015	II	2016
James H. Bloem(1)	64	Director	2015	III	2017
John F. DePodesta(1)(2)	70	Director	2015	III	2017
Steven Fishman	59	Chairman of the Board of Directors	2015	III	2017
Glenn S. Schafer(1)	65	Director (Lead Independent Director)	2006	III	2017

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating, Corporate Governance, Quality and Compliance Committee.

The Purchase Agreement entered into between Skilled Healthcare Group, Inc. and FC-GEN in connection with the Combination provided that each of the parties would take all actions necessary to provide that, at the closing of the Combination (which occurred on February 2, 2015), two (2) individuals designated by Skilled Healthcare Group, Inc., four (4) individuals designated by FC-GEN and five (5) individuals designated jointly by Skilled Healthcare Group, Inc. and FC-GEN would be appointed to our board of directors. The individuals who are currently serving as the members of our board of directors were appointed consistent with that agreement.

Director Biographical Information

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders (Class I)

Robert H. Fish.  Mr. Fish has served as a member of our board of directors since November 2013, when he joined us as Chief Executive Officer.  He served as our Chief Executive Officer until the Combination was completed in February 2015. During his career, Mr. Fish has served as Chairman, President or CEO of a number of healthcare companies. From 2012 until he joined Skilled Healthcare in 2013, Mr. Fish served as Managing Partner of Sonoma-Seacrest, LLC, a California health care firm specializing in strategic planning, performance improvement and merger and acquisition issues. From 2008 to 2012 he served as Chairman of REACH Medical Holdings, a regional air medical transport company, from 2005 to 2006 he served as Executive Chairman of Coram, Inc., a large home infusion provider, from 2003 to 2007 he served as Lead Director of Genesis HealthCare and from 2002 to 2003 he served as Chairman and Chief Executive Officer of Genesis Health Ventures, Inc. (“Genesis Ventures”), a long-term care and institutional pharmacy company and predecessor in interest to Genesis Healthcare Corporation. Since 2013, Mr. Fish has served as a member of the board of directors of the non-profit St. Helena Hospital Foundation in Northern California. Mr. Fish has also served as President and Chief Executive Officer of St. Joseph Health System—Sonoma County and Valleycare Health System, both of which are regional hospital systems in Northern California.

Mr. Fish has extensive experience as a healthcare company executive, including in the long-term care industry.  For these reasons, and his former role as our Chief Executive Officer, our board of directors concluded that Mr. Fish should serve as a director.

George V. Hager, Jr.  Mr. Hager has served as Chief Executive Officer Genesis Healthcare, Inc. since the Combination was completed in February 2015.  From 2003 until February 2015, Mr. Hager served as Chief Executive Officer of Genesis HealthCare, LLC (“Genesis HealthCare”), a principal subsidiary of FC-GEN, and a successor in interest to Genesis Healthcare Corporation. Prior to becoming Chief Executive Officer, he was Executive Vice President and Chief Financial Officer of Genesis HealthCare, and was responsible for corporate finance, information services, reimbursement and risk management. He joined Genesis HealthCare in 1992 as Vice President and Chief Financial Officer and was named Senior Vice President and Chief Financial Officer in 1994. Mr. Hager has over 25 years of experience in the healthcare industry. He spent the first 13 years of his professional career at KPMG, LLP, where he was the partner in charge of the healthcare practice group for the Philadelphia region from 1989 to 1992.

Mr. Hager is a certified public accountant and is a member of the boards of Dickinson College, the Delaware Valley Chapter of the Alzheimer’s Association and the Schwartz Center for Compassionate Care. Previously, he was a member of the board and the Audit Committee chair of both REACH Medical Holdings, Inc., a medical transportation company, and Adolor Corporation, a biopharmaceutical company. In addition, Mr. Hager has served as a member of the board of trustees and the Finance Committee, and as chair of the Audit Committee, of The University of the Sciences of Philadelphia.

Our board of directors has concluded that Mr. Hager should serve as a director based upon his extensive experience as a healthcare company executive, including his longstanding service as Chief Executive Officer of Genesis HealthCare.

Arnold Whitman.  Mr. Whitman is Co-Founder and Chairman of Formation Capital (“Formation Capital”). He has over 25 years’ experience in the seniors housing and healthcare industry. In 1999, Mr. Whitman created Formation Capital as an advisory and equity investment firm for seniors housing and healthcare. Since founding the company, Mr. Whitman has overseen the investment of over $5 billion in seniors housing assets managed by Formation Capital.

Prior to Formation Capital, Mr. Whitman founded Health Care Capital Finance (“HCCF”), a private debt provider, where he developed a successful securitization program for seniors housing assets. Following the merger of HCCF into PRN Mortgage Capital, Mr. Whitman continued to oversee over $2 billion of debt investments into seniors housing and care. Mr. Whitman began his career in healthcare in 1985 as a Director of Acquisitions for MediPlex and then as a Vice President of Meditrust in 1986.

Mr. Whitman is a current board member and Chairman Emeritus of the National Investment Center for Seniors Housing and Care Industries and also serves on the executive board of the American Seniors Housing Association. His other interests in the industry include being a partner in Aging 2.0, a principal in Prime Care Properties, LLC and a board member of Care Institute Group, Inc. He served on the board of FC-GEN until the consummation of the Combination in February 2015.

Mr. Whitman’s extensive experience in the healthcare industry, and particularly with companies who serve seniors, as well as his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners,” led the board of directors to conclude that Mr. Whitman should serve as a member of the board of directors.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders (Class II)

Robert Hartman. Mr. Hartman has been the Chairman of NuCare Services Corp. since 1984, which provides business and financial consulting services to the long term care industry.

Mr. Hartman has over 35 years of development and operational experience in providing senior services ranging from assisted living to post-acute care. He has been involved with the start-up and creation of over 30 businesses primarily related to the healthcare and real estate fields. He sits on the board of Formation Development Group. Additionally, Mr. Hartman is Principal and Founder of Midway Capital Partners, a private equity fund that invests in real estate, hospitality and healthcare development opportunities. He served on the board of FC-GEN until the consummation of the Combination in February 2015.

Mr. Hartman’s civic responsibilities include serving as co-President of the Illinois Council on Long Term Care, a statewide trade association. He served for six years as a Trustee of Northeastern Illinois University and for 18 years as the Chairman of the Board of Trustees of Keshet, an educational, camping and social service organization for individuals with special needs.

The board of directors has concluded that Mr. Hartman should serve as a member of the board of directors due to the great breadth and depth of operational and financial experience that he has in the senior services industry, as well as his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners.”

Joshua Hausman. Mr. Hausman is a Managing Director of Onex Corporation and is actively involved in Onex Corporation’s healthcare investment activities. Mr. Hausman has been with Onex Corporation since 2004 and has served in his current role as Managing Director since January 2013. Prior to joining Onex Corporation, Mr. Hausman worked in the investment banking division of Banc of America Securities LLC as part of the healthcare group. Mr. Hausman has previously served as a director and Chairman of the Audit Committee for the Center for Diagnostic Imaging.

Based upon Mr. Hausman’s extensive experience with healthcare companies, his experience in finance and auditing and his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners,” the board of directors has concluded that he should serve as a director.

James V. McKeon. Mr. McKeon is currently the President of Valentine Associates LLC (“Valentine Associates”), a position he has held since January 2009. Valentine Associates is a Pennsylvania-based consulting firm specializing in finance, strategic planning, performance improvement and merger and acquisition issues. Valentine Associates has performed consulting services for both Skilled Healthcare Group, Inc. and Genesis HealthCare. From January 2009 until December 2014, Mr. McKeon served as a consultant to and officer of Tech Pharmacy Services, Inc., which services five Genesis HealthCare facilities for pharmacy and related supplies. From November 2008 to April 2011, Mr. McKeon was the co-owner and Chief Financial Officer of Primo Sport, Inc., a start-up sports technology firm. From December 2003 to October 2008, Mr. McKeon served as Executive Vice President and Chief Financial Officer for Genesis HealthCare. From June 1994 to December 2003, he held various positions at Genesis Ventures—he was Senior Vice President and Corporate Controller from November 2000 to December 2003, Vice President and Corporate Controller from April 1997 to November 2000 and Director, Finance and Investor Relations from June 1994 to November 1995. Mr. McKeon started his career at KPMG Peat Marwick (“KPMG”), a professional services company, where he worked from September 1986 until June 1994; he held a variety of positions at KPMG during his tenure and was a senior manager upon departure.

Mr. McKeon also serves as a director for Educational Credit Management Corporation (“ECMC”), a not-for-profit focused on ensuring adequate liquidity to finance secondary education, a position he has held since January 2009. Mr. McKeon also serves as Chairman of the Audit Committee for ECMC, a position he has held since May 2011. From January 2006 to January 2012, he was an officer and a director of Tug McGraw Foundation, a not-for-profit focused on quality of life issues for brain tumor patients and families.

Mr. McKeon’s extensive experience in the healthcare industry, as well as his familiarity with Genesis Healthcare, Inc. and its predecessor companies, cause the board of directors to conclude that he should serve as a director.

David Reis. Since 1988, Mr. Reis has been the Chief Executive Officer of Senior Care Development, LLC, a company that specializes in the development and turnaround of distressed continuing care retirement communities. Senior Care Development also has over 25 years of experience in developing and owning standalone skilled nursing facilities and assisted living communities.  Mr. Reis is also the Chief Executive Officer of Falcon Investors, LLC (“Falcon Investors”), a position he has held since 2004. Falcon Investors specializes in the development and turnaround of unique assets, and is the managing member and an owner of the company that developed the St. Regis Deer Valley ski-in/ski-out resort, as well as managing the successful turnaround of MetroSouth Hospital in Blue Island, Chicago. He served on the board of FC-GEN until the consummation of the Combination in February 2015.

The board of directors has concluded that, based upon Mr. Reis’ extensive experience in the healthcare industry, particularly with companies that serve seniors, as well as his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners,” he should serve as a member of the board of directors.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders (Class III)

James H. Bloem. Mr. Bloem retired on December 31, 2013, after 13 years as Senior Vice President, Chief Financial Officer and Treasurer of Humana Inc. (“Humana”), one of the nation’s largest health benefit companies. He joined Humana in 2001 and had responsibility for all of the Humana’s accounting, actuarial, analytical, financial, tax, risk management, treasury and investor relations activities. Mr. Bloem also serves as Chairman of the Board of Directors of ResCare, Inc., as well as a director of Rotech Healthcare, Inc. and a director of Actavis plc. He previously served as a director of Genesis Health Ventures, Inc. from 2001 to 2003. Mr. Bloem’s financial background and experience qualify him as an “audit committee financial expert” under SEC rules.

The board of directors has concluded that Mr. Bloem should serve as a director, based upon his extensive experience in the healthcare industry, including as an executive officer of Humana, as well as his leadership skills and financial knowledge, which enable him to serve as a financial expert on and chairperson of our audit committee.

John F. DePodesta.  Mr. DePodesta co-founded Primus Telecommunications Group, Inc. (“Primus”) in 1994, and served as the company’s Director, Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer and Secretary from 1994 to 2010. Primus was listed as a Fortune 1000 company during its fifth year of operation. From 1994 to 2002, Mr. DePodesta served as the Chairman of the Board of Iron Road Railways, Inc., which he also co-founded. He served as Senior Vice President, Law and Public Policy, of Genesis Ventures from 1996 to 1998. Additionally, from 1994 to 1999, he served as “of counsel” to the law firm of Pepper Hamilton LLP, where he was previously a partner since 1979. Before Joining Pepper Hamilton LLP, Mr. DePodesta served as General Counsel of Consolidated Rail Corporation and General Counsel—Reorganization for the Penn Central Trustees during the period from 1970 to 1979. Since 1994, he has served as a director of Educational Credit Management Corporation, where he is currently Chairman of the Board, Chairman of the Governance and Compensation Committee and Chairman of the Board of Educational Credit Management Corporation’s for-profit and non-profit subsidiaries. Mr. DePodesta also served as a director of Genesis HealthCare from 2003 until 2007, where he was a member of the Audit Committee and the Special Committee. Since August 2011, Mr. DePodesta has served as a director of Sutron Corporation and is currently Chairman of the Governance and Compensation Committee and a member of the Audit Committee. Since April 2010, Mr. DePodesta has served as Managing Director of Dolomite Group, LLC, which provides advisory services to senior executives and public and private governing bodies.

Mr. DePodesta has extensive experience in law and regulation, corporate governance, corporate management, mergers and acquisitions, equity and debt financing, restructuring and working with healthcare and high growth technology companies.  The board of directors has concluded, based upon his experience, that he should serve as a director.

Steven Fishman.  Mr. Fishman is Co-Founder, President and Co-Chairman of Formation Capital. Since Formation Capital’s inception in 1999, Mr. Fishman has invested over $5 billion, comprising over 55,000 seniors housing beds, in senior housing and healthcare services companies. As President, Mr. Fishman leads Formation Capital’s deal origination and fundraising efforts. In April 2011, Mr. Fishman led the sale of the real estate assets of Genesis HealthCare to Health Care REIT for $2.4 billion. He served on the board of FC-GEN until the consummation of the Combination in February 2015. Mr. Fishman has been active in the healthcare and real estate industries for over 30 years. Prior to founding Formation Capital, Mr. Fishman spent 20 years as a CPA serving the health care and real estate industries.

The board of directors has concluded that Mr. Fishman should serve on the board based upon his extensive experience in the healthcare and real estate industries, as well as his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners.”

Glenn S. Schafer. Mr. Schafer has served as a member of our board of directors since April 2006, and served as our Chairman of the Board (non-executive) from November 2013 until February 2015. Since December 2007, Mr. Schafer has served on the board of directors of Janus Capital Group, a NYSE-listed asset manager. He also served on the board of directors of Beckman Coulter, Inc., a NYSE-listed diagnostics and medical device company, from 2002 until the company’s sale in

2011, including as Lead Independent Director beginning in February 2010 and Non-executive Chairman beginning in September 2010. Mr. Schafer serves on the board of directors of the Michigan State University Foundation, a non-profit entity that supports the university’s strategic needs, as well as on the board of directors of GeoOptics, Inc., an environmental earth observation company.

Previously, Mr. Schafer held various positions at Pacific Life Insurance Company (“Pacific Life”), a provider of life insurance products, annuities and mutual funds, having served as Vice Chairman from April 2005 until his retirement on December 31, 2005, President and a director since 1995, Executive Vice President and Chief Financial Officer from 1991 to 1995, Senior Vice President and Chief Financial Officer from 1987 to 1991 and Vice President, Corporate Finance from 1986 to 1987. Mr. Schafer also served as a director of Scottish Re Group Limited, a publicly traded (OTC) global life reinsurance specialist, from 2001 to 2005 and 2007 to 2008.

Mr. Schafer brings financial expertise and demonstrated leadership and governance experience with large NYSE-listed companies to our board of directors. His experience as President and Chief Financial Officer of Pacific Life Insurance Company allows for the contribution of valuable management and financial insight to the board of directors and provides him with a keen understanding of the interplay between our operations and financial results. Mr. Schafer’s experience at Pacific Life, overseeing a wide array of that company’s financial products, coupled with his experience on the audit committee of Janus Capital Group, provide the foundation for applying his knowledge to the day-to-day responsibilities of our audit committee.  For these reasons our board of directors has concluded that Mr. Schafer should serve as a director.

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance guidelines that provide the framework for our overall governance practices. Our board has also adopted a code of conduct, which contains general guidelines for conducting our business that applies to all of our employees, including our principal executive officer, our principal financial officer, our principal accounting officer and our controller. See “— Code of Conduct.” Our corporate governance guidelines and code of conduct can be found on the corporate governance page in the investor relations section of our website at www.genesishcc.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Board Leadership Structure

Our Chairman and Chief Executive Officer roles have been separated since November 2013.  Mr. Hager has served as our Chief Executive Officer, and Mr. Fishman has served as our Chairman of the Board, since immediately following the consummation of the Combination in February 2015.  From November 2013 until February 2015, Mr. Fish served as our Chief Executive Officer and Mr. Schafer served as our Chairman of the Board. Mr. Schafer has served as Lead Independent Director since March 2015.  Our board has determined that it is presently desirable for different individuals to hold the positions of Chief Executive Officer and Chairman of the Board, which enables Mr. Hager to focus more of his time and efforts on his operational leadership responsibilities, and enables Mr. Fishman to similarly focus on his board leadership responsibilities. Additionally, we believe that having an independent director, such as Mr. Schafer, serve as Lead Independent Director facilitates meaningful participation of independent directors in the leadership and functioning of our board of directors.

Four of our eleven current directors are “independent” directors, as defined by New York Stock Exchange standards. To promote open discussion among our non-management directors, our independent directors meet regularly in executive sessions without management participation. Mr. Fishman, as Chairman of the Board, presides over our board meetings, including executive sessions of non-employee directors, and is able to set the agenda of the board meetings and executive sessions and take any follow-up action as he deems necessary.

The board recognizes the importance of regularly evaluating our particular circumstances to determine if our leadership structure continues to serve the best interests of us and our stockholders. To this end, the board from time to time has assessed, and will continue to assess, whether its leadership structure remains the most appropriate for our organization, and it may from time to time elect to make changes to the leadership structure.

During 2014 and through the consummation of the Combination in February 2015, our board of directors consisted of seven members.  Of those seven members, all of the members except Messrs. Schafer and Fish tendered their resignation upon the consummation of the Combination, as contemplated by the agreement governing the transaction.  As contemplated by the Combination and provided in our bylaws, the remaining directors subsequently (following the consummation of the Combination) fixed the number of directors constituting the full board at 11 members, re-designated our Class I directorships as Class III directorships, Class II directorships as Class I directorships, and Class III directorships as Class II directorships, and appointed Messrs. Bloem, DePodesta, Fishman, Hager, Hartman, Hausman, McKeon, Reis and Whitman to fill the resulting vacancies in the applicable classes of directors (as noted in the table above).

Board Independence

We are a “controlled company,” as that term is set forth in Section 303A of the NYSE Listed Company Manual, due to the fact that the holders of a majority of the voting power of our outstanding common stock (the “Voting Group”) have entered into a voting agreement governing, among other things, the election of our directors (the “Voting Agreement”). For as long as we continue to qualify as a “controlled company,” we are not required to comply with certain NYSE standards. Under the NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of our board of directors consist of independent directors, (2) the requirement that the our nominating/corporate governance committee (i.e., our Nominating, Corporate Governance, Quality and Compliance Committee) be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that our Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the Nominating, Corporate Governance, Quality and Compliance Committee and the Compensation Committee.

Our board of directors performs an analysis, at least annually, as to whether each member of our board of directors is an “independent director,” as that term is defined in the applicable NYSE listing standards. In making its independence determination, our board of directors considers all relevant facts and circumstances (of which it is aware), and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. For example, the board considers transactions and relationships between each director (including nominees for director), or any member of his or her immediate family, and us and our subsidiaries and affiliates in each of the most recent three completed fiscal years. Our board of directors also considers whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). Our board of directors considers that in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which some of our directors are or have been officers. Our board of directors also considers any relevant charitable contributions to not-for-profit organizations of which our directors or immediate family members are affiliated. In making its independence determinations, our board of directors considers all relationships between us and the director and the director’s family members of which it was aware.

As a result of its review, our board of directors has determined that, of our current directors, each of Messrs. Bloem, DePodesta, Hausman and Schafer is an independent member of our board of directors under the applicable listing standards of the NYSE. With respect to the persons who served on our board of directors at any time during 2014 and up until the closing of the Combination in February 2015, our board of directors determined that Michael Boxer, Bernard Puckett, Glenn Schafer, Linda Rosenstock and Bruce Yarwood were each independent members under the aforementioned standards. Please see the relationships discussed under “Certain Relationships and Related Transactions” for a description of other relationships considered by our board of directors.

Board Meetings

Our board of directors held 11 meetings during fiscal year 2014. During fiscal year 2014, all directors who were then serving attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of our board of directors of which the director was a member. The Chairman of the Board or his designee, taking into account suggestions from other board members and executive officers, establishes the agenda for each board meeting and the agenda is distributed in advance to each member of our board of directors. Each board member is free to suggest the inclusion of items on the agenda and to raise additional discussion items at the meetings. Our board of directors regularly meets in executive session without management present.  We have a policy that our directors will make reasonable efforts to attend the annual meeting of stockholders. Five of our seven board members who were in office at the time of the 2014 annual meeting of stockholders attended that meeting.

Committees of the Board of Directors

Our board of directors maintains a standing Audit Committee, Nominating, Corporate Governance, Quality and Compliance Committee and Compensation Committee. To view the charter of each of these committees, please visit the corporate governance page in the investor relations section of our website at www.genesishcc.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Because we are a “controlled company,” we elect to utilize some of the exemptions listed above under “—Board Independence,” as described below. At all times during 2014 we had a board of directors comprised of a majority of independent directors. Furthermore, at all times during 2014, all of the members of our Nominating, Corporate Governance, Quality and Compliance Committee (which during 2014 was called the Corporate Governance, Quality and Compliance Committee) were independent directors, and all members of our Compensation Committee (excluding Robert M. Le Blanc) were independent directors. Currently none of the members of our Nominating, Corporate Governance, Quality and Compliance Committee, and one of the members of our Compensation Committee, are directors who have been deemed to be independent under applicable NYSE rules.

The membership of our standing committees as of the April 8, 2015 record date for the annual meeting is as follows:

Director	Independent Under NYSE Standards	Audit Committee	Nominating, Corporate Governance, Quality and Compliance Committee	Compensation Committee
James H. Bloem	Yes	“C”
John F. DePodesta	Yes	*		*
Robert H. Fish	No		“C”	*
Robert Hartman	No		*
Joshua Hausman	Yes		*
James V. McKeon	No		*
David Reis	No			“C”
Glenn S. Schafer	Yes	*
Arnold Whitman	No			*

*  Member

“C”  Chair

Audit Committee

We have a standing Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, and for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accounting firm, our audited and unaudited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter. The Audit Committee has authority to retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the committee believes to be necessary or appropriate.

In fiscal year 2014, Messrs. Boxer (Chair), Puckett and Schafer were the members of the Audit Committee. During fiscal year 2014, the Audit Committee held four meetings. The current members of the Audit Committee, beginning in February 2015, are Messrs. Bloem (Chair), DePodesta and Schafer. Our board of directors has determined that all members of our Audit Committee are financially literate under the current listing standards of the NYSE and are independent under the NYSE standards and the requirements of SEC Rule 10A-3. Our board has also determined that Mr. Bloem qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act of 1934, as amended, or the Exchange Act. In fiscal year 2014, all of the then-serving members of the Audit Committee were determined by the board of directors to be financially literate and independent under the aforementioned standards, and Mr. Boxer qualified as an “audit committee financial expert.”

Nominating Corporate Governance, Quality and Compliance Committee

We have a standing Nominating, Corporate Governance, Quality and Compliance Committee, or Corporate Governance Committee. In fiscal year 2014, Dr. Linda Rosenstock (Chair), and Messrs. Yarwood and Boxer were the members of the Corporate Governance Committee (which was, at the time, called the Corporate Governance, Quality and Compliance Committee). During fiscal year 2014, the Corporate Governance Committee held four meetings. The current members of the Corporate Governance Committee, beginning in February 2015, are Messrs. Fish (Chair), Hartman, Hausman and McKeon.

The purpose of the Corporate Governance Committee is to make recommendations concerning the size and composition of our board and its committees, oversee and evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, evaluate our board and management, and review and oversee our policies and procedures that support and enhance the quality of care provided by our affiliates and compliance with applicable laws, regulations and industry guidelines. The Corporate Governance Committee is responsible for annually considering the appropriate skills and characteristics required of board members in the context of the current make-up of our board of directors and its committees, and making board composition and nomination recommendations to the board of directors.

Our entire board of directors is responsible for nominating members for election to our board of directors and for filling vacancies on our board of directors that may occur between annual meetings of stockholders. The Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire board for prospective board membership. In evaluating the suitability of individuals, the Corporate Governance Committee considers many factors, including:

•                  personal and professional integrity, ethics and values;

•                  experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•                  experience in the company’s industry;

•                  experience as a board member of another publicly held company;

•                  academic expertise in an area of the company’s operations;

•                  diversity of industry experience, gender, ethnicity and other diversity-related factors the committee may deem appropriate; and

•                  practical and mature business judgment, including ability to make independent analytical inquiries.

When formulating its board membership recommendations, the Corporate Governance Committee also considers any advice and recommendations offered by other board members. The Corporate Governance Committee may also review the composition and qualification of the board of directors of our competitors or other companies and may seek input from industry experts.

In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers our board of directors’ and each committee’s annual performance self-evaluations, which address, among other things, the directors’ attendance at meetings and participation in and contributions to the activities of our board of directors. All directors are encouraged to periodically attend director education programs or seminars.

The Corporate Governance Committee evaluates each individual in the context of our board of directors as a whole, with the objective of recommending a group that it feels can best perpetuate success for our company and represent stockholder interests through the exercise of sound judgment. Included in this evaluation is a consideration of the diversity each director or nominee brings to our board, with diversity reflecting varied industry and professional experience, ethnicity and viewpoints, and other factors, as applicable.

The Corporate Governance Committee will consider stockholder recommendations of candidates for the board of directors on the same basis as it considers other candidates. Stockholder recommendations must be submitted to us under the procedures discussed below in “Other Matters — Stockholder Proposals and Nominations,” and should include the information discussed in that section, as required by our bylaws.

Compensation Committee

We have a standing Compensation Committee. In fiscal year 2014 the members of the Compensation Committee were Messrs. Puckett (Chair), Le Blanc, Schafer and Yarwood and Dr. Rosenstock. The Compensation Committee held four meetings in fiscal year 2014. The current members of the Compensation Committee, beginning in February 2015, are Messrs. Reis (Chair), DePodesta, Fish and Whitman. Our board has determined that Mr. DePodesta qualifies as an independent director under applicable NYSE standards.

The Compensation Committee reviews and establishes our compensation philosophy, the compensation of our Chief Executive Officer, and the compensation of all other officers (as that term is defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended. The Compensation Committee also has direct access to third-party compensation consultants, and reviews any grant of stock options, restricted stock or other equity awards to eligible employees under our equity incentive plans.

The Compensation Committee also makes recommendations to our board with respect to our incentive-compensation plans and equity-based plans and reviews and approves all executive officers’ employment agreements and severance arrangements. The Compensation Committee also manages and periodically reviews all annual bonus, long-term incentive compensation and equity incentive plans (including restricted stock plans, long-term incentive plans, management incentive plans and others). The Compensation Committee also determines annually the annual cash bonuses to be awarded to our executive officers and certain members of senior management based upon pre-established financial performance criteria set under our annual performance bonus program. To assist the Compensation Committee, our Chief Executive Officer may make recommendations regarding our other executive officers’ compensation based on his evaluation of the performance of the other executive officer against objectives established at the beginning of each year, the officer’s scope of responsibilities, our financial performance, retention considerations and general economic and competitive conditions. The Compensation Committee is permitted to delegate certain of its responsibilities to a subcommittee of the Compensation Committee.

In addition, the Compensation Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. In 2014 and prior years, the Compensation Committee engaged Pearl Meyer & Partners, LLC, which we refer to as the consultant, to advise the Compensation Committee on an ongoing basis as an independent compensation consultant. The consultant reports directly to the Compensation Committee. While conducting assignments, the consultant interacts with our management when appropriate. Specifically, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and our senior human resources personnel interacted with the consultant from time to time to provide relevant company and executive compensation data. In addition, the consultant may seek feedback from the Chairman of the Compensation Committee, other members of our board of directors or the Chief Executive Officer regarding its work prior to presenting study results or recommendations to the Compensation Committee. The consultant, when invited, attends meetings of the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and the projects to be performed by the consultant. During late 2012 and early 2013, the consultant, at the request of the Compensation Committee, performed a comprehensive review of the competitiveness of our senior management and non-employee director compensation programs.  The consultant was not asked to perform a similar review in 2014. The Compensation Committee may engage the consultant, or another compensation consultant, to conduct reviews of our senior management compensation programs in the future.

After review and consultation with the consultant, the Compensation Committee determined there was no conflict of interest resulting from retaining the consultant during the year ended December 31, 2014.  In reaching this conclusion, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act.  The Compensation Committee anticipates that it will retain Pearl Meyer & Partners, LLC to advise the committee on certain compensation matters in 2015, but under its charter the committee has the discretion to retain (or not retain) compensation and other advisors as it may choose in its discretion.

Risk Oversight

While our board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for overseeing specific areas of risk management, as set forth below. The committees periodically provide updates to the board of directors regarding significant risk management issues and related matters.

Committee	Primary Risk Oversight Responsibility
Audit Committee	Overseeing financial risk, capital risk and financial compliance risk and internal controls over financial reporting.
Compensation Committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers, as further discussed below.
Nominating, Corporate Governance, Quality and Compliance Committee

Evaluating each director’s independence and the effectiveness of our Corporate Governance Guidelines and Code of Conduct, overseeing management’s succession planning and overseeing quality of care and regulatory compliance risks.

We continue to utilize and refine our Enterprise Risk Management, or ERM, program, particularly in light of the recently completed Combination. Employing an ERM program has enabled us to formalize our risk governance procedures and risk philosophy, as well as identify and assess enterprise risks and their potential impact and likelihood of occurrence. Our board of directors plays an important role in the oversight of the ERM program. The ERM program has been designed to be dynamic so that management may respond to a broad range of potential risks on an ongoing basis. Our board of directors receives periodic reports on management’s ERM initiatives, including a baseline identification, prioritization and assessment of potential risks in the areas of operations, regulatory, finance, human resources, strategy, legal and technology, among others. An additional component of the reports to our board of directors is the presentation of proposed responses to identified risks, planning and implementation of control activities designed to mitigate identified or potential risks, and an evaluation of the achievement of objectives.

Communication with the Board of Directors

We provide a process for stockholders to send communications to the board of directors, the non-management directors as a group, or any of the directors individually, including the Lead Independent Director. Stockholders may contact any of our directors, including our non-management directors, by writing to them c/o Office of the General Counsel, Genesis Healthcare, Inc., 101 East State Street, Kennett Square, PA 19348 or by email at lawdepartment@genesishcc.com or by telephone at (610) 925-2000. The Lead Independent Director, with the assistance of the company’s internal legal department, is primarily responsible for monitoring communications from stockholders and providing copies of such communications to the other directors as he or she considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to consider. All communications will be compiled by the Office of the General Counsel and submitted to the board or the individual directors on a periodic basis.

Code of Conduct

We maintain a code of business conduct and ethics (entitled “The Genesis Healthcare Code of Conduct”), which is applicable to our directors, officers and employees and any independent contractors performing functions similar to those of employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The code of business conduct and ethics addresses ethical conduct, commitment to quality care, full, fair and accurate disclosure in documents that we file with the SEC and other regulatory agencies, compliance with laws, regulations and professional standards, and the process for reporting suspected violations of the code. You can access our code of business conduct and ethics, free of charge, on the corporate governance page in the investor relations section of our website at www.genesishcc.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement. In the event of any future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, we intend to disclose such amendments or waivers at the same location on our website identified above.  Our current code of business conduct and ethics was adopted by our board of directors on February 3, 2015, and it superseded our prior code of business conduct and ethics.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock as of April 8, 2015, based on 73,587,665 shares of Class A common stock, 15,511,603 shares of Class B common stock, and  64,449,380 shares of Class C common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of any class of our capital stock; (ii) each director; (iii) our Chief Executive Officer, our Chief Financial Officer, each of our other three most highly compensated executive officers for the year ended December 31, 2014 (collectively, the “Named Executive Officers”); and (iv) all of our current directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

	Shares Beneficially Owned
	Shares of Class A Common Stock	Rights to Acquire Class A Common Stock (1)	Class A Percentage (2)	Shares of Class B Common Stock	Class B Percentage	Shares of Class C Common Stock	Class C Percentage	Percentage of Outstanding Vote
Stockholders holding 5% or more:
Voting Group(3)	36,679,788	60,774,363	72.5%	—	—	60,763,783	94.3%	63.5%
David Reis(4)	4,365,780	9,961,608	17.1%	—	—	9,959,874	15.5%	9.3%
Isaac Neuberger(5)	10,112,210	6,603,616	20.8%	—	—	6,602,466	10.2%	10.9%
Onex Corporation(6)	—	—	—	14,750,623	95.1%	—	—	9.6%
Directors:
James H. Bloem	—	—	—	—	—	—	—	—
John F. DePodesta	—	—	—	—	—	—	—	—
Robert H. Fish	218,639	—	*	—	—	—	—	*
Steven Fishman(7)	36,679,788	60,774,363	72.5%	—	—	60,763,783	94.3%	63.5%
George V. Hager, Jr.(8)	36,679,788	60,774,363	72.5%	—	—	60,763,783	94.3%	63.5%
Robert Hartman(9)	36,679,788	60,774,363	72.5%	—	—	60,763,783	94.3%	63.5%
Joshua Hausman(10)	—	—	—	14,750,623	95.1%	—	—	9.6%
James V. McKeon	—	—	—	—	—	—	—	—
David Reis(4)	4,365,780	9,961,608	17.1%	—	—	9,959,874	15.5%	9.3%
Glenn S. Schafer	35,586	73,007	*	5,917	*	—	—	*
Arnold Whitman(11)	36,679,788	60,774,363	72.5%	—	—	60,763,783	94.3%	63.5%
Other Named Executive Officers:
Paxton Wiffler (former COO)	117,839	—	*	—	—	—	—	*
Christopher N. Felfe (former CFO)	92,589	12,326	*	—	—	—	—	*
Roland G. Rapp (former CAO)	470,801	188,808	*	—	—	—	—	*
Laurie A. Thomas	68,311	5,233	*	—	—	—	—	*
All current executive officers and directors as a group (16 persons)	36,934,013	60,847,370	72.8%	14,750,623	95.1%	60,763,783	94.3%	63.6%

* Less than 1%

(1)                 With respect to our Mr. Felfe, Mr. Rapp and Ms. Thomas, represents shares of Class A common stock which the person has a right to acquire upon exercise of options that are vested as of April 8, 2015 or will vest within sixty (60) days thereafter. With respect to Mr. Schafer, represents shares of Class A common stock which the person has a right to acquire upon settlement of restricted stock units, or RSUs, which are vested as of April 8, 2015, or will vest within sixty (60) days thereafter, and for which settlement has been deferred by Mr. Schafer, as one of our non-employee directors, until the director’s date of separation from our board of directors or until another date more than 60 days after April 8, 2015. Shares of Class A common stock subject to options which are currently exercisable or which will become exercisable within sixty (60) days of April 8, 2015 or subject to RSUs which are currently vested or which will become vested within sixty (60) days of April 8, 2015, are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.  With respect to the Voting Group and to Messrs. Reis, Neuberger, Fishman, Hager, Hartman and Whitman, includes shares of Class A common stock which the person has a right to acquire upon exchange of Class A Common Units of FC-GEN Operations Investment, LLC (“OP Units”) and conversion of shares of our Class C common stock.

(2)                 Giving effect to conversion of all shares of our Class C common stock and exchange of all OP Units held by the named individual or group, including, in the case of the Voting Group and Messrs. Fishman, Hager, Hartman and Whitman, all shares of our Class C common stock and all OP Units held by all members of the Voting Group.

(3)                 According to the Schedule 13D filed by the Voting Group with the SEC on February 12, 2015 and the Schedule 13D/A filed by the Voting Group with the SEC on February 27, 2015.  The Voting Group is comprised of HCCF Management Group, Inc., a Georgia corporation, HCCF Management Group XI, LLC, a Delaware limited liability company, FC Profit Sharing, LLC, a Delaware limited liability company, Arnold Whitman, Senior Care Genesis, LLC, a Delaware limited liability company, OpCo Rok, LLC, a Delaware limited liability company, ZAC Properties XI, LLC, a Virginia limited liability company, Steven Fishman, George V. Hager, Jr., the Robert and Debra F. Hartman Family Trust, Midway Gen Capital, LLC, Robert Hartman, Biret Operating LLC, a Delaware limited liability company, Grandview Investors LLC, a Delaware limited liability company, Max Moxi LLC, a New York limited liability company, GRFC Gazelle LLC, a Delaware  limited liability company, Gazelle Riverside LLC, a Delaware  limited liability company, Gazelle Light LLC, a Delaware  limited liability company, Gazelle Herne Hill LLC, a Delaware  limited liability company, L Gen Associates, a Delaware partnership, Gazelle Sing LLC, a Delaware  limited liability company, Gazelle Costa Brazil LLC, a Delaware  limited liability company, Dreyk LLC, a Delaware  limited liability company, GHC Class B LLC, a Delaware  limited liability company, Sing Investments LLC, a Delaware  limited liability company, and Larts Investments LLC, a Delaware  limited liability company.

(4)                 Includes 4,365,780 shares of our Class A common stock, rights to acquire 9,961,608 shares of our Class A common stock and 9,959,874 shares of our Class C common stock held by a limited liability company of which Mr. Reis is the managing member.

(5)                 According to the Schedule 13D filed by the Voting Group with the SEC on February 12, 2015 and the Schedule 13D/A filed by the Voting Group with the SEC on February 27, 2015.  Includes 10,112,210 shares of our Class A common stock, rights to acquire 6,603,616 shares of our Class A common stock and 6,602,466 shares of our Class C common stock held by limited liability companies of which Mr. Neuberger is the managing member.  The address of Mr. Neuberger is One South Street, 27th Floor, Baltimore, Maryland 21202.

(6)                 According to the Schedule 13D/A filed with the SEC on February 11, 2015 by (i) Onex Corporation, an Ontario, Canada corporation (“Onex”); (ii) Onex Partners LP, a Delaware limited partnership (“OPLP”); (iii) Onex US Principals LP, a Delaware limited partnership (“USLP”); (iv) Onex Real Estate Holdings III Inc., a Delaware corporation (“OREH”); and (v) Gerald W. Schwartz. Onex controls, directly or indirectly, each of OPLP, USLP and OREH. Includes: 11,293,552 shares of our Class B common stock owned by OPLP as to which it is deemed to have shared power to vote and direct the disposition, 68,820 shares of our Class B common stock beneficially owned by USLP as to which it is deemed to have shared power to vote and direct the disposition, and 3,388,251 shares of our Class B common stock beneficially owned by OREH as to which it is deemed to have shared power to vote and direct the disposition. All of our shares of Class B common stock are convertible, on a 1-for-1 basis, into shares of our Class B common stock. Mr. Schwartz is the Chairman, President and Chief Executive Officer of Onex Corporation and owns shares whose collective voting rights entitle him to elect a majority of the members of the Onex board of directors. Onex and Mr. Schwartz each have a pecuniary interest in less than 100% of the shares beneficially owned by OPLP, USLP and OREH. Mr. Schwartz and Onex disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The addresses of the foregoing are: Onex and Mr. Schwartz — 161 Bay Street, P.O. Box 700, Toronto, Ontario, M5J 2S1, Canada; OPLP — 712 Fifth Avenue, New York, New York 10019; and USLP and OREH — 421 Leader Street, Marion, Ohio 43302.

(7)                 Mr. Fishman is a member of the Voting Group. As a result, Mr. Fishman may be deemed to be the beneficial owner of all shares of our Class A common stock, rights to acquire shares of our Class A common stock and shares of our Class C common stock held by each member of the Voting Group.

(8)                 Mr. Hager is a member of the Voting Group. As a result, Mr. Hager may be deemed to be the beneficial owner of all shares of our Class A common stock, rights to acquire shares of our Class A common stock and shares of our Class C common stock held by each member of the Voting Group.

(9)                 Mr. Hartman is a member of the Voting Group. As a result, Mr. Hartman may be deemed to be the beneficial owner of all shares of our Class A common stock, rights to acquire shares of our Class A common stock and shares of our Class C common stock held by each member of the Voting Group.

(10)           Mr. Hausman serves as a Managing Director of Onex. As a result, Mr. Hausman may be deemed to beneficially own the reported securities, which includes shares beneficially owned by Onex, OPLP, USLP and OREH. Mr. Hausman has a pecuniary interest in less than 100% of such shares, and he disclaims beneficial ownership of these securities.

(11)           Mr. Whitman is a member of the Voting Group. As a result, Mr. Whitman may be deemed to be the beneficial owner of all shares of our Class A common stock, rights to acquire shares of our Class A common stock and shares of our Class C common stock held by each member of the Voting Group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2014 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a), except that, due to an administrative oversight, John Mitchell, our former Senior Vice President of Legal Affairs and Chief Compliance Officer, filed a late Form 4 in March 2014 to report his receipt of a grant of restricted stock, subject to our standard time-based vesting requirements, in February 2014, and Laurie Thomas, our former President, Ancillary Business, filed a late Form 4 in January 2015 to report her forfeiture to the company of shares of previously-granted restricted stock to satisfy the tax withholding obligations associated with a vesting of that restricted stock.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2014, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights.  Upon the consummation of the Combination in February 2015, the vesting of substantially all of the then-outstanding awards reflected in the table below was accelerated.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Plans approved by stockholders	782,622	$9.35	1,110,274
Plans not approved by stockholders	—	—	—
Total	782,622	$9.35	1,110,274

(a)         Represents options to purchase 372,152 shares of common stock and restricted stock units covering 356,470 shares of common stock in each case outstanding as of December 31, 2014 under the Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan, or the 2007 Plan.

(b)         Represents the weighted-average exercise price of outstanding options under the 2007 Plan. No exercise price is payable in connection with the issuance of shares covered by the restricted stock units outstanding as of December 31, 2014.

(c)          Represents the number of shares that remained available for issuance under the 2007 Plan as of December 31, 2014. As of April 18, 2015, 1,827,810 shares remained available for issuance under the 2007 Plan.

OUR EXECUTIVE OFFICERS

The following sets forth biographical information regarding our executive officers (as defined in applicable SEC rules) as of April 8, 2015, other than our Chief Executive Officer, Mr. Hager, whose biographical information is set forth above under “Director Biographical Information.”  All of our current executive officers assumed their respective roles, as they relate to Genesis Healthcare, Inc., upon the completion of the Combination in February 2015.

Thomas DiVittorio, 46, Chief Financial Officer. Mr. DiVittorio has served as Senior Vice President and Chief Financial Officer of Genesis HealthCare since 2008. He has served in various corporate finance positions since joining Genesis HealthCare in 1996. Before becoming Senior Vice President and Chief Financial Officer, Mr. DiVittorio served as Vice President, Corporate Controller and Chief Accounting Officer, and was responsible for Genesis HealthCare’s accounting policy, financial reporting and budgeting. Prior to joining Genesis HealthCare, Mr. DiVittorio was employed by KPMG, LLP. Mr. DiVittorio is a certified public accountant.

Robert A. (“Mike”) Reitz, 65, Executive Vice President and Chief Operating Officer. Mr. Reitz has served as Executive Vice President and Chief Operating Officer of Genesis HealthCare since 2003, and in the same capacity for Genesis Healthcare, Inc. since the consummation of the Combination in February 2015. He has served in multiple operating positions since joining Genesis HealthCare in 1992. Prior to joining Genesis HealthCare, Mr. Reitz served in various positions in the long-term care field, including in day to day operations and as an Administrator, Regional Director, Corporate Director of Human Resources, Vice President of Operations and Vice President of Administration and Product Development. Mr. Reitz has also had significant involvement in the Alzheimer’s Association of Greater Maryland, where he has served as a Board member and Chapter President.

Michael S. Sherman, 46, Senior Vice President, General Counsel, Secretary and Assistant Treasurer. Mr. Sherman has served as Senior Vice President, General Counsel, Secretary and Assistant Treasurer of Genesis HealthCare since 2009, and in the same capacity for Genesis Healthcare, Inc. since the consummation of the Combination in February 2015. Mr. Sherman previously served as Genesis HealthCare’s Assistant General Counsel from 1997 to1999, as Vice President and Deputy General Counsel, Strategic Development, from 1999 to 2004, and as Senior Vice President, Mergers and Acquisitions, from 2006 until 2009.

JoAnne Reifsnyder, PhD., 56, Senior Vice President, Clinical Operations, and Chief Nursing Officer. Dr. Reifsnyder has served as Senior Vice President, Clinical Operations, and Chief Nursing Officer of Genesis HealthCare since 2012, and as Chief Nursing Officer of Genesis Healthcare, Inc. since the consummation of the Combination in February 2015. Prior to joining Genesis HealthCare, Dr. Reifsnyder was Senior Vice President of Care Transitions for CareKinesis and Program Director, Health Policy, at Jefferson School of Population Health, and has held numerous other administrative, clinical and academic positions spanning a 35-year career. She was formerly the President of the Board of Directors for the Hospice and Palliative Nurses Association, and currently serves on the Board of the Hospice Foundation of America. She is a member of the American Nurses Association (ANA), the American Organization of Nurse Executives (AONE), the National Gerontological Nurses Association (NGNA) and Sigma Theta Tau International, the Honor Society of Nursing. Dr. Reifsnyder completed a postdoctoral fellowship in psychosocial oncology at the University of Pennsylvania School of Nursing, and holds a PhD in nursing from the University of Maryland, a Master’s Degree in nursing from Thomas Jefferson University, and a BSN from Holy Family College. She holds an appointment as Adjunct Assistant professor in the School of Nursing at the University of Pennsylvania.

Dan Hirschfeld, 57, Executive Vice President and President, Genesis Rehabilitation Services, Respiratory Health Services and CareerStaff Unlimited. Mr. Hirschfeld joined Genesis HealthCare in 2005 as Senior Vice President of Rehab Services. He has served in his current capacity of Executive Vice President and President, Genesis Rehab Services, which is one of our wholly owned subsidiaries, since 2008. Prior to joining Genesis HealthCare, Mr. Hirschfeld held senior executive positions with a variety of privately held and publicly held companies with operations throughout the United States. Mr. Hirschfeld serves on the Board of Directors for The National Association for the Support of Long Term Care (NASL), the Assisted Living Federation of America (ALFA) and Regal Bancorp Inc., and on the Board of Trustees of Harcum College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion & Analysis describes our executive compensation programs for our 2014 fiscal year Named Executive Officers, who were:

•                  Robert H. Fish, Chief Executive Officer;

•                  Christopher N. Felfe, Chief Financial Officer;

•                  Paxton Wiffler, Chief Operating Officer (beginning May 2014);

•                  Roland G. Rapp, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary; and

•                  Laurie A. Thomas, President, Ancillary Business.

As indicated under “Executive Officers” above, the service of each of the foregoing individuals as an executive officer of our company ended in February 2015.

The 2014 compensation decisions were made by our Compensation Committee as it existed prior to the Combination. None of the persons who were members of the Compensation Committee at that time are members of our Compensation Committee post-Combination. Unless otherwise expressly noted, this Compensation Discussion and Analysis relates to compensation decisions made for 2014 by the Compensation Committee that was in place prior to the Combination. In connection with the Combination, we entered into employment agreements with our current executive officers in February 2015. Our recently reconstituted Compensation Committee and board of directors are in the process of evaluating our executive compensation programs and may make changes to those programs for 2015, as well as from time to time thereafter.

Executive Compensation Highlights

At our annual stockholder meeting in 2014, our stockholders approved the advisory vote on executive compensation of our Named Executive Officers, with over 95% of shares eligible to vote on the matter being cast in favor of approval. In light of this support, and the overall facts and circumstances relating to our business at the time, the Compensation Committee did not change the overall design of our compensation programs during 2014. The Compensation Committee took a measured approach by not increasing any base salaries, bonus opportunities or target equity award values for our Named Executive Officers.

Good Governance and Best Practices

We are committed to strong governance standards for our compensation programs, as evidenced by the practices and policies listed below.

•                  Named Executive Officers were not entitled to additional severance benefits upon a change in control.

•                  Our annual performance bonus program for 2014 emphasized quality care and risk mitigation by providing:

•                  for a reduction in the size of the total bonus pool and of each individual’s bonus opportunity following the decertification of any facility or agency, as applicable;

•                  the Compensation Committee with the authority to recoup performance-based compensation in the event of a material restatement of our financial statements; and

•                  a cap on the amount of bonus a Named Executive Officer may earn based on our achievement of certain corporate performance objectives.

•                  Historically, a significant component of our equity incentives granted to Named Executive Officers consisted of long-term performance-based awards.

•                  We have maintained meaningful stock ownership guidelines that are intended to align our executives’ long-term interests with those of our stockholders and discourage excessive risk-taking.

2014 Compensation Program

Role of the Compensation Committee

The Compensation Committee of our board of directors develops our executive compensation policies and determines the amounts and elements of compensation for our Named Executive Officers. Our Named Executive Officers for our fiscal year 2014 are listed above.

In 2014, our Compensation Committee consisted of three independent directors and one non-independent director as defined under NYSE rules. The Compensation Committee’s duties and responsibilities include evaluating executive, non-employee director and non-executive compensation plans, policies and programs for us and our subsidiaries. The Compensation Committee’s function is described in detail in its charter, which has been approved by our board of directors.

Compensation Philosophy & Objectives

We believe that compensation should reinforce business performance and attract, retain and reward the performance of executives and employees who we believe are critical to our success. Our philosophy and approach to compensation seeks to:

•                  Provide competitive total compensation opportunities that allow us to attract, retain and motivate critical executive talent;

•                  Tie a significant portion of executive compensation to company and individual performance via short- and long-term incentive programs and equity awards; and

•                  Provide incentives, particularly equity incentives, that align our executives’ and employees’ interests with those of our stockholders, creating an ownership culture focused on building our long-term value.

We monitor achievement of these strategies and our competitive posture relative to the market through the market review process described below under “— Determination of Forms and Amounts of Compensation — Compensation Levels and Market Competitiveness Review.”

Compensation Structure

Although the structure may vary over time, including in light of the Combination, our executive compensation program has historically contained four main components:

•                  Base salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise and individual performance;

•                  Annual cash bonus — variable cash incentive compensation designed to reward attainment of company and individual performance objectives, with target award opportunities expressed as a percentage of base salary;

•                  Long-term equity incentives — stock-based awards, including stock options and restricted stock, and performance-vested restricted stock that reflect the performance of our common stock, align executive officer and stockholder interests and encourage executive retention during the vesting period; and

•                  Benefits and limited perquisites — including severance benefits, insurance benefits and certain other perquisites.

We believe that the elements of compensation identified above produce a well-balanced mix of security-oriented, retentive and at-risk compensation through base salary, benefits and perquisites and both short- and long-term performance incentives. Base salary, benefits and perquisites provide our executives with a measure of security as to the minimum level of remuneration they will receive. The annual cash incentive and long-term equity incentive components are intended to motivate the executive to focus on the business metrics that will produce a high level of value creation over the long-term. We believe that this approach not only enhances stockholder value and long-term wealth creation for our executives, but also reduces the risk that our critical executives will leave us to pursue other opportunities with competitors or otherwise.

We have historically considered the following factors when determining the allocation among current and long-term (equity) and cash and non-cash compensation each year: our short and long-term business objectives, our compensation philosophy, competitive trends within our industry and the importance of creating a performance-based environment that ties a significant portion of each executive’s compensation to the achievement of performance targets and increasing stockholder value. When considering a proposed compensation package for an executive or key employee, we consider the compensation package as a whole, as well as each element of total compensation individually.

Determination of Forms and Amounts of Compensation

The level and mix of compensation for our Named Executive Officers is also determined based on the Compensation Committee’s understanding of compensation levels for similar positions in the industry and the marketplace at large.

Compensation Consultants. The Compensation Committee has the authority to engage the services of independent compensation consultants to provide advice in connection with making executive compensation determinations. In late 2012, the Compensation Committee retained Pearl Meyer & Partners, LLC (“PM&P”) to conduct a compensation review of our then-current executive officers, including the Named Executive Officers who were with our company at that time.  PM&P delivered its report (the “2013 Report”) to the Compensation Committee in early 2013.  The 2012/2013 engagement built on previous compensation reviews and advice that PM&P had periodically provided to the Compensation Committee since 2007.  The 2013 Report was a comprehensive review of all components of our executive compensation programs.  From time to time, PM&P also provides the Compensation Committee with guidance regarding the administration of our executive compensation programs.  Consistent with the 2013 Report, the Compensation Committee did not significantly alter the compensation programs applicable to our Named Executive Officers for 2014, which largely continued the compensation programs unchanged, in both types and potential amounts of compensation, from 2013.  The Compensation Committee also consulted with PM&P from time to time later in 2013, including in conjunction with our hiring of Mr. Fish to serve as our Chief Executive Officer in late 2013 and establishing his compensation.

While conducting assignments, PM&P has historically interacted with our management when appropriate. Specifically, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and our senior human resources personnel have interacted with PM&P to provide relevant company and executive compensation data. In addition, from time to time PM&P has sought feedback from the chairman of the Compensation Committee, other members of our board of directors or our Chief Executive Officer in connection with PM&P’s work prior to presenting study results or recommendations to the Compensation Committee.

In the years PM&P has been retained, PM&P has provided only services directed by the Compensation Committee related to executive compensation and services directed by the Corporate Governance Committee related to director compensation. PM&P has not provided any other services to us.

Market Competitiveness Review. In preparing the 2013 Report, competitive compensation levels were analyzed utilizing a combination of data reported for a peer group of industry competitors and compensation survey data.  The survey data augmented the peer group data in order to develop “market consensus” compensation levels for each applicable executive. Market consensus levels generally represented an equal (50%/50%) blend of peer group and survey data. The Compensation Committee historically targeted total direct compensation between the 50th and 75th percentile market levels for our top executives as a group, assuming company, business unit and individual performance objectives are met at target levels.

Peer Group/Market Levels. For the 2013 Report, peer group data was analyzed from public filings (i.e., peers’ proxy statements reporting on fiscal year 2011 compensation) for specific companies that the Compensation Committee considered appropriate comparisons for the purposes of evaluating the market competitiveness of our executive compensation. Our management and the Compensation Committee worked with PM&P to develop a list of peer companies that the Compensation Committee determined to be appropriate to include in our peer group because they are similar to us in terms of industry and size. The peer group included companies with retirement/aged care, medical nursing homes, medical outpatient/home medicine, and/or physical therapy/rehabilitation center operations, with comparable market capitalization and revenues. The following companies comprised our peer group for purposes of the 2013 Report:

Advocat, Inc. Amedisys, Inc. Brookdale Senior Living, Inc. Capital Senior Living, Inc. Emeritus Corp. Ensign Group, Inc.	Five Star Quality Care Inc. Gentiva Health Services, Inc. LHC Group, Inc. Lincare Holdings, Inc. National Healthcare Corp. Sun Healthcare Group Inc. Sunrise Senior Living, Inc.

The median market capitalization of our peer group was approximately $453 million as of October 31, 2012. The trailing twelve month revenue of our peer group ranged from approximately $298 million to approximately $2.7 billion, with the median revenue of the peer group being approximately $1.4 billion. Our market capitalization was approximately $307 million, and our trailing twelve month revenue was approximately $868 million, as of October 31, 2012.  Additionally, two other companies, Kindred Healthcare, Inc. and Select Medical Corp., were considered for comparisons to certain features of our annual incentive and long-term incentive programs, as well as equity share utilization and ownership.  Those two companies are in our industry, but are considerably larger than we are, and therefore including them for comparison purposes was deemed useful and appropriate for some portions of the review but not for others.

As discussed above, compensation survey data augmented the peer group data in order to develop “market consensus” compensation levels for each applicable executive.

The survey data were based on five surveys, including the following two published compensation surveys, plus two private survey sources of executive compensation data from companies across all industries, and an additional private survey source of manager and executive compensation in hospitals and health systems:

•                  Towers Watson — 2012 Top Management Compensation (all industries); and

•                  Mercer — 2011 Integrated Health Network Compensation (hospital/facility system).

PM&P matched our executive officer positions to survey data for the comparable positions at organizations whose revenue level was similar to ours.  Equal weighting was given to the general and healthcare industry survey sources.

The results of the 2013 competitive review indicated that total target direct compensation — base salaries, annual target performance-based bonuses and the annual value of long-term incentive/equity awards — for our Named Executive Officers as a group (all five positions combined) was close to the 50th percentile market level. In addition, the 2013 Report indicated that, in the aggregate but with some variation by position, our executive officers’:

•                  Base salaries were at approximately the 50th percentile market level;

•                  Actual bonuses for 2011 (the most recent year then available) fell between the market 50th and 75th percentile market level;

•                  Target bonuses approximated the market 75th percentile for actual bonuses, but their target bonus percentages were generally aligned with market 50th percentile target bonuses;

•                  Actual cash compensation was approximately 6% above the market 50th percentile;

•                  Target total cash compensation was approximately 12% below the market 75th percentile actual total cash compensation;

•                  Long-term incentive award values for 2012 were approximately 21% below the market 50th percentile;

•                  Actual total direct compensation was approximately 7% below the market 50th percentile; and

•                  Target total direct compensation is at approximately the market 50th percentile.

In making its Named Executive Officer compensation decisions for 2014, the Compensation Committee considered the information contained in the 2013 Report. Consistent with 2013, the Compensation Committee did not significantly alter the compensation programs applicable to our Named Executive Officers from the programs that were previously established by the Compensation Committee.  Salaries and target bonus levels for the Named Executive Officers were not changed from 2013.

Management Involvement. The Compensation Committee has from time to time requested certain of our senior executives, including our Chief Executive Officer, to be present at Compensation Committee meetings where executive compensation and company, business unit and individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only Compensation Committee members vote on decisions made regarding executive compensation, and in some instances only the independent members of the Compensation Committee vote on applicable matters. Compensation decisions for all the Named Executive Officers are made by the Compensation Committee.  To supplement their deliberations and analysis regarding executive compensation, the Compensation Committee from time to time requests that our Chief Executive Officer provide recommendations or input regarding other Named Executive Officers’ compensation, based on his evaluations of the other Named Executive Officers’ performance relative to their individual performance objectives established under our annual performance bonus program and in consideration other past achievements and other subjective factors.  The Compensation Committee from time to time requests that the Chief Executive Officer provide a self-assessment of his performance as well.

2014 Named Executive Officer Compensation

Total compensation for our Named Executive Officers consists of base salary, annual cash performance bonus and equity awards.

Base Salary

Base salary levels and any adjustments to those levels for each individual Named Executive Officer are reviewed each year by the Compensation Committee, and may be based on factors such as our overall performance, new roles and/or responsibilities assumed by the Named Executive Officer, the performance of the Named Executive Officer’s area of responsibility, the Named Executive Officer’s impact on strategic goals, the length of service with us, whether our employees in general have recently received wage increases, or revisions to our compensation philosophy. However, no specific weighting is applied to any one factor and the process ultimately relies on the subjective judgment of the Compensation Committee. The Compensation Committee determined to not increase the base salaries of our Named Executive Officers in 2014, other than for Ms. Thomas, whose base salary was increased from $340,000 to $375,000 in light of the Compensation Committee’s further assessment of the significantly increased roles and responsibilities that she assumed in connection with a promotion she received in late 2013, and for Mr. Felfe, whose base salary was increased from $340,000 to $375,000 when his Chief Financial Officer role was no longer “interim.”  The salary amount reflected in the table for Mr. Wiffler, who joined our company in May 2014, is an annualized amount.

Name	2014 Base Salary
Robert H. Fish	$700,000
Paxton Wiffler	$500,000
Christopher N. Felfe	$375,000
Roland G. Rapp	$400,000
Laurie A. Thomas	$375,000

Annual Performance Bonus Program

We believe that annual performance-based cash bonuses play an important role in providing incentives to our executives to achieve near-term performance goals. Our Named Executive Officers are eligible to receive cash bonuses based upon the achievement of certain company and individual objectives under our Annual Performance Bonus Program, or Performance Program. The Compensation Committee determines a target bonus as a percent of base salary for the Named Executive Officers.

In the first quarter of 2014, the Compensation Committee established a detailed set of company and individual performance objectives applicable to each executive for the year, based on company and individual objectives established as part of the annual operating plan process. With respect to executive level new hires and mid-year promotions, the Compensation Committee has historically established a similar set of individual performance objectives in connection with their hire or promotion (if applicable). The Compensation Committee works with the Chief Executive Officer to develop final performance goals that are set at levels the Compensation Committee believes are challenging, but reasonable, for management to achieve. At the end of each year, the Compensation Committee determines the level of achievement for each performance goal and determines the resulting bonus levels. Actual bonuses are approved by the Compensation Committee and typically paid to the executives in the first quarter of the subsequent fiscal year.

2014 Target Bonus Opportunities

In the first quarter of 2014, the Compensation Committee approved the Performance Program for calendar year 2014. The table set forth below shows target bonus opportunities as a percentage of each Named Executive Officer’s base salary.  Of the applicable target bonus percentage, 50% (or, in Ms. Thomas’ case, 20%) was based on the achievement of consolidated company financial objectives, and the remaining portion was based on the achievement of individual objectives, which included financial and other operational, quality and compliance objectives related to the particular participant’s area of oversight. For Mr. Wiffler, who commenced employment with our company on May 8, 2014, pursuant to the terms of his employment agreement his bonus payment, if any, for 2014 would be prorated downward by 1/3 to reflect that he joined our company after roughly 1/3 of the year had elapsed.

Name	Target Bonus Opportunity (% of Base Salary)
Robert H. Fish	100%
Paxton Wiffler	75%
Christopher N. Felfe	60%
Roland G. Rapp	60%
Laurie A. Thomas	50%

2014 Performance Objectives and Criteria

The performance objectives under our 2014 Performance Program were established for the following three major areas:

•                  2014 consolidated adjusted earnings per diluted share, or adjusted EPS (in addition, Ms. Thomas was eligible to receive a bonus based on our rehabilitation therapy segment achieving a specified adjusted EBITDA target in 2013);

•                  working capital as measured by free cash flow (or, in the case of Ms. Thomas, days sales outstanding, or DSO, targets individualized for her areas of responsibility); and

•                  individual objectives that were tailored to each executive’s role, as noted above.

Additionally, in order for any of the Named Executive Officers to be eligible for a bonus for 2014, the company was required to meet or exceed an adjusted EBITDA target of 90% of our budgeted consolidated EBITDA for the year.

Adjusted EPS. Given the emphasis that stockholders place on earnings per share, or EPS, and the potential effect EPS performance may have on our stockholder value, the Compensation Committee utilized an adjusted EPS measure as the performance criteria for determining a portion of the 2014 cash bonuses for our Named Executive Officers as illustrated by the table below. We define adjusted EPS as net income/loss (determined in accordance with generally accepted accounting principles, or GAAP) per diluted share, adjusted for gains/losses on asset sales, discontinued operations, provision for income taxes and other items that we believe are not indicative of our underlying business performance. For 2014, adjusted EPS included adjustments for organization restructuring costs, exit costs related to divested facilities, legal expenses for non-routine matters, losses at a skilled nursing facility not at full operation, governmental investigation expense, impairment of long-lived assets, debt modification/retirement costs and Combination-related expenses.

Adjusted EBITDA (Laurie Thomas). For Ms. Thomas, an adjusted EBITDA measure of performance for our rehabilitation therapy segment and for our hospice and home health segment was selected as additional performance criteria because the Compensation Committee determined it to be a relevant indicator of the operational achievements of those segments, which were key focuses of Ms. Thomas’ position. We define EBITDA as net income/loss (determined in accordance with GAAP) before depreciation, amortization, interest expense (net of interest income) and provisions for income taxes, and adjusted EBITDA as EBITDA adjusted for discontinued operations, gains/losses on asset sales, changes in accounting principle, debt retirement costs and other items that we believe are not indicative of our underlying business performance, including those referenced above.

Adjusted EBITDA and adjusted EPS are non-GAAP measures. For a reconciliation of these measures to their GAAP counterparts, see Item 6 (Selected Financial Data) of our Annual Report on Form 10-K filed with the SEC on February 20, 2015 (in the case of adjusted EBITDA) and the reconciliation tables in our earnings release for the quarter ended December 31, 2015, furnished as Exhibit 99.1 to our Current Report filed on Form 8-K on February 20, 2015 (in the case of adjusted EPS, also referred to as adjusted net income per diluted share).

Working Capital. The working capital target for the Named Executive Officers, other than Ms. Thomas, was a function of a target free cash flow amount established by the Compensation Committee. For Ms. Thomas, the working capital target was a function of days sales outstanding, or DSO, targets individualized for our rehabilitation therapy segment and hospice and home health segment. The working capital targets for each executive could be characterized as “attainable,” meaning that based on historical performance, although attainment of this performance level is uncertain, it could reasonably be anticipated that target performance would be achieved.

2014 Total Bonus Potential

The table below outlines each performance objective and the potential cash bonus that could be awarded for the attainment of each objective for 2014.

	Potential Bonus Based on 2014 Adjusted EPS
Name	Threshold ($0.25) (1)	Target ($0.31) (1)	Stretch For Each $0.01 over Target (2)	Potential Bonus for Achieving Segment Performance Target		Potential Bonus for Achieving Working Capital Target	Potential Bonus for Achieving Individual Objectives (3)	Target Bonus Potential (4)
Robert H. Fish	$87,500	$350,000	$17,500	n/a		$35,000	$315,000	$700,000
Paxton Wiffler(5)	$46,875	$187,500	$9,375	n/a		$18,750	$168,750	$375,000
Christopher N. Felfe(6)	$28,125	$112,500	$5,625	n/a		$11,250	$101,250	$225,000
Roland G. Rapp	$30,000	$120,000	$6,000	$ n/a		$12,000	$108,000	$240,000
Laurie A. Thomas(6)	$9,375	$37,500	$1,875	$56,250	(7)	$18,750	$75,000	$187,500

(1)         The threshold 2014 adjusted EPS of $0.25 was required to be met in order to be eligible for the cash bonus for the adjusted EPS performance metric. In the event the 2014 adjusted EPS was greater than $0.25, the amount of cash bonus for the adjusted EPS component would be interpolated for adjusted EPS between $0.25 and $0.31.

(2)         The Compensation Committee determined that for every $0.01 of adjusted EPS in excess of $0.31 (the 2014 Performance Program adjusted EPS target), up to a maximum adjusted EPS of $0.51, the executive would be awarded a “stretch bonus” that is above the target adjusted EPS bonus potential provided above.

(3)         The Compensation Committee established individual objectives, tailored to gauge the operational performance of each executive in their respective role, as well as quality and compliance objectives intended to manage risks related to the particular participant’s area of oversight. The executive was required to accomplish each of these objectives, as determined by the Compensation Committee, in its sole discretion, to be eligible to receive the full amount of this portion of the cash bonus. The Compensation Committee also had sole discretion to award a partial amount of the bonus related to the achievement of the individual objectives if the executive achieved some, but not all, of the objectives.

(4)         Represents the amount that would be earned for achieving the target adjusted EPS for 2014, achieving the applicable working capital targets, achievement of all individual objectives, and, in Ms. Thomas’s case, achieving the rehabilitation therapy segment and hospice and home health adjusted EBITDA performance targets.  Does not reflect or represent any assumption that a “stretch” bonus with respect to 2014 adjusted EPS or 2014 segment EBITDA, as applicable, would be earned.

(5)         For Mr. Wiffler, who commenced employment with our company on May 8, 2014, pursuant to the terms of his employment agreement his bonus payment, if any, for 2014 would be prorated downward by 1/3 to reflect that he joined our company after roughly 1/3 of the year had elapsed.

(6)         As noted above under “—2014 Named Executive Officer Compensation—Base Salary,” Mr. Felfe’s and Ms. Thomas’ base salaries were each increased during 2014 to $375,000.  While the structures of their respective bonus plans were not changed in connection with their salary increases, their salary increases effectively increased their potential bonus payouts because the potential payouts are a function of their base salaries.  The information for Mr. Felfe and Ms. Thomas in this table reflects their respective potential bonus payouts on a post-increase basis.  Their bonuses were not prorated to give effect to the mid-year salary increases.

(7)         Under the 2014 Performance Program, Ms. Thomas was entitled to receive a bonus of $14,063 if the adjusted EBITDA of our rehabilitation therapy segment was at least 90.0% of the segment’s budgeted EBITDA for 2014. She was also entitled to receive a bonus of $14,063 if the adjusted EBITDA of our hospice and home health segment was at least 90.0% of the segment’s budgeted EBITDA.  Furthermore, if the respective segment’s adjusted EBITDA for 2014 was 100% of budget, then the respective bonus for that segment would be $28,125. Ms. Thomas’ rehabilitation therapy segment adjusted EBITDA-based threshold and target bonus amount could be characterized as “attainable,” meaning that based on historical performance, although attainment of the performance level was uncertain, it could reasonably be anticipated that target performance would be achieved. Her hospice and home-health segment adjusted EBITDA-based threshold and target bonus amount could be characterized as being less likely to be attained.  Furthermore, amounts in excess of 100% of budget for the respective segments were considered less likely to be attained, but still reasonable, and in consideration thereof the Compensation Committee imposed a cap (at 115.0% of budget) on Ms. Thomas’ respective segment adjusted EBITDA-based bonus component.

The following table briefly outlines the individual performance objectives established for each of the Named Executive Officers for 2014. The Compensation Committee may take into account these and any other factors it deems appropriate in determining the executives’ bonus payouts based on individual performance. The Compensation Committee does not attempt to quantify, rank or assign relative weight to the various individual objectives for a Named Executive Officer and no individual objective was material to the Compensation Committee’s bonus decision.

Name	Individual Performance Objectives
Robert H. Fish

(1) Fill key roles and develop management team; (2) Develop and obtain board approval of new strategic direction; (3) Evaluate and take action with respect to underperforming assets; (4) Coordinate revised strategy to mitigate legal and regulatory risks; and (5) Attend to quality and compliance initiatives in area(s) of responsibility.

Paxton Wiffler

(1) Drive operating efficiencies; (2) Optimize capital spending; (3) Improve communications with applicable governmental authorities; (4) Develop and strengthen operational management team; and (5) Attend to quality and compliance initiatives in area(s) of responsibility.

Christopher N. Felfe

(1) Continue HUD financing efforts; (2) Execute on appropriate refinancing and working capital management; (3) Ensure compliance with debt covenants; (4) Lead information technology department restructuring, including hiring of new Chief Information Officer; (5) Evaluate cost structure and implement appropriate cost reduction strategies; (6) Develop and strengthen direct reports; and (7) Attend to quality and compliance initiatives in area(s) of responsibility.

Roland G. Rapp

(1) Ensure that we operate ethically and in compliance with SEC requirements; (2) Direct compliance with SEC and NYSE filing requirements; (3) Collaborate with Chief Executive Officer to coordinate management of significant legal and regulatory matters; (4)  Manage legal aspects of acquisitions and divestitures efficiently and effectively; (5) Resolve lawsuits at prudent levels and with efficient utilization of insurance programs and without adverse effects on participation in healthcare programs; and (6) Attend to quality and compliance initiatives in area(s) of responsibility.

Laurie A. Thomas

(1) Work with Chief Executive Officer to evaluate strategic opportunities for areas of responsibility; (2) Fill key roles and develop management team; (3) Complete rollout of point of service handheld technology for rehabilitation therapy segment; (4) Drive effectiveness in hospice operations; (5) Coordinate with legal and compliance departments to manage risk; and (6) Attend to quality and compliance initiatives in area(s) of responsibility.

The 2014 Performance Program, continuing policies previously adopted in 2009, included the following features designed to link pay to performance and, in the case of (iii) and (iv) below, link incentive compensation opportunities to quality services and minimize incentives to engage in excessive risk-taking behavior:

(i)

the adjusted EPS “stretch bonus” portion of the program provides for an additional bonus for every $0.01 that adjusted EPS exceeds the targeted adjusted EPS of $0.25, which was intended to result in a stretch bonus (if applicable) that more closely correlates to a percentage of overall target bonus rather than a percentage of salary;

(ii)	the bonus payouts were capped in the event adjusted EPS exceeded $0.51;

(iii)	a 25% reduction of the adjusted EPS bonus component in the event of any involuntary decertification of an affiliated nursing facility and/or hospice/home health agency, as applicable; and

(iv)

includes a bonus clawback provision with respect to the adjusted EPS and adjusted EBITDA components, as applicable, in the event of a material restatement of our financial statements, pursuant to which the Compensation Committee could seek reimbursement on an after-tax basis of any portion of performance-based compensation paid or awarded to designated executives that is greater than what would have been paid or awarded if calculated based on the restated financial results.

Analysis of 2014 Performance Period

In January 2015, the Compensation Committee reviewed our 2014 performance and determined that our consolidated adjusted EBITDA exceeded the 90% of our budgeted consolidated EBITDA for the year, which was a threshold requirement for the Named Executive Officers being eligible to receive bonuses, and that our 2014 adjusted EPS was $0.40, which exceeded the target amount of $0.31 as set forth in the 2014 Performance Program. The Compensation Committee determined that the working capital targets for each applicable Named Executive Officer were met. The Compensation Committee also determined that the maximum stretch bonus related to the rehabilitation therapy segment’s adjusted EBITDA had been achieved, but that the threshold target related to the hospice and home health segment’s adjusted EBITDA had not been achieved. The Compensation Committee also reviewed the performance of each individual against his or her individual performance objectives, including with respect to the applicable quality and compliance initiatives, and approved bonus amounts related thereto after determining that those objectives were satisfied.

The following table summarizes the 2014 bonus amounts for each of the Named Executive Officers based on these determinations:

	Actual Bonus Based on Adjusted
	EPS		Actual Bonus	Actual
Name	Target ($0.31)	Additional “Stretch” Bonus For Exceeding Target	for Segment Performance Targets	Bonus for Working Capital Target	Actual Bonus for Individual Objectives	Actual Total 2014 Bonus
Robert H. Fish	$350,000	$157,500	n/a	$35,000	$315,000	$857,500
Paxton Wiffler(1)	$125,000	$56,250	n/a	$12,500	$112,500	$306,250
Christopher N. Felfe	$112,500	$50,625	n/a	$11,250	$101,250	$275,625
Roland G. Rapp	$120,000	$54,000	n/a	$12,000	$108,000	$294,000
Laurie A. Thomas	$37,500	$16,875	$56,250	$—	$75,000	$210,625	(2)

(1)         The amounts shown for Mr. Wiffler are prorated amounts, reflecting that he received a prorated 2014 bonus due to commencing employment with our company in May 2014.

(2)         In light of her efforts with respect to the hospice and home health segment in 2014, in January 2015 the Compensation Committee granted an additional $25,000 discretionary bonus to Ms. Thomas.

2015 Annual Performance Bonus Program

In light of the Combination and related management changes and reconstitution of the board of directors, the Compensation Committee is considering the Performance Program to be adopted for 2015.

Equity Awards

We believe that an ownership culture in our company is important to provide our Named Executive Officers with long-term incentives to build value for our stockholders. We believe stock-based awards create such a culture and help to align the interests of our management and employees with the interests of our stockholders, and also provide a retention benefit to us as a result of their vesting features.

We have historically (including in 2014) granted equity awards through our 2007 Plan, which was adopted by our board of directors and stockholders to permit the grant of stock-based compensation awards and cash-based performance awards to our officers, non-employee directors, employees and consultants. Future awards may be granted under the 2007 Plan. However, if our stockholders approve our new 2015 Omnibus Equity Incentive Plan (the “2015 Plan”), as further described below under “Proposal 3: Approval of the Genesis Healthcare, Inc. 2015 Omnibus Equity Incentive Plan,” all awards granted after the 2015 Annual Meeting of Stockholders will be granted under the 2015 Plan.

2014 Equity Award Program.  Consistent with our prior practice, the 2014 annual equity incentive awards that were granted to the Named Executive Officers were made using a “value” approach whereby the amount of the particular equity awards were determined based on a dollar value at the time of grant.  In March 2014, the Compensation Committee approved the target equity grant values for 2014 for each Named Executive Officer (excluding Mr. Fish and Mr. Wiffler) based upon its assessment of the respective executive’s overall compensation level, the level of equity awards previously granted to the executive, and the industry data provided by PM&P in the 2013 Report.  Mr. Fish was not granted an equity award in 2014 because he had previously been granted an equity award at the time of his hiring in November 2013.  Mr. Wiffler was granted an equity award in May 2014 in connection with his hiring.  The table below reflects the amount of equity awards that were granted to the Named Executive Officers in 2014.

The target equity award value for the equity awards granted to the Named Executive Officers besides Mr. Fish and Mr. Wiffler was allocated equally between restricted stock with a combination of performance- and time-based vesting criteria, and restricted shares with only time-based vesting criteria.  The vesting and other terms of the awards are described in more detail below.   Mr. Fish’s 2013 equity award grant, which is also described below, was negotiated with him and granted in connection with his hiring as our Chief Executive Officer in November 2013.  Mr. Wiffler’s 2014 equity award grant, which is also described below, was negotiated with him and granted in connection with his hiring as our Chief Operating Officer in May 2014.  The vesting and other terms of the aforementioned awards granted to Mr. Fish and Mr. Wiffler are different than the awards that were made to the other Named Executive Officers in March 2014.

Named Executive Officer	Target 2014 Equity Award Value	Number of Shares Granted	% Apportioned to Performance-Based Awards	% Apportioned to Time-Based Awards
Robert H. Fish	—	—	—	—
Paxton Wiffler	—	400,000	100%	—
Christopher N. Felfe	$300,000	61,350	50%	50%
Roland G. Rapp	$400,000	81,800	50%	50%
Laurie A. Thomas	$400,000	81,800	50%	50%

The performance-based restricted stock granted in March 2014 to Mr. Felfe, Mr. Rapp and Ms. Thomas provided that the shares would vest, if at all, if and when, within the three year period following the date of grant, the company’s stock trading price on the New York Stock Exchange closed at or above $7.50 per share for 30 consecutive trading days, or if within that three-year period the company consummated a merger or sale in which the value ascribed to the company’s common stock was at or above $7.50 per share.  The time-based restricted stock granted to those individuals in March 2014 provided that the shares would vest ratably over a four year period from the date of grant, with 25% vesting on each anniversary of the grant date, subject to the grantee’s continued service to the company. The grants were intended to tie a portion of the grantee’s compensation to our financial performance, align the interests of the grantee and our stockholders generally, and provide a meaningful retention incentive to the grantee.  In January 2015, the Compensation Committee determined that the 30-day closing stock price criteria had been satisfied with respect to the performance-based awards granted to Mr. Felfe, Mr. Rapp and Ms. Thomas in March 2014, and those awards therefore vested in full.  The time-based awards granted to Mr. Felfe, Mr. Rapp and Ms. Thomas in March 2014 vested in full upon the closing of the Combination in February 2015, in accordance with the terms of the 2007 Plan and the related award agreements.

As referenced above, in connection with his hiring as our Chief Executive Officer and as negotiated in his employment agreement, in November 2013, Mr. Fish was granted an award of 800,000 shares of restricted stock.  The award was subject to both time-based and performance-based vesting requirements.  The performance-based component would be satisfied in cumulative installments with respect to one-third of the shares subject to the award in the event that the company attained per share stock price targets of $7.50, $10.00 and $12.50, respectively, for thirty consecutive trading days during the four-year period commencing on the grant date. If the first stock price target was attained during the four year period, then one-third of the shares would vest, subject to Mr. Fish’s continued service, on the date on which the Compensation Committee certified that the target had been attained. If the second or third stock price target was attained during the four year period, then the one-third installment of shares subject to the applicable stock price target would vest with respect to 50% of that installment on the date on which the Compensation Committee certified attainment of the target and 50% of that installment would vest on the first anniversary of the certification date, in each case subject to Mr. Fish’s continued service.

If Mr. Fish’s service were to be terminated due to his death or disability, then his November 2013 restricted stock award would remain, for the one-year period or six-month period, respectively (but in no event beyond the last day of the performance period), following the termination date, outstanding and eligible to vest upon the attainment of the applicable performance goals (or upon a change in control, as described below). If Mr. Fish’s service were to be terminated due to his death or disability, by the company without cause or by Mr. Fish for good reason, then any shares that only remained subject to time-vesting requirements would accelerate and vest. In the event of a “change in control” (as defined in the award agreement, which is filed as an exhibit to our Form 10-K for fiscal year 2014) during the four-year period from the date of grant, then (i) the first third of the award would accelerate and vest (if it hadn’t already vested due to the criteria noted above) immediately prior to the change in control, (ii) the second third of the award would accelerate and vest in full (if it hadn’t already vested due to the criteria noted above) if the per share transaction price was at least $10.00, and would accelerate and vest on a straight-line pro rata interpolation basis if the per share transaction price was between $7.50 and $10.00, and (iii) the last third of the award would accelerate and vest in full (if it hadn’t already vested due to the criteria noted above) if the per share transaction price was at least $12.50, and would accelerate and vest on a straight-line pro rata interpolation basis if the per share transaction price was between $10.00 and $12.50.

In May 2014, upon his commencement of employment with us, Mr. Wiffler received an award of 400,000 shares of restricted stock.  The terms of Mr. Wiffler’s stock grant were essentially the same as the terms of Mr. Fish’s grant described above, except that the performance period applicable to Mr. Wiffler’s stock grant was three years (as opposed to four years for Mr. Fish’s award), and Mr. Wiffler’s award did not include a provision accelerating vesting upon Mr. Wiffler terminating his employment for “good reason.”  A copy of Mr. Wiffler’s award agreement is filed as an exhibit to our Form 10-K for fiscal year 2014.

The Compensation Committee, pursuant to its authority under the 2007 Plan and in light of the pending closing of the Combination, accelerated to December 2014 the vesting of the first third of the respective aforementioned awards granted to Mr. Fish and Mr. Wiffler.  In light of the Combination constituting a “change of control” for purposes of the 2007 Plan and related award agreements, 44.5% of the second third of the aforementioned awards to Mr. Fish and Mr. Wiffler (i.e., 118,684 shares for Mr. Fish and 59,342 shares for Mr. Wiffler) also accelerated upon the closing of the Combination in February 2015.  Upon the completion of the Combination in February 2015, Mr. Fish and Mr. Wiffler’s employment with the company was terminated, and as a result the remaining unvested portions of their respective restricted stock awards were terminated.

2015 Equity Award Program.  In light of the Combination and related management changes and reconstitution of the board of directors, the Compensation Committee will be changing the Performance Program for 2015. If our stockholders approve our 2015 Plan, we will issue restricted stock unit awards which will vest, as they relate to grants to our executive officers and certain other employees, based on achievement of stock price performance conditions and passage of time and, with respect to certain other non-executive employees, solely based on passage of time.

Equity Grant Procedures. Executives and employees have historically been eligible to receive long-term equity awards pursuant to the terms of the 2007 Plan, which was approved by our stockholders in 2008 and subsequently further amended and restated (with stockholder approval) in 2011 and again in 2013. The Compensation Committee administers the 2007 Plan and establishes the provisions for all awards granted thereunder, including targeted grant values, vesting schedules and other provisions.

Grants to executives and eligible employees have generally been made upon hire, promotion and annually. The Compensation Committee determines and approves all equity awards, which have generally been granted on the second business day following our first quarterly earnings release following the grant approval. The exercise price of any stock option grants that have been made have been set at 100% of the closing market price of a share of our Class A common stock on the date of grant.

In light of the Combination and related management changes and reconstitution of the board of directors, the Compensation Committee is considering whether to continue or modify our equity grant procedures for grants that it may approve in the future.

Benefits and Perquisites

The Named Executive Officers have historically been eligible to participate in our benefit plans on the same terms as other employees. We also provide other benefits to our Named Executive Officers that are intended to be part of a competitive overall compensation program. For 2014, these included:

•                  Annual executive physical examinations;

•                  Four weeks paid vacation; and

•                  Payment of term life insurance premiums.

In addition, the Named Executive Officers have been eligible to participate in our 401(k) program, but historically have been unable to make contributions due to qualified plan limitations.  Beginning in 2013, we shifted 100% of responsibility for the employee portion of the premium payments for our health plans to the Named Executive Officers, should they elect to participate in the plans.  That policy continued in 2014. During 2014, we continued to pay the employer portion of the healthcare plan premiums.

Severance and Related Benefits

Each of our Named Executive Officers had an employment agreement with us that provided for severance payments if the executive’s employment was terminated by us without cause or if we declined to extend the executive’s employment term.

In connection with the Combination, our Compensation Committee modified the severance arrangements with our Named Executive Officers, as described below. Each of the Named Executive Officers is generally subject to certain non-solicitation obligations following the termination of his or her employment, as provided in his or her respective employment agreement. The post-termination duration of the applicable non-solicitation obligations varies by individual, but ranges from six months to two years.  The vesting of awards of restricted stock and options granted under our long-term performance program prior to the Combination accelerates in full or in part, depending on the particular award, upon a change in control or death of a Named Executive Officer. In addition, the awards would have continued to vest for an additional six months or year, depending on the particular award, in the event of disability. The Compensation Committee had discretion over the vesting of these awards in the event of a termination without cause, a voluntary resignation or retirement. All unvested awards are immediately forfeited upon a termination for cause. These severance benefits were determined at the time of our initial public offering, their hiring, or their promotion to an executive officer position, whichever was later.  The severance benefits were an essential element of our employment agreements with the Named Executive Officers, and remain so with respect to our current executive officers, and are intended to assist us in recruiting and retaining talented executives. However, in November 2014, in connection with the Combination the Compensation Committee adopted a retention and enhanced severance program that applied to the Named Executive Officers, among other employees, which is discussed below under “— Potential Payments upon Termination or Change in Control—Combination Retention and Separation Program.”

Compensation Policies

Stock Ownership Guidelines

Stock ownership guidelines for the Named Executive Officers were established in 2007. The Named Executive Officers had five years from July 24, 2007 (or their date of hire/promotion, if later) to accumulate and retain minimum value in common stock shares, equivalent to a multiple of each executive’s base salary, as outlined below.  All of our Named Executive Officers were in compliance with the guidelines in 2014.

Named Executive Officer	Position	Multiple of Base Salary
Robert H. Fish	Chief Executive Officer	5 times
Paxton Wiffler	Chief Operating Officer	4 times
Christopher N. Felfe	Chief Financial Officer	3 times
Roland G. Rapp	Executive Vice President, Chief Administrative Officer and Secretary	3 times
Laurie A. Thomas	President, Ancillary Business	3 times

In March 2015, the board of directors adopted a stock ownership policy requiring our directors to own at least three (3) times their annual retainer within three (3) years of joining the board.

Stock ownership guidelines for independent directors established in 2007 were in place prior to the adoption of the March 2015 stock ownership policy. Under the prior guidelines, independent directors were required to accumulate (and thereafter retain) at least three (3) times their annual retainer within three (3) years of joining our board. For purposes of determining stock ownership under such guidelines, ownership shares were made up of all forms of common stock (including unvested restricted stock awards, unvested restricted stock units and unvested performance-based restricted stock). Ownership shares did not include vested or unvested stock options. All of our directors who served in 2014 were in compliance with these guidelines.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by us.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standard Boards Accounting Standard Codification Topic 718, “Compensation — Stock Compensation,” or “FASB ASC Topic 718,” grants of restricted stock awards and stock options result in a recognition of a compensation expense, which is taken into account in determining the mix of equity grants to be made to Named Executive Officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” does not permit publicly-traded companies to take income tax deductions for compensation paid to the Chief Executive Officer and any of the three most highly paid executive officers, other than the Chief Financial Officer, to the extent that compensation exceeds $1 million in any taxable year and does not otherwise qualify as performance-based compensation. Our 2007 Plan is structured to allow us to pay performance-based compensation not subject to the $1 million limitation. In addition, our Performance Program and structured long-term equity performance program have been designed and have generally been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Code.

The Compensation Committee intends to maximize tax effectiveness of our executive incentive plans, and will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for the Named Executive Officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by:	David Reis (Chair)
John F. DePodesta
Robert H. Fish
Arnold Whitman
Members of the Compensation Committee

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Robert H. Fish	2014	$700,000	$—	$—	$857,500	$7,379	$1,564,879
Chief Executive Officer (commencing November 2013)	2013	$61,923	$2,296,000	$—	$—	$—	$2,357,293
Paxton Wiffler	2014	$311,538	$1,960,000	$—	$306,250	$7,592	$2,585,380
Chief Operating Officer (commencing May 2014)
Christopher N. Felfe	2014	$363,462	$300,002	$—	$275,625	$6,816	$945,905
Chief Financial Officer (commencing July 2013)	2013	$284,615	$139,999	$—	$45,251	$6,496	$476,361
Roland G. Rapp	2014	$400,000	$400,002	$—	$294,000	$7,834	$1,101,836
Executive Vice President,	2013	$400,000	$400,000	$—	$120,000	$6,527	$926,527
General Counsel, Chief Administrative Officer and Secretary	2012	$400,000	$299,997	$100,000	$76,000	$6,738	$882,735

Laurie A. Thomas	2014	$372,308	$400,002	$—	$210,625	$7,761	$990,696
President, Ancillary Business (commencing September 2013)	2013	$303,500	$200,000	$—	$120,700	$6,690	$630,890

(1)              The amounts shown represent the aggregate grant date fair value of the respective stock and option awards granted in the year indicated, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the performance-vested restricted stock awards granted in February 2014 for the 2014-2017 performance period is based on the probable outcome of the performance criteria calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions for the 2014 awards, see Footnote 12, “Stock-Based Compensation” to our 2014 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. For additional information regarding equity awards granted in 2014, including a description of the vesting terms of the performance-vested restricted stock, see “Compensation Discussion and Analysis — Equity Awards.”

(2)              The amounts shown represent the performance-based bonus awards earned under our Performance Programs for the applicable year. For a more complete description of the Performance Programs see “Compensation Discussion and Analysis — Annual Performance Bonus Program.”

(3)              The amounts shown consist of our cost for the provision to the Named Executive Officers of life/accidental death and dismemberment (AD&D) insurance premiums, and other benefits, which for 2014 were as follows:

Name	Life/AD&D Insurance	Other*
Robert H. Fish	$804	$6,575
Paxton Wiffler	$241	$7,351
Christopher N. Felfe	$241	$6,575
Roland G. Rapp	$483	$7,351
Laurie A. Thomas	$410	$7,351

* For 2014, includes amounts for the employer portion of health and disability insurance premiums.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers during fiscal year 2014.

						Estimated Future Payouts			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base
			Estimated Future Payouts Under Non-			Under Equity Incentive Plan			Shares of	Securities	Price of
			Equity Incentive Plan Awards(1)			Awards(2)			Stock or	Underlying	Option
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(2)	Options (#)	Awards ($/Sh)	Grant Date Fair Value of Stock
Name	Grant Date	Approval Date (3)	Performance Cash Bonus Program			Performance Based Restricted Stock			Time Based Restricted Stock	Stock Options		and Option Awards ($)

Robert H. Fish	3/24/2014	3/24/2014	$437,500	$700,000	$1,050,000	—	—	—	—	—	—	—
Paxton Wiffler	5/8/2014	3/24/2014	—	—	—	400,000	—	—	—	—	—	$1,960,000	(4)
	5/8/2014	3/24/2014	$234,375	$375,000	$562,500	—	—	—	—	—	—	—
Christopher N. Felfe	3/24/2014	3/24/2014	—	—	—	30,675	—	—	—	—	—	$144,786	(4)
	3/24/2014	3/24/2014	—	—	—	—	—	—	30,675	—	—	$144,786	(4)
	3/24/2014	3/24/2014	$140,625	$225,000	$337,500	—	—	—	—	—	—	—
Roland G. Rapp	3/24/2014	3/24/2014	—	—	—	40,900	—	—	—	—	—	$193,048	(4)
	3/24/2014	3/24/2014	—	—	—	—	—	—	40,900	—	—	$193,048	(4)
	3/24/2014	3/24/2014	$150,000	$240,000	$360,000	—	—	—	—	—	—	—
Laurie A. Thomas	3/24/2014	3/24/2014	—	—	—	40,900	—	—	—	—	—	$193,048	(4)
	3/24/2014	3/24/2014	—	—	—	—	—	—	40,900	—	—	$193,048	(4)
	3/24/2014	3/24/2014	$131,251	$187,500	$281,250	—	—	—	—	—	—	—

(1)              The amounts shown represent the potential value of performance cash bonuses under our 2014 Performance Program based on achievement of the following pre-established performance measures and targets: (a) 2014 consolidated adjusted earnings per share (EPS) threshold of $0.25, target of $0.31, and maximum of $0.51; (b) 2014 working capital objective, as measured by free cash flow, or days sales outstanding targets individualized for the applicable Named Executive Officer’s areas of responsibility; and (c) individual performance objectives tailored to each Named Executive Officer’s role. For 2014, we established target cash bonus opportunities, which are expressed as a percentage of base salary, of 100% for Mr. Fish, 75% for Mr. Wiffler, 60% for each of Messrs. Felfe and Rapp, and 50% for Ms. Thomas. Mr. Felfe and Ms. Thomas each received base salary increases to $375,000 per year in 2014, and their Performance Program participation amounts were based on that annualized base salary amount.

The threshold and target amounts shown in the table above are based on achievement of each Named Executive Officer’s threshold and target objectives, respectively. The maximum amount shown is based on an additional 1% of base salary payable for every $0.01 of incremental adjusted EPS growth above the target amount, up to a maximum of $0.51 adjusted EPS.

Additionally, Ms. Thomas was entitled to receive a bonus of $14,063 if the adjusted EBITDA of our rehabilitation therapy segment was at least 90.0% of the segment’s budgeted EBITDA for 2014. She was also entitled to receive a bonus of $14,063 if the adjusted EBITDA of our hospice and home health segment was at least 90.0% of the segment’s budgeted EBITDA. Furthermore, if the respective segment’s adjusted EBITDA for 2014 was 100% of budget, then the respective bonus for that segment would be $28,125. The bonus amount for each respective segment would be prorated if the respective segment’s adjusted EBITDA for 2014 was between 90.0% and 100.0%, and for each 1.0% that the respective segment’s adjusted EBITDA exceeded 100% of budget (up to a maximum of 115.0%), if any, Ms. Thomas would receive an additional $1,875 “stretch” bonus (for an aggregate maximum bonus based on the respective segment’s adjusted EBITDA of $56,250).  The amounts set forth in the threshold, target and maximum columns for Ms. Thomas above reflect the assumptions that she would earn the threshold, target and maximum amounts available, respectively, for these components of her bonus program.

See “Compensation Discussion and Analysis — Annual Performance Bonus Programs” for a more complete description of the 2014 Performance Program and the actual 2014 bonus payouts to the Named Executive Officers.

(2)              The executives, other than Mr. Fish, were granted restricted stock under our 2007 Plan in 2014. The grants of restricted stock reflected in the table are performance-vested restricted stock, other than one of the March 24, 2014 grants to each of Mr. Rapp and Ms. Thomas for 40,900 shares, and to Mr. Felfe for 30,675 shares, which were time-vested restricted stock. See “Compensation Discussion and Analysis — Equity Awards — 2014 Equity Awards” for a more information on these awards.

(3)              Reflects the date on which the grants were approved by the Compensation Committee.

(4)              With respect to the restricted stock, reflects the grant date fair value calculated in accordance with FASB ASC Topic 718. With respect to performance-vested restricted stock, we assumed that the performance criteria would be achieved.  The actual value, if any, that an executive may realize upon the vesting of the applicable stock depends on the stock price on the date of vesting. There is no assurance that the value realized by an executive will be at or near the grant date fair value, or that the particular awards would actually vest either in whole or in part.  However, in connection with the Combination, all or a portion of each of the awards granted to the Named Executive Officers in 2014 vested.  See “Compensation Discussion and Analysis — Equity Awards — 2014 Equity Awards” for more information.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2014.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Stock Options						Time-Based Restricted Stock				Performance-Based Restricted Stock

Robert H. Fish	—		—		—	—	—		—		533,334	(1)	$4,570,672	(1)
Paxton Wiffler	—		—		—	—	—		—		266,667	(1)	$2,285,336	(1)
Christopher N. Felfe	5,000	(2)	—		$15.50	5/14/2017	30,675	(4)	$262,885	(4)	3,895	(5)	$33,380	(5)
	3,664	(3)	3,662	(3)	$6.74	2/15/2022	—		—		30,675	(6)	$262,885	(6)
Roland G. Rapp	27,704	(7)	—		$10.04	2/13/2019	40,900	(4)	$350,513	(4)	11,128	(5)	$95,367	(5)
	124,870	(8)	—		$5.91	2/11/2020	—		—		40,900	(6)	$350,513	(6)
	11,343	(9)	3,780	(9)	$12.87	2/16/2021	—		—		—		—
	10,466	(3)	10,465	(3)	$6.74	2/15/2022	—		—		—		—
Laurie A. Thomas	2,617	(3)	2,616	(3)	$6.74	2/15/2022	1,942	(10)	$16,643	(10)	2,782	(5)	$23,842	(5)
	—		—		—	—	16,164	(11)	$138,525	(11)	40,900	(6)	$350,513	(6)
	—		—		—	—	40,900	(4)	$350,513	(4)	—		—

(1)       The number of shares shown in this column reflects the maximum number of shares of performance-vested restricted stock that could vest after December 31, 2014, if the applicable performance criterion is met.  The corresponding value shown was calculated by multiplying the number of shares shown in the table by $8.57, the closing price of our Class A common stock on the New York Stock Exchange on December 31, 2014 (the last business day of the year). These awards were granted to Messrs. Fish and Wiffler upon their commencement of employment, and their vesting is subject to performance criteria. See “Compensation Discussion and Analysis — Equity Awards — 2014 Equity Award Program” for a description of these awards. The vesting of a portion of this award was accelerated upon the consummation of the Combination on February 2, 2015.

(2)       The option vested and became exercisable in four equal installments, subject to continued service, on each of May 14, 2007, 2008, 2009 and 2010.

(3)       The option vests and was to become exercisable in four equal installments, subject to continued service, on each of February 15, 2013, 2014, 2015 and 2016.  The remaining vesting of this award was accelerated upon the consummation of the Combination on February 2, 2015.

(4)       The shares reflected are the unvested portion of a March 24, 2015 grant of 30,675 shares of restricted stock to Mr. Felfe (40,900 shares in the case of Mr. Rapp and Ms. Thomas) that was to vest in four equal installments, subject to continued service, on March 24, 2015, 2016, 2017 and 2018. The corresponding value shown was calculated by multiplying the number of shares shown in the table by $8.57, the closing price of our Class A common stock on the New York Stock Exchange on December 31, 2014 (the last business day of the year). The remaining vesting of this award was accelerated upon the consummation of the Combination on February 2, 2015.

(5)       The shares reflected are the unvested portion of the 2012-2015 performance-vested restricted stock award of 15,579 shares of restricted stock to Mr. Felfe (44,510 shares in the case of Mr. Rapp and 11,218 in the case of Ms. Thomas) granted in 2012 that would vest if the applicable performance criterion were met, subject to continued service.  The corresponding value shown was calculated by multiplying the number of shares shown in the table by $8.57, the closing price of our Class A common stock on the New York Stock Exchange on December 31, 2014 (the last business day of the year). The remaining vesting of this award was accelerated upon the consummation of the Combination on February 2, 2015.

(6)       The shares reflected are the unvested portion of the 2014-2017 performance-vested restricted stock award of 30,675 shares of restricted stock (40,900 shares in the case of Mr. Rapp and Ms. Thomas) granted in 2014 that would vest if the applicable performance criterion were met, subject to continued service.  The corresponding value shown was calculated by multiplying the number of shares shown in the table by $8.57, the closing price of our Class A common stock on the New York Stock Exchange on December 31, 2014 (the last business day of the year). The remaining vesting of this award was accelerated upon the consummation of the Combination on February 2, 2015.

(7)       The option vested and became exercisable in four equal installments, subject to continued service, on each of February 13, 2010, 2011, 2012 and 2013.

(8)       The option vested and became exercisable in four equal installments, subject to continued service, on each of February 11, 2011, 2012, 2013 and 2014.

(9)       The option vests and becomes exercisable in four equal installments, subject to continued service, on each of February 16, 2012, 2014, 2014 and 2015. The remaining vesting of this award was accelerated upon the consummation of the Combination on February 2, 2015.

(10)     The shares reflected are the unvested portion of a prior grant of 7,770 shares of restricted stock that vests in four equal installments, subject to continued service, on February 16, 2012, 2013, 2014, and 2015. The corresponding value shown was calculated by multiplying the number of shares shown in the table by $8.57, the closing price of our Class A common stock on the New York Stock Exchange on December 31, 2014 (the last business day of the year). The remaining vesting of this award was accelerated upon the consummation of the Combination on February 2, 2015.

(11)     The shares reflected are the unvested portion of a prior grant of 21,552 shares of restricted stock that vests in four equal installments, subject to continued service, on November 6, 2014, 2015, 2016 and 2017. The corresponding value shown was calculated by multiplying the number of shares shown in the table by $8.57, the closing price of our Class A common stock on the New York Stock Exchange on December 31, 2014 (the last business day of the year). The remaining vesting of this award was accelerated upon the consummation of the Combination on February 2, 2015.

Option Exercises and Stock Vested

The following table summarizes the vesting of restricted stock awards for each of our Named Executive Officers for the year ended December 31, 2014. None of our Named Executive Officers exercised any stock options during the year ended December 31, 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Robert H. Fish	266,666	$2,285,327
Paxton Wiffler	133,333	$1,142,664
Christopher N. Felfe	11,760	$80,776
Roland G. Rapp	36,543	$235,039
Laurie A. Thomas	12,894	$83,820

(1)         The reflected shares for Mr. Fish and Mr. Wiffler vested on December 31, 2014. Mr. Felfe’s shares vested on January 1, 2014 (3,895 shares), February 11, 2014 (1,250 shares) and December 31, 2014 (6,615 shares). Mr. Rapp’s shares vested on January 1, 2014 (11,128 shares), February 11, 2014 (8,460 shares) and December 31, 2014 (16,955 shares). Ms. Thomas’s shares vested on January 1, 2014 (2,782 shares), February 16, 2014 (1,942 shares), November 6, 2014 (5,388 shares) and December 31, 2014 (2,782 shares).

(2)         The value realized was calculated by multiplying the number of shares that vested on the particular vesting date by the closing market price per share of our Class A common stock on the New York Stock Exchange on the vesting date, which was $4.81 on January 1, 2014, $4.28 on February 11, 2014, $4.49 on February 16, 2014, $7.03 on November 6, 2014, and $8.57 on December 31, 2014.

Employment Agreements

Employment Agreements with the Named Executive Officers

We entered into employment agreements with each of our Named Executive Officers. The following provides a description of the material terms of the employment agreements we entered into with our Named Executive Officers other than certain severance benefits that are also provided under the employment agreements and described below under “— Potential Payments Upon Termination or Change in Control.” The employment agreements for each of our Named Executive Officers provided for eligibility to participate in our equity plans and an annual performance-based bonus plan established by our board of directors.  In addition, we paid our Named Executive Officers’ term life insurance premiums. Copies of our employment agreements with the Named Executive Officers are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We also have employment agreements with our current executive officers, each of whom has served Genesis Healthcare, Inc. in their current position since the Combination was completed on February 2, 2015.  Those employment agreements are also described below.

Robert H. Fish.  Mr. Fish’s employment with us ended on February 2, 2015, in connection with the closing of the Combination. Mr. Fish’s employment agreement provided for an initial term ending on November 20, 2014, which was subject to automatic one-year renewal periods unless either we or Mr. Fish gave written notice of non-extension. Under the terms of the employment agreement, Mr. Fish received an annual base salary of $700,000 and was eligible to participate in our annual performance-based bonus plan with a target bonus opportunity equal to 100% of his annual base salary (pro-rated for any partial calendar year).

In the event Mr. Fish’s employment was terminated as a result of his death or disability, Mr. Fish would have been entitled to receive a bonus representing a pro-rated portion of the bonus that he would have received had he been employed for the full year and, if his employment had been terminated due to disability, (i) a lump sum equal to the amount Mr. Fish would have received in respect of his base salary upon a termination by the company without cause, less certain disability plan benefits paid to him and (ii) a lump sum amount equal to the health insurance premium cost for Mr. Fish and his spouse and dependents for a 12-month period following his date of termination. If Mr. Fish’s employment had been terminated due to non-extension of the term by the company, Mr. Fish would have been eligible to receive a pro-rated portion of the bonus that he would have received had he been employed for the full year, as well as a lump sum amount equal to the annual base salary he would have been entitled to receive had he continued employment for a period of 12 months following the date of termination. If Mr. Fish had been terminated without “cause” by the company or if Mr. Fish had terminated his employment for “good reason” (in each case, as defined in the employment agreement), Mr. Fish would have been entitled to receive (i) a lump-sum cash payment equal to the then-current annual salary he would have been entitled to receive for a period of 24 months following the date of termination; (ii) a pro-rated portion of the bonus that he would have received had he been employed for the full year; and (iii) a lump sum amount equal to the health insurance premium cost for Mr. Fish and his spouse and dependents for a 12-month period following his date of termination.

Mr. Fish’s right to receive the severance payments described above was subject to his delivery of an effective general release of claims in favor of the company. His employment agreement also contained customary confidentiality and non-solicitation provisions. The company also entered into an indemnification agreement with Mr. Fish that was the same in all material respects as the indemnification agreements it had entered into with its other directors and executive officers.

Pursuant to his employment agreement, the company granted Mr. Fish 800,000 shares of the company’s restricted Class A common stock.  Details regarding vesting and other terms of the restricted stock award are provided above.

Paxton Wiffler.  Mr. Wiffler’s employment with us ended on February 2, 2015, in connection with the closing of the Combination.  Mr. Wiffler’s employment agreement provided for an initial term of two years ending on May 8, 2016, and was subject to automatic one-year renewal periods unless either the company or Mr. Wiffler gave written notice of non-extension. Mr. Wiffler received receive an annual base salary of $500,000 (annualized) and was eligible to participate in the company’s annual performance-based bonus plan with a target bonus opportunity equal to 75% of his annual base salary (pro-rated for any partial calendar year).

If Mr. Wiffler’s employment had been terminated as a result of his death or disability, he would have been entitled to receive a bonus representing a pro-rated portion of the bonus that he would have received had he been employed for the full year and, if his employment had been terminated due to disability, (i) a lump sum equal to the amount he would have received in respect of his base salary upon a termination by the company without cause, less certain disability plan benefits paid to him and (ii) a lump sum amount equal to the health insurance premium cost for him and his spouse and dependents for a 12-month period following his date of termination. In the event his employment had been terminated due to non-extension of the term by the company, he would have been eligible to receive a pro-rated portion of the bonus that he would have received had he been employed for the full year, as well as a lump sum amount equal to the annual base salary he would have been entitled to receive had he continued employment for a period of 12 months following the date of termination. In the event that Mr. Wiffler had been terminated without “cause” (as defined in his employment agreement) by the company, Mr. Wiffler would have been entitled to receive (i) a lump-sum cash payment equal to the then-current annual salary he would have been entitled to receive for a period of 24 months following the date of termination; (ii) a pro-rated portion of the bonus that he would have received had he been employed for the full year; and (iii) a lump sum amount equal to the health insurance premium cost for Mr. Wiffler and his spouse and dependents for a 12-month period following his date of termination.

Mr. Wiffler’s right to receive the severance payments described above was subject to his delivery of an effective general release of claims in favor of the company. His employment agreement also contained customary confidentiality and non-solicitation provisions. The company also entered into an indemnification agreement with Mr. Wiffler that was the same in all material respects as the indemnification agreements it has entered into with its other directors and executive officers.

Pursuant to his employment agreement, the company granted Mr. Wiffler 400,000 shares of the company’s restricted Class A common stock.  Details regarding vesting and other terms of the restricted stock award are provided above.

Christopher N. Felfe. Mr. Felfe’s employment with us ended on March 4, 2015, following the closing of the Combination on February 2, 2015. Our employment agreement with Mr. Felfe appointed him as our Chief Financial Officer, and was not for a specified term. Under the agreement, Mr. Felfe’s salary was subject to review and upward adjustment by the board of directors from time to time. Mr. Felfe’s salary in 2014 was increased to $375,000 per year.

Roland G. Rapp. Mr. Rapp’s employment with us ended on March 4, 2015, following the closing of the Combination on February 2, 2015. Our employment agreement with Mr. Rapp appointed him as our General Counsel, Secretary and Chief Administrative Officer and automatically extends for successive one-year periods until written notice of non-extension is given by either us or Mr. Rapp no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Rapp’s salary was subject to review and upward adjustment by the board of directors from time to time. Mr. Rapp’s salary in 2014 was $400,000.

Laurie A. Thomas. The employment agreement with Ms. Thomas appointed her to serve as our President, Ancillary Business.  It was for an original term of one year, and automatically extended for successive one-year periods until written notice of non-extension was given by either us or Ms. Thomas no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Ms. Thomas’ salary was subject to review and upward adjustment by the board of directors from time to time. Ms. Thomas’ salary in 2014 was increased to $375,000 per year.  Since the closing of the Combination, Ms. Thomas has entered into a new employment agreement with a subsidiary of the company, which supersedes her employment agreement that was in effect in 2014. In Ms. Thomas’ new role, she is no longer an “officer” of the company, as that term is defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended.

Employment Agreements with Current Chief Executive Officer and Chief Financial Officer

George V. Hager, Jr. On February 2, 2015, in connection with the closing of the Combination, we entered into an employment agreement with Mr. Hager which sets forth the terms and conditions of his service with the company as its Chief Executive Officer following the closing of the Combination.  Mr. Hager’s agreement became effective as of the closing and will continue in effect for an initial term until March 31, 2020, subject to automatic renewals of additional successive one-year periods unless either party provides at least 90 days’ advance notice of non-renewal. Mr. Hager’s employment agreement provides for a base salary of $810,105.72, which will be reviewed periodically and may be increased, but not decreased, in an effort to maintain Mr. Hager’s compensation level is market as compared to other CEOs in companies of a similar size and in the same industry. Mr. Hager is eligible for a target annual bonus of 100% of his base salary. In addition, Mr. Hager will be eligible to participate in company sponsored long-term incentive plans, including equity incentive plans, on terms and conditions similar to other executive officers generally, the amount and terms of which will be set by the Compensation Committee. Mr. Hager will also be entitled to participate in any welfare benefit plans, pension, retirement, profit sharing, deferred compensation or savings plans sponsored by the company and will be entitled to receive perquisites generally provided to other executive officers of the company, as well as $3 million of “whole life” life insurance coverage.

Mr. Hager’s employment agreement provides that if his employment is terminated by the company without cause or due to disability or by Mr. Hager for good reason (each as defined in the agreement), and he executes a mutual release of claims (if required by the company) and he continues to comply with all applicable restrictive covenants, he will receive (i) the greater of (a) his base salary for the remainder of his employment term, plus the bonus amount for the previous year, or (b) two times Mr. Hager’s highest base salary from the prior three years of service plus two times his target bonus for the year of termination, in each case payable over a two-year period after termination; (ii) a pro-rated annual bonus for the year of termination; (iii) the continuation of certain insurance benefit plans for two years following termination; and (iv) full vesting of all equity-based awards, to the extent unvested upon his termination. In the case of Mr. Hager’s death, the company will pay a lump sum equal to his base salary from the date of termination to the end of his employment term and a pro rata bonus for the year of termination. Mr. Hager’s employment agreement provides that if his employment term is terminated by non- renewal by the Company or by Mr. Hager, he will receive continued base salary for one year after termination.

Mr. Hager’s employment agreement includes a non-competition provision that states that Mr. Hager will not, subject to certain listed exceptions, compete with, or solicit the company’s customers or employees during employment and for the two-year (one-year in the case of non-renewal of the term by the company) period following the termination of employment (provided that the non-competition restriction does not apply upon non-renewal of the term by Mr. Hager). The employment agreement also contains covenants relating to the treatment of confidential information and 2-year post-termination cooperation provisions.

Thomas DiVittorio.  On February 2, 2015, in connection with the closing of the Combination, we entered into an employment agreement with Mr. DiVittorio in connection with his service as our Chief Financial Officer. The employment agreement became effective as of the closing and will continue in effect for an initial term of two years, subject to automatic renewals of additional successive one-year periods unless either party provides at least 90 days’ advance notice of non-renewal. The employment agreements provides that Mr. DiVittorio will have the title described above and will have the duties and provide services that are customary for such positions. However, he may be assigned other duties by the Chief Executive Officer or his designee. In addition, his employment can be transferred among the company, its subsidiaries, affiliates, or any businesses operated by them. Mr. DiVittorio’s employment agreement further provides that he will receive an annual base salary of $375,001.12. Mr. DiVittorio’s annual base salary was subsequently increased by the Compensation Committee to $430,000. The base salary will be reviewed periodically and may be increased, but not decreased, by the company. In addition, Mr. DiVittorio is eligible to participate in company sponsored long-term incentive plans, including equity incentive plans, on terms and conditions similar to other senior executive officers generally and at a level generally consistent with his position.

Mr. DiVittorio is eligible to participate in any welfare benefit plans, pension, retirement, profit sharing, deferred compensation or savings plans sponsored by the company and is entitled to receive perquisites generally provided to other senior officers of the company. His employment agreement provides that if his employment is terminated by the company without “cause” or by non-renewal or by the executives for “good reason” (each as defined in the agreement), and he executes a mutual release of claims, he will be eligible to receive: (i) his average base salary over the prior two years, payable over a one-year period after termination; (ii) the average total of all of his annual bonuses earned as incentive compensation (but not any long-term incentive awards) over the most recent two years, payable over a one-year period after termination; (iii) the continuation of certain insurance benefit plans for two years following termination; and (iv) full vesting of all equity-based awards, to the extent unvested upon his termination. In the case of his death or disability, the company will pay him a pro-rata bonus for the year of termination and all of his equity-based awards will fully vest, to the extent unvested upon termination.

Mr. DiVittorio’s employment agreement includes a non-competition provision that states that he will not, subject to certain listed exceptions, compete with, or solicit the company’s customers or employees during employment and for the one-year period following termination (provided that the non-competition restriction does not apply upon non-renewal of the term by Mr. DiVittorio). The agreement also contains covenants relating to the treatment of confidential information and two-year post-termination cooperation provisions. The form of the release also contains a non-disparagement covenant.

Potential Payments Upon Termination or Change in Control

Our employment agreements with each of the Named Executive Officers provided for certain severance payments and benefits. The employment agreements with the Named Executive Officers did not provide payments to the Named Executive Officers solely upon a change of control of our company. However, as discussed below under “—Combination Retention and Separation Program,” our Compensation Committee adopted certain programs designed to retain the services of our Named Executive Officers (and certain other employees) during the period leading up to the closing of the Combination and for specified transition periods thereafter.

Payments upon Termination. Under the terms of their employment agreements, the Named Executive Officers would have received severance benefits if we terminated their employment without cause or if we did not extend their employment agreement term. In addition, each of the Named Executive Officers is subject to a two-year non-solicit following the termination of his or her employment, other than Mr. Fish, who is not subject to a contractual non-compete, Mr. Felfe, whose non-compete obligation is six months and his non-solicit obligation is one year, and Ms. Thomas, whose non-compete obligation is one year and her non-solicit obligation is two years. The following table sets forth the benefits (other than pro-rata bonus, as noted below) provided in the applicable employment agreements:

Element	R. Fish	P. Wiffler	C. Felfe	R. Rapp	L. Thomas

Severance Provision Upon Termination Without Cause

Base Salary:	24 months	24 months	12 months	18 months	12 months

Benefits:	12 months	12 months	12 months	12 months	12 months

Severance Provision Upon Non-Extension of Employment Term by Company

Base Salary:	12 months	12 months	n/a	12 months	12 months

In addition, in the event of a qualifying termination (termination without cause or if we do not extent the applicable officer’s employment agreement term, as applicable), then any bonus amount to which the officer would have been entitled had his or her employment continued throughout the applicable bonus year would become payable, on a pro rata basis proportionate to the number of days worked during the calendar year through the termination date, if and when bonuses would have otherwise been paid had the officer’s employment not terminated.

For purposes of these severance agreements: “cause” was generally defined as one of the following: (i) the executive’s failure to perform substantially his duties, (ii) the executive’s failure to carry out in any material respect any lawful and reasonable directive of our board of directors, (iii) the executive’s conviction of a felony, or, to the extent involving fraud, dishonesty, theft, embezzlement or moral turpitude, or any other crime, (iv) the executive’s violation of a material regulatory requirement relating to us that is injurious to us in any material respect, (v) the executive’s unlawful use or possession of illegal drugs on our property or while performing such executive’s duties, (vi) the executive’s breach of his employment agreement, or (vii) the executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty with respect to us.

The employment agreements did not include provisions for payments upon a change in control or termination following a change in control, other than the severance benefits described above. However, as described under “Combination Retention and Separation Program” below, our Compensation Committee provided for enhanced severance in connection with the Combination. The following chart summarizes the applicable severance (other than retention bonus and outplacement benefits) payable in connection with a termination in connection with the Combination; provided, however, that the items noted for Ms. Thomas were subsequently further modified when she entered into a new employment agreement with the company after the closing of the Combination.

Element	R. Fish	P. Wiffler	C. Felfe	R. Rapp	L. Thomas

Severance Provision Upon Termination Without Cause in Connection with Combination

Base Salary:	24 months	24 months	18 months	18 months	18 months

Benefits:	24 months	24 months	24 months	24 months	24 months

Under the terms of our equity incentive program, the vesting of the performance-vested restricted stock accelerated immediately upon a change in control. In addition, in the event of disability, the awards will continue to vest for an additional year. The Compensation Committee has discretion to accelerate any awards upon termination without cause or resignation. Under the 2007 Plan, in the event of a “change in control” as defined in the 2007 Plan, each outstanding award other than shares of restricted stock, which are subject to automatic accelerated vesting, will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable prior to the consummation of the transaction constituting a change in control. As more fully described above, the vesting of certain equity awards was accelerated in connection with the Combination.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the Named Executive Officers under our employment agreements assuming that the following occurred on December 31, 2014, the last business day of fiscal year 2014: (i) we terminate the executive’s employment without cause; (ii) we do not extend the executive’s employment agreement and (iii) a sale of the company occurs or in the event of death.

Excluded from the table below are benefits provided to all employees, such as unused accrued vacation. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the Named Executive Officers would receive the amounts reflected below.

Name	Trigger	Salary(1)	Continuation of Welfare Benefits(2)	Acceleration of Equity Awards(3)	Acceleration of Equity Options(4)	Total Value(5)
Robert H. Fish	Termination of Employment	$1,400,000	$17,266	—	—	$1,417,266
	Non-Extension of Term	$700,000	—	—	—	$700,000
	Sale of the Company or Death	—	—	$3,520,548	—	$3,520,548

Paxton Wiffler	Termination of Employment	$1,000,000	$9,029	—	—	$1,009,028
	Non-Extension of Term	$500,000	—	—	—	$500,000
	Sale of the Company or Death	—	—	$1,631,728	—	$1,631,728

Christopher N. Felfe	Termination of Employment	$375,000	$14,342	—	—	$389,342
	Non-Extension of Term	n/a	n/a	n/a	n/a	n/a
	Sale of the Company or Death	—	—	$559,150	$6,701	$565,851

Roland G. Rapp	Termination of Employment	$600,000	$22,250	—	—	$622,250
	Non-Extension of Term	$400,000	—	—	—	$400,000
	Sale of the Company or Death	—	—	$796,393	$19,151	$815,544

Laurie A. Thomas	Termination of Employment	$375,000	$15,828	—	—	$390,828
	Non-Extension of Term	$375,000	—	—	—	$375,000
	Sale of the Company or Death	—	—	$880,036	$4,787	$884,823

(1)         Represents the dollar value of cash severance based upon the appropriate multiple for the executive, multiplied by the executive’s annual base salary. Amounts do not include a pro-rated bonus for fiscal year 2014 as the trigger event is assumed to occur on the last day of 2014 and thus the payout would be the same as if the trigger event had not occurred.

(2)         Represents the estimated payments for continued medical, dental, vision, life and disability insurance coverage, each for a period of one year, after termination of employment without cause, based on our current estimated costs to provide such continued coverage.

(3)         Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our common stock on December 31, 2014 ($8.57), which was the last trading day of 2014, assuming, in the case of a sale of our company, that the successor corporation does not provide for the assumption or substitution of the awards and that the per share value paid for common stock (or ascribed to our common stock) in the transaction was $8.57 per share. Also assumes, in the case of Mr. Fish and Mr. Wiffler, that no portion of their respective restricted stock awards outstanding on December 31, 2014 would have previously vested.

(4)         Represents the aggregate value of the acceleration of vesting of the participant’s unvested in-the-money stock options based on the closing price of our common stock on December 31, 2014 ($8.57), which was the last trading day of 2014, assuming, in the case of a sale of our company, that the successor corporation does not provide for the assumption or substitution of the awards, that the per share value paid for common stock (or ascribed to our common stock) in the transaction was $8.57 per share, and our Compensation Committee elects to accelerate the vesting of the unvested stock options.

(5)         Excludes the presently unquantifiable value to the executive of a continued right to indemnification by us and the executive’s right to continued coverage under our directors’ and officers’ liability insurance.

Combination Retention and Separation Program. In November 2014, the Compensation Committee approved retention bonuses for each of the Named Executive Officers (and a number of other employees of the company and its affiliates) in order to incentivize them to remain employed through the closing of the Combination and during a specified transition period thereafter, if applicable. The individual Named Executive Officers’ retention bonuses were in an amount equal to one-twelfth of their respective 2014 target annual bonus multiplied by the number of months in the retention period after January 1, 2015. The maximum retention period was set at six months beyond the closing of the Combination. The Combination closed on February 2, 2015. Mr. Fish and Mr. Wiffler had no post-closing retention period.  Mr. Felfe and Mr. Rapp had a one-month post-closing retention period. Ms. Thomas was offered and accepted continued employment with the company post-closing, albeit in a different role, and as a result she had no post-closing retention period. The retention bonuses were to be paid in the event that the officer remained employed until the end of the retention period or, if the combined company terminated the officer’s employment during the retention period due to synergy efforts, but would not be paid in the event that the officer resigned before the end of the retention period. The Named Executive Officers’ 2014 target annual bonuses were as follows: Mr. Fish—$700,000; Mr. Wiffler—$375,000; Mr. Felfe—$225,000; Mr. Rapp—$240,000; and Ms. Thomas—$187,500. As a result, the Named Executive Officers’ retention bonuses, which were paid following their termination of employment in February or March 2015, as applicable (except for Ms. Thomas, whose was paid in due course after the closing), were as follows: Mr. Fish—$58,333; Mr. Wiffler—$31,250; Mr. Felfe—$37,500; Mr. Rapp—$40,000; and Ms. Thomas—$15,625.

Furthermore, as noted above, each of the Named Executive Officers had an employment agreement with the company that provided for severance payments in certain circumstances. Although the employment agreements did not include provisions for any payments upon a change in control of the company or any enhanced severance benefits upon a termination following a change in control of the company, in November 2014, the Compensation Committee approved increased separation benefits for each of our Named Executive Officers should the respective officers not be offered continuing employment with the combined company in a comparable position, with a comparable salary and at a comparable location. The enhanced separation pay provisions were intended to facilitate the officers remaining focused on operating the business through the closing of the Combination. The following severance benefits were to be paid if the officer was not offered continuing post-closing employment in a comparable position with the combined company: (1) 24 months of base salary for Mr. Fish and Mr. Wiffler and 18 months of salary for Mr. Felfe, Mr. Rapp and Ms. Thomas; (2) COBRA coverage (health benefits continuation) paid by the company for 24 months; (3) outplacement assistance services through a third party vendor contracted by the company, valued at approximately $15,000; and (4) payment for four weeks of the officer’s vacation less any vacation taken by the officer in 2015. The severance and vacation payouts were to be made in a lump sum. Each officer was required to sign a customary general release of claims in order to receive the severance benefits. In addition, the applicable officers are subject to post-employment non-competition and non-solicitation covenants of the following duration: Mr. Felfe—six-month non-competition and one-year non-solicitation; Mr. Rapp—two-year non-competition and two-year non-solicitation; Ms. Thomas—one year non-competition and two-year non-solicitation; and Mr. Fish and Mr. Wiffler—two-year non-solicitation and no non-competition. The severance payments to the officers pursuant to the arrangement described above were in lieu of, and not in addition to, severance payments to the officers under their employment agreements.

Messrs. Fish, Wiffler, Felfe and Rapp were not offered continued employment with the combined company, and as a result their foregoing severance benefits were triggered. Ms. Thomas was offered continuing employment with the combined company on comparable terms, and did not receive severance benefits as a result of the Combination. The total amount of severance paid to or payable on behalf of, the applicable Named Executive Officers (i.e., taking into account the various severance components described above) as a result of the Combination and their related dismissal from service was as follows: Mr. Fish—$1,495,822; Mr. Wiffler—$1,066,307; Mr. Felfe—$643,344; and Mr. Rapp—$682,768.

Director Compensation

2014 Director Compensation

In 2014 and consistent with our prior practice, our directors who were also employees of our company were not separately compensated for their services as directors. As such, Mr. Fish did not receive separate compensation for services as a director during fiscal year 2014. In addition, we did not pay Robert M. Le Blanc any compensation for his service on our board and board committees because his service to us as a board member was provided as a part of the consulting service provided to us under an agreement with Onex Partners Manager LP that was then in effect.  The remaining individuals who served on our board of directors in 2014 (Michael E. Boxer, M. Bernard Puckett, Linda Rosenstock, Glen S. Schafer and Bruce A. Yarwood) were non-employee directors, and thus received the retainers, meeting fees and other compensation described below for their service on the board of directors.

Effective August 1, 2009, our board approved the following compensation for our non-employee directors, excluding Mr. Le Blanc: an annual cash retainer of $40,000, a $1,500 payment per meeting attended in person and a $500 payment for each meeting attended via teleconference, unless the meeting lasts more than two hours, in which case the compensation is $1,500. In addition, Chairpersons of our various standing board committees receive additional annual cash retainers of $15,000. Our board of directors from time to time also provides for cash compensation payable to members of ad hoc committees of the board.  In 2014 we had one such ad hoc committee, whose members included Mr. Schafer, Mr. Boxer and Mr. Le Blanc. Mr.

Le Blanc did not receive any additional compensation for his service on the ad hoc committee, but the board of directors approved meeting attendance compensation for Mr. Schafer and Mr. Boxer in the amounts described above for other committee service, as well as an additional $15,000 retainer paid to Mr. Boxer for his service as chair of the ad hoc committee.

In addition to cash compensation, each non-employee director, excluding Mr. Le Blanc, has received restricted stock units with a value of approximately $80,000 (as of the grant date) each year. The restricted stock units are generally granted each year after our second quarter earnings release, subject to service as a member of our board of directors at that time. The number of units subject to the award is determined by dividing the designated value of the grant by the per share stock price at close of the market on the grant date. The restricted stock units awarded vest fully on the first anniversary of the grant date. The awards are generally settled (and unrestricted shares of Class A common stock issued) upon vesting, subject to any settlement deferral election made by the grantee as permitted by applicable tax laws.

In February 2014, and in light of the fact that Mr. Schafer assumed the role of Chairman of the Board following the retirement of our prior Chief Executive Officer (and Chairman of the Board) in November 2013, our board, with input from PM&P, approved increasing Mr. Schafer’s aggregate retainer compensation to $180,000 beginning in 2014.  Of that amount, $60,000 was paid in the form of an annual cash retainer and $120,000 in value was in the form of restricted stock units.  The amounts were provided consistent with our existing non-employee director compensation policy as described above.

2015 Director Compensation

In March 2015, our board of directors, as newly-reconstituted following the completion of the Combination, adopted a new non-employee director compensation policy, effective February 2, 2015, which superseded the non-employee director compensation policy described above. Pursuant to the current policy, members of our board of directors who are not employed by us or any of our subsidiaries will receive an annual cash retainer of $75,000, payable in equal quarterly installments, for their service on the board. Additionally, the chairpersons of our Compensation Committee and Corporate Governance Committee will receive an additional $20,000 annual fee for their service in that capacity, and the other members of those respective committees will receive an annual fee of $8,000 for their service on the committees, in each case payable in equal quarterly installments. The chairperson of our Audit Committee will receive an additional $30,000 annual fee for his service in that capacity, and the other members of the Audit Committee will receive an annual fee of $12,000 for their service on the Audit Committee, in each case payable in equal quarterly installments. Furthermore, our Chairman of the Board of Directors will receive an additional $100,000 annual fee for his service in that capacity. This additional fee to our Chairman of the Board of Directors will be payable in equal quarterly installments, and may be made, at the Chairman’s election, either in cash or in shares of our Class A common stock. For 2015 the Chairman has elected to receive this additional fee in cash. For future years he must make an irrevocable election with respect to the form of payment of this additional fee prior to the commencement of the applicable year. Our Lead Independent Director will also receive an annual cash fee of $10,000 for his service in that capacity.

In addition to the foregoing compensation that our applicable directors will receive under our non-employee director compensation policy adopted in March 2015, each non-employee director will also receive an annual award of restricted stock valued (based on the closing price of our Class A common stock on the New York Stock Exchange on the date of grant) at $120,000. The policy provides that the awards will be made on an annual basis on the date that our Compensation Committee grants regular annual equity awards to the company’s applicable officers and other employees. The shares granted to the non-employee directors will vest in full one year from the date of grant (subject to continued service), and the vesting of the shares will accelerate in full upon the death or disability of the grantee, or upon a change in control of our company (as defined in the applicable equity incentive plan under which the awards are granted). If our stockholders approve our 2015 Plan, we will issue restricted stock unit awards which will vest in full one year from the date of grant, subject to continued service at that time. Lastly, each of our non-employee directors will be reimbursed for out-of-pocket expenses incurred for attendance at board and committee meetings.

Director Compensation Table

The following table summarizes the compensation received by our non-employee directors for their services during fiscal year 2014.  As noted above, employee directors (i.e., Mr. Fish), and Mr. Le Blanc, did not receive additional compensation for their service on our board of directors in 2014.  Each of the directors noted in the table below, except Mr. Schafer, resigned from our board of directors upon the closing of the Combination in February 2015.

Director	Fees Earned or Paid In Cash(1)	Stock Awards(2)	Other Compensation	Total
Michael E. Boxer	$93,500	$80,000	—	$173,500
Robert M. Le Blanc	—	—	—	—
M. Bernard Puckett	$70,500	$80,000	—	$150,500
Linda Rosenstock, M.D.	$71,000	$80,000	—	$151,000
Glenn S. Schafer	$82,500	$120,003	—	$202,503
Bruce A. Yarwood	$58,000	$80,000	—	$138,000

(1)         Represents fees paid to directors for their service on the board of directors and its committees as described above.

(2)         The amounts shown represent the aggregate grant date fair value of all stock awards granted in 2014, as computed in accordance with FASB ASC Topic 718, which for each non-employee director consisted of an award of 13,245 restricted stock units (19,868 restricted stock units for Mr. Schafer) granted on August 13, 2014 (based on the closing price of our Class A common stock of $6.04 on that date). Each restricted stock unit represents the contingent right to receive one share of our Class A common stock. The restricted stock units would, pursuant to their terms, typically vest in full on August 13, 2015. However, as a result of the Combination, the vesting of the restricted stock units, other than those granted to Mr. Schafer (because he continues to serve on our board of directors after the closing of the Combination) accelerated and the units were settled upon the closing of the Combination.

The members of our board of directors also are entitled to reimbursement of their expenses incurred in connection with attendance at board and committee meetings and conferences with our senior management.  We do not offer our non-employee directors and any perquisites or other forms of compensation for service on our board of directors.

The following table sets forth the number of unvested restricted stock units held by each of our non-employee directors as of December 31, 2014. None of our non-employee directors held any stock options or other unvested awards as of December 31, 2014.

Name	Unvested Restricted Stock Units Outstanding at 12/31/14 (# of units)
Michael E. Boxer	13,245
Robert M. Le Blanc	—
M. Bernard Puckett	13,245
Linda Rosenstock, M.D.	13,245
Glenn S. Schafer	19,868
Bruce A Yarwood	13,245

Compensation Risk Assessment

In 2014, our Compensation Committee and management reviewed the design and operation of our compensation programs. The review included an assessment of the level of risk associated with our executive compensation program as well as incentive plans at other levels of the organization.  As part of this review and assessment, the Compensation Committee identified the following features, among others, that work to avoid, discourage, or mitigate excessive or unnecessary risk taking:

•      Our pay philosophy targets compensation at market competitive levels and emphasizes performance-based awards;

•      The elements of our compensation programs (base pay, short-term incentive and long-term incentives) are balanced.

•      The timing of incentive award payouts and/or vesting is generally linked to future performance.

•      Incentive plans utilize a diversified set of financial and non-financial performance metrics that are measured at combinations of organizational and individual levels.

•      Long-term incentive awards provide a mix of equity vehicles, including stock options, performance-vesting restricted stock and time-vesting restricted stock, which are all subject to multi-year vesting schedules.

•      Individual awards under our performance incentive plans are capped at specified maximum levels.

•      Award accruals and payments are monitored on an ongoing basis by management, and with respect to our executive officers, by the Compensation Committee.

Additional features of our executive compensation program include:

•      The Compensation Committee provides ongoing oversight.

•      The Compensation Committee sets performance measures and goals under our annual performance bonus plans to ensure resulting payouts are appropriate for a given level of achievement.

•      Our performance bonus plans incorporate the exercise of negative discretion on the part of the Compensation Committee, which allows them discretion to make downward adjustments of payouts in response to our financial or operational performance.

•      Our stock ownership guidelines promote long-term ownership of our stock and further align our executives’ long-term interests with those of our stockholders.

•      Our policy to claw back certain bonus amounts in the event of a restatement of our financial statements helps to ensure executives act in the best interests of our company and its stockholders.

•      A prohibition on insider trading.

We believe that our compensation programs effectively link performance-based compensation to the achievement of long-term and short-term goals, and does not encourage unnecessary or excessive risk taking. Based on the foregoing review and assessment, we believe that our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve, or in the past year have served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our board of directors or compensation committee. Robert M. Le Blanc, M. Bernard Puckett (Chairman), Glenn S. Schafer, Linda Rosenstock and Bruce A. Yarwood served as the members of the Compensation Committee in 2014 and until the closing of the Combination on February 2, 2015.  Since the closing of the Combination, David Reis, John F. DePodesta, Robert H. Fish and Arnold Whitman have served as the members of the Compensation Committee.

Robert M. Le Blanc serves as a Managing Director of Onex Corporation. During 2014, we had an agreement with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation, which together with its affiliates owned shares representing a majority of the voting power of our outstanding common stock throughout 2014. In exchange for providing us with corporate finance and strategic planning consulting services, we paid Onex Manager an annual fee of $0.5 million. We also reimbursed Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. In addition, throughout 2014, stockholders who collectively held a majority of the voting power of our outstanding common stock, including Onex Corporation, were party to an investor stockholders’ agreement. Under this agreement, those stockholders agreed to vote their shares on matters presented to the stockholders as specifically provided in the investor stockholders’ agreement, or, if not so provided, in the same manner as Onex. In particular, each non-Onex party agreed to vote all of its shares to elect to our board of directors such individuals as may be designated by Onex from time to time. Mr. Le Blanc was designated to serve on our board of directors by Onex. Both of the foregoing agreements were terminated upon the closing of the Combination on February 2, 2015.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Skilled Healthcare Group, Inc.’s audited consolidated balance sheets as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014 and the notes thereto.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Skilled Healthcare Group, Inc.’s accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.

The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of Genesis Healthcare, Inc. (formerly Skilled Healthcare Group, Inc.) that its audited financial statements for the fiscal year ended December 31, 2014, be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by:	James H. Bloem (Chair) John F. DePodesta Glenn S. Schafer Members of the Audit Committee

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are seeking non-binding advisory stockholder approval of the compensation of our Named Executive Officers as disclosed in the section of this proxy statement entitled “Executive Compensation.” The vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Although the vote is non-binding, the board of directors and the Compensation Committee will review the voting results in connection with their regular evaluations of our compensation programs.

Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders of Genesis Healthcare, Inc. (formerly Skilled Healthcare Group, Inc.) hereby approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure in the company’s proxy statement for the 2015 Annual Meeting of Stockholders.

The compensation paid to our executive officers is based on an overall program design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that the board of directors and Compensation Committee believe promote the creation of long-term stockholder value and position our company for long-term success. As described more fully in the foregoing Compensation Discussion and Analysis section of this proxy statement, the mix of fixed and performance-based compensation, the terms of our annual performance plan and our long-term incentive awards, as well as the terms of our executives’ employment agreements, are designed to enable us to attract and maintain top talent while, at the same time, aligning performance and compensation.

Our board of directors believes that the design of our compensation programs, the information provided above and the disclosure in the Compensation Discussion Analysis section of this proxy statement demonstrate the aforementioned objectives. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL 3: APPROVAL OF THE GENESIS HEALTHCARE, INC. 2015 OMNIBUS EQUITY INCENTIVE PLAN

The board of directors requests that stockholders approve the 2015 Plan. The board of directors has adopted the 2015 Plan, subject to the approval of our stockholders.

If the 2015 Plan is approved by our stockholders, the 2015 Plan will become effective upon its approval (the “Effective Date”), and no further grants will be made under our existing equity incentive plan, the Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan (the “Prior Plan”). The 2015 Plan will terminate on the tenth anniversary of the Effective Date, unless terminated earlier by the board of directors, but awards granted prior to such date may extend beyond that date. If the 2015 Plan is not approved by our stockholders, no awards will be made under the 2015 Plan, but we will likely not have enough shares remaining under the Prior Plan to grant an appropriate amount of equity awards for 2015.

If this proposal is approved, the maximum number of shares reserved for issuance under the 2015 Plan will be 19,000,000 plus (i) the number of shares of common stock reserved for issuance, but with respect to which awards have not been made, under the Prior Plan (which, as of April 8, 2015 constituted 1,827,810 shares), and (ii) the number of shares of common stock subject to awards outstanding on the Effective Date under the Prior Plan, which, in each case, are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the plan participant. Notwithstanding the foregoing, shares of common stock surrendered or withheld under the Prior Plan as payment of either the exercise price of an award (including shares of common stock otherwise underlying an award of a share appreciation right that are retained by the company to account for the exercise price of such share appreciation right) and/or withholding taxes in respect of an award shall not be reserved for issuance under the 2015 Plan. Upon the Effective Date, no further awards will be made under the Prior Plan, but outstanding awards will continue in effect in accordance with their terms.

In addition to requesting shareholder approval of the 2015 Plan and the new shares being reserved for issuance (19,000,000), we also are requesting shareholder approval of the material terms of the 2015 Plan in order to allow performance-based compensation under Section 162(m) of the Code to be tax-deductible, to the extent applicable to us, including performance measures and maximum individual limits. See “Performance-Based Awards” below. The company is required to obtain this approval for performance-based awards in order to ensure that we can claim an income tax deduction when we pay such awards.

Under Section 162(m) of the Code, annual compensation in excess of $1 million paid to individuals who are “covered employees” will not be deductible by us unless it is “performance-based compensation.” The plan administrator may make awards under the 2015 Plan to eligible participants who are covered employees (or to individuals whom the plan administrator believes may become covered employees) that are intended to qualify as performance-based compensation under Section 162(m) of the Code, to the extent it is applicable to us. To qualify, the exercisability and/or payment of such awards will generally be subject to the achievement of performance criteria based upon one or more performance goals set forth in the 2015 Plan and to certification of such achievement in writing by the Compensation Committee. The performance criteria will be established in writing by that committee not later than the time period prescribed under Section 162(m) of the Code.

Final approval of the 2015 Plan by our stockholders will enable us to grant “incentive stock options,” or “ISOs,” which qualify for certain favorable tax treatment under Section 421 of the Code.

Grants of options, restricted shares, restricted stock units and other share-based awards to our officers, employees, directors, independent contractors and consultants are an important part of our long-term incentive compensation program, which we use in order to strengthen the commitment of such individuals to the company, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the company.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE GENESIS HEALTHCARE, INC. 2015 OMNIBUS EQUITY INCENTIVE PLAN.

Equity Compensation Plan Information

The information in the following table may be relevant to your consideration of this proposal. The following table summarizes the company’s compensation plan information (including individual compensation arrangements) as of the fiscal year ended December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	782,622	$9.35	(2)	1,110,274
Equity compensation plans not approved by security holders	—	—		—

Total	782,622	$9.35	(2)	1,110,274

(1)         Includes restricted stock units and options to purchase the company’s shares of Class A common stock awarded under the Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan.

(2)         Restricted stock units are settled in the company’s shares of Class A common stock on a one-for-one basis; therefore, this weighted-average exercise price does not include outstanding restricted share units.

Historical Annual Share Usage

While the use of equity is an important part of our compensation program, we are mindful of our responsibility to our stockholders to exercise judgment in granting equity awards.

Although our future burn rate will depend upon and be influenced by a number of factors, such as the number of plan participants, the price per share of our common stock and the methodology used to establish the equity award mix, the 19,000,000 shares of common stock reserved for issuance under the 2015 Plan will enable us to continue to utilize stock-based awards as a significant component of our compensation program and help meet our objectives to attract, retain and incentivize talented personnel. In determining the share reserve, we considered an analysis of the company’s overall equity plan dilution and annual share utilization (“burn rate”) relative to a peer group of comparable companies. The results of the analysis indicated that at 19,000,000 shares, our overall plan dilution (shares available and outstanding grants) would be slightly below the median of the peer group.

Overhang

As of December 31, 2014, we had approximately 1.8 million shares of our common stock subject to outstanding equity awards or available for future equity awards under the Prior Plan, which represented approximately 4.4% of our fully diluted shares of common stock outstanding (or, the “overhang percentage”) as of that date. The 19 million new shares proposed to be included in the 2015 Plan share reserve would increase the overhang percentage as of April 8, 2015 (which reflects our outstanding share capital on a post-Combination basis) to approximately 11.0%.

Share Usage

The annual share usage under the company’s equity compensation program for the last three fiscal years is set forth in the following table. For purposes of calculating dilution, unlike time-based restricted stock and performance-based restricted stock, stock options and restricted stock units are not shares of common stock. As a result, stock options and restricted stock units are not included in our basic weighted average common shares outstanding in the table below, and they are therefore added to the number of basic weighted average common shares outstanding for purposes of calculating dilution.

	Fiscal Year 2014	Fiscal Year 2013	Fiscal Year 2012	Average
(A) Stock Options Granted	—	—	106,748	35,583
(B) Time-Based Restricted Stock Granted	362,239	284,245	195,127	280,537
(C) Performance-Based Restricted Stock Granted	512,475	1,371,984	360,535	748,331
(D) Restricted Stock Units Granted	72,848	80,480	86,328	79,885
(E) Total Awards Granted (Excluding Stock Options) (B+C+D)	947,562	1,736,709	641,990	1,108,754
(F) Total Awards Granted (Including Stock Options) (A+E)	947,562	1,736,709	748,738	1,144,336
(G) Basic Weighted Average Common Shares Outstanding	38,124,601	37,532,740	37,388,488	37,681,943
(H) Annual Share Usage (F / G)	2.5%	4.6%	2.0%	3.0%
(I) Dilution (F / [A+D+G])	2.5%	4.6%	2.0%	3.0%

Description of the 2015 Plan

The following is a summary of the material features of the 2015 Plan. This summary is qualified in its entirety by the full text of the 2015 Plan, a copy of which is included as Exhibit A hereto.

Types of Awards

The 2015 Plan provides for the issuance of options, share appreciation rights (referred to as SARs), restricted shares, restricted stock units (referred to as RSUs), other share-based awards and cash awards to our officers, employees, directors, independent contractors and consultants.

Shares Available; Certain Limitations

The maximum number of shares of common stock reserved and available for issuance under the 2015 Plan will be equal to the sum of 19,000,000 plus (i) the number of shares of common stock reserved for issuance, but with respect to which awards have not been made, under the Prior Plan, and (ii) the number of shares of common stock subject to awards outstanding on the Effective Date under the Prior Plan, which, in each case, are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the plan participant. Notwithstanding the foregoing, shares of common stock surrendered or withheld under the Prior Plan as payment of either the exercise price of an award (including shares of common stock otherwise underlying an award of a share appreciation right that are retained by the company to account for the exercise price of such share appreciation right) and/or withholding taxes in respect of an award shall not be reserved for issuance under the 2015 Plan. Upon the Effective Date, no further awards shall be made under the Prior Plan. No individual (including any individual who is likely to be a “covered employee” for purposes of Section 162(m) of the Code) may be granted options or SARs during any fiscal year in excess of 2,000,000 shares or restricted shares, RSUs, or other share-based awards in excess of 1,000,000 shares during any single fiscal year. In addition, the maximum cash award that any such individual may receive with respect to a cash award in respect of any annual performance period is $2,500,000 and for any other performance period, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve (12).  In addition, no non-employee director shall be granted awards in any consecutive 12-month period in respect of shares of common stock having a fair market value of more than $750,000, as measured as of the applicable grant date.

Shares of common stock subject to an award under the 2015 Plan that remain unissued upon the cancellation or termination of the award will again become available for grant under the 2015 Plan. However, shares of common stock that are surrendered by a participant or withheld as payment of the exercise price in connection with any award under the 2015 Plan, as well as any shares of common stock exchanged by a participant or withheld to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the 2015 Plan. If an award is denominated in shares, but settled in cash, the number of shares of common stock previously subject to the award will again be available for grants under the 2015 Plan. If an award can only be settled in cash, it will not be counted against the total number of shares of common stock available for grant under the 2015 Plan.

Administration

The 2015 Plan will be administered by the board of directors, or if the board does not administer the 2015 Plan, a committee of the board that complies with the applicable requirements of Section 162(m) of the Code, Section 16 of the Securities Exchange Act of 1934 and any other applicable legal or stock exchange listing requirements (the board or committee referred to above being sometimes referred to as the plan administrator). The plan administrator may interpret the 2015 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2015 Plan, provided that the plan administrator will not have the authority to re-price or cancel and re-grant any award at a lower exercise, base or purchase price or cancel any award with an exercise, base or purchase price in exchange for cash, property or other awards without first obtaining the approval of our stockholders.

The 2015 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Restricted Shares and RSUs

Restricted shares and RSUs may be granted under the 2015 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, applicable to the grant of restricted shares. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted shares and RSUs will be forfeited. Subject to the provisions of the 2015 Plan and the applicable individual award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability. The rights of restricted share and RSU holders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted shares will generally have all of the rights of a shareholder during the restricted period, including the right to receive dividends declared with respect to such shares; provided, however, that dividends declared during the restricted period with respect to an award that vests or becomes payable upon the achievement of performance goals shall only become payable if (and to the extent) that the performance goals underlying the award are achieved. During the restricted period, participants with RSUs will generally not have any rights of a shareholder, but may be credited with dividend equivalent rights if the applicable individual award agreement so provides.

Options

We may issue non-qualified stock options and “incentive stock options” or “ISOs” (within the meaning of Section 422 of the Code) under the 2015 Plan. No more than 8,500,000 shares may be made subject to ISOs. The terms and conditions of any options granted to a participant will be set forth in an award agreement and, subject to the provisions in the 2015 Plan, will be determined by the plan administrator. The exercise price of any option granted under our 2015 Plan must be at least equal to the fair market value of a share of our common stock on the date the option is granted (110% of fair market value in the case of ISOs granted to ten percent stockholders). The maximum term of an option granted under our 2015 Plan is ten (10) years. The amount of incentive stock options that become exercisable for the first time in a particular year cannot exceed a value of $100,000 per participant, determined using the fair market value of the shares on the date of grant.

Subject to our 2015 Plan, the plan administrator will determine the vesting and other terms and conditions of options granted under our 2015 Plan and the plan administrator will have the authority to accelerate the vesting of any option in its sole discretion. Unless the applicable option award agreement provides otherwise, in the event of a participant’s termination of employment or service for any reason other than for cause, disability or death, such participant’s options (to the extent exercisable at the time of such termination) generally will remain exercisable until 90 days after such termination and then expire. Unless the applicable option agreement provides otherwise, in the event of a participant’s termination of employment or service due to disability or death, such participant’s options (to the extent exercisable at the time of such termination) generally will remain exercisable until six (6) months after such termination and will then expire. Options that were not exercisable on the date of termination for any reason other than for cause will expire at the close of business on the date of such termination. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding options will expire at the commencement of business on the date of such termination. In no event, however, may an option be exercised after the expiration of its term.

Share Appreciation Rights

SARs may be granted under the 2015 Plan either alone or in conjunction with all or part of any option granted under the 2015 Plan. A free-standing SAR granted under the 2015 Plan entitles its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share common stock over the exercise price of the free-standing SAR multiplied by the number of shares in respect of which the SAR is being exercised. A SAR granted in conjunction with all or part of an option under the 2015 Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. Each SAR will be granted with an exercise price that is not less than 100% of the fair market value of the related shares of common stock on the date of grant. Unless the applicable SAR award agreement provides otherwise, in the event of an participant’s termination of employment or service for any reason other than for cause, disability or death, such participant’s SARs (to the extent exercisable at the time of such termination) generally will remain exercisable until 90 days after such termination and then expire. Unless the applicable SAR award agreement provides otherwise, in the event of a participant’s termination of employment or service due to disability or death, such participant’s SARs (to the extent exercisable at the time of such termination) generally will remain exercisable until six (6) months after such termination and will then expire. SARs that were not exercisable on the date of termination for any reason other than for cause will expire at the close of business on the date of such termination. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding SARs will expire at the commencement of business on the date of such termination. The maximum term of all SARs granted under the 2015 Plan will be determined by the plan administrator, but may not exceed ten (10) years. The plan administrator may determine to settle the exercise of a SAR in shares of common stock, cash, or any combination thereof.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other Share-Based Awards

Other share-based awards, valued in whole or in part by reference to, or otherwise based on, shares of common stock (including dividend equivalents) may be granted under the 2015 Plan. The plan administrator will determine the terms and conditions of such other share-based awards, including the number of shares of common stock to be granted pursuant to such other share-based awards, the manner in which such other share-based awards will be settled (e.g., in shares of common stock, cash or other property), and the conditions to the vesting and payment of such other share-based awards (including the achievement of performance goals). The rights of participants granted other share-based awards upon the termination of employment or service to the company will be set forth in the award agreement.

Cash Awards

Bonuses that are payable solely in cash may also be granted under the 2015 Plan, and may be granted contingent upon the achievement of performance goals. The rights of participants granted cash awards upon the termination of employment or service to the company will be set forth in the applicable award agreement.

Performance Goals

The vesting of awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code will be based upon one or more of the following criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share price appreciation; (x) cash flow, cash flow per share, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) cost targets, reductions and savings, productivity and efficiencies; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, quality of patient care, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvi) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xvii) any combination of, or a specified increase in, any of the foregoing, (xviii) economic value created; and (xix) share price or total shareholder return.

The criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to us or any of our affiliates, or one of our divisions or strategic business units or a division or strategic business unit of any of our affiliates, or may be applied to our performance relative to a market index, a group of other companies or a combination thereof, all as determined by the plan administrator. The criteria may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. The criteria will be determined in accordance with GAAP (to the extent applicable) and achievement of the criteria will require certification by the plan administrator. To the extent permitted by Section 162(m) of the Code, the plan administrator will have the authority to make equitable adjustments to the criteria in recognition of unusual or non-recurring events affecting us or any of our affiliates or our financial statements or the financial statements of any of our affiliates, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Equitable Adjustments

In the event of a merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of common stock, cash or other property), stock split, reverse stock split, share subdivision or consolidation, combination, exchange of shares, or other change in corporate structure affecting the shares of common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number of shares of common stock reserved for issuance under the 2015 Plan, (ii) the maximum number of shares of common stock that may be subject to awards granted to any participant in any calendar or fiscal year, (iii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2015 Plan, and (iv) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted shares, RSUs and other share-based awards granted under the 2015 Plan. Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the board may cancel the award without the payment of any consideration to the participant.  With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements.  Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control

In the event that a “change in control” of the company or FC-GEN, our major affiliate (in each case, as defined in the 2015 Plan) occurs, then (a) with respect to awards not subject to performance conditions, the restrictions (including exercise restrictions), deferral limitations, payment conditions and forfeiture conditions applicable to any award will lapse and such unvested awards will be deemed fully vested, (b) any award subject to performance conditions which are tied to a price of a share of common stock will only vest to the extent performance conditions are met as of the date of the change in control, and (c) any award subject to performance conditions which are not determined by reference to the price of a share of common stock will only vest to the extent performance conditions are on track to be met based on the performance through the date of the change in control, as determined in the sole discretion of the plan administrator. The plan administrator will also have the discretion to provide that all options or stock appreciation rights outstanding immediately prior to such change in control will expire on the effective date of such change in control.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of the minimum amount of applicable taxes required by law to be withheld with respect to any award granted under the 2015 Plan. The company has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2015 Plan

The 2015 Plan provides the board of directors with authority to amend, alter or terminate the 2015 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Shareholder approval of any such action will be obtained if required to comply with applicable law.

2015 Plan Term

The 2015 Plan will terminate on the tenth anniversary of the Effective Date (although awards granted before that time will remain outstanding in accordance with their terms).

U.S. Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of awards under the 2015 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Non-Qualified Stock Options

A participant who has been granted a non-qualified stock option will not recognize taxable income upon the grant of a non-qualified stock option. Rather, at the time of exercise of such non-qualified stock option, the participant will recognize ordinary income for income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income. If shares acquired upon exercise of a non-qualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Incentive Stock Options

In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of common stock are purchased by a participant, or option shares, pursuant to the exercise of an ISO granted under the 2015 Plan and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the participant, such disposition a disqualifying disposition, then, generally (1) the participant will not realize ordinary income upon exercise and (2) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the shares of common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares. Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a nonqualified stock option as discussed above. In general, we will receive an income tax deduction at the same time and in the same amount as the participant recognizes ordinary income.

Share Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares of common stock received upon exercise of a SAR will be the fair market value of the shares common stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Shares

A participant generally will not be taxed upon the grant of restricted shares, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the earlier of the time the shares become transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation and not as dividend income. Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions on transfer and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

RSUs

In general, the grant of RSUs will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards

With respect to other awards granted under the 2015 Plan, including other share-based award and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares of common stock or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Section 162(m)

Section 162(m) of the Code denies a deduction for certain annual compensation in excess of $1,000,000 paid to individuals who are “covered employees” unless it qualifies as “performance-based compensation.” The plan administrator may make awards under the 2015 Plan to eligible participants who are covered employees (or to individuals whom the plan administrator believes may become covered employees) that are intended to qualify as performance-based compensation under Section 162(m) of the Code. To qualify, the exercisability and/or payment of such awards must generally be subject to the achievement of performance criteria based upon one or more performance goals set forth in the 2015 Plan and to certification of such achievement in writing by the plan administrator. The performance criteria must be established in writing by the plan administrator not later than the time period prescribed under Section 162(m) of the Code.

New Plan Benefits

We have determined to award the number or dollar value, as the case may be, of RSUs to the individuals and groups identified below, subject to approval by our stockholders of the 2015 Plan. Other benefits to be provided under the 2015 Plan will be granted at the discretion of the Compensation Committee and accordingly are not determinable at this time.

Name and Position	Dollar Value ($) of Restricted Stock Units	Number of Restricted Stock Units
George V. Hager, Jr. Chief Executive Officer	—	113,000
Robert A. (“Mike”) Reitz Executive Vice President and Chief Operating Officer	—	58,000
Thomas DiVittorio Chief Financial Officer	—	51,000
Dan Hirschfeld	—	46,000
Executive Vice President and President, Genesis Rehabilitation Services, Respiratory Health Services and CareerStaff Unlimited
Michael S. Sherman Senior Vice President, General Counsel, Secretary and Assistant Treasurer	—	32,000
JoAnne Reifsnyder Senior Vice President, Clinical Operations and Chief Nursing Officer	—	38,000
Executive Group	—	338,000
Non-Executive Director Group	$1,200,000	—
Non-Executive Officer Employee Group	—	4,812,000

PROPOSAL 4: RATIFICATION OF SELECTION OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of KPMG LLP is expected to attend the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the ability of the Audit Committee to select KPMG LLP as our independent registered public accounting firm, we believe such ratification is desirable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of KPMG LLP as our independent registered public accounting firm. If the stockholders do not ratify the selection of KPMG LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, that the Audit Committee may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

For the fiscal years ended December 31, 2013 and 2014, Ernst & Young LLP served as our independent registered public accounting firm. On February 16, 2015, the Audit Committee chose to (i) dismiss Ernst & Young LLP as our independent registered public accounting firm, and (ii) formally engage KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2015.  For additional information regarding the change in independent registered public accounting firm, please see “—Dismissal of Independent Registered Public Accounting Firm” below.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Independent Registered Public Accounting Firm

Ernst & Young LLP, which served as our independent registered public accounting firm for the fiscal years ended December 31, 2014 and 2013, provided audit, audit-related and tax services to us during those fiscal years as follows:

Type of Fees	Fiscal 2014	Fiscal 2013
Audit Fees	$1,046,504	$1,050,091
Audit-Related Fees	—	—
Tax Fees	143,900	502,250
All Other Fees	983,024	—
Total	$2,173,428	$1,404,966

Audit Fees

This category includes fees associated with our annual audit and the review of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, and the assistance with the review of our SEC registration statements.

Audit-Related Fees

This category includes fees associated with accounting consultations and attestation services that are not required by statute or regulation.  No fees were incurred for these items in 2014 or 2013.

Tax Fees

In 2014, this category included $9,000 in fees associated with tax return preparation and $134,900 in fees associated with tax planning and advice. In 2013, this category included $210,000 in fees associated with tax return preparation and $144,875 in fees associated with tax planning and advice.

All Other Fees

In 2014, this category included $983,024 in fees associated with due diligence services. We did not engage Ernst & Young LLP to provide any other services in 2013.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is required to pre-approve audit or non-audit services before the independent auditor is engaged by the Company or its subsidiaries. The Chairman of the Audit Committee is also authorized to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting.

The Audit Committee specifically approved all of the audit and non-audit services performed by Ernst & Young LLP and determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. In fiscal years 2014 and 2013 all audit fees, audit-related fees, and tax fees were pre-approved by the Audit Committee directly.

Dismissal of Independent Registered Public Accounting Firm

The Combination of Skilled Healthcare Group, Inc. and FC-GEN was treated as a “reverse acquisition” for accounting purposes and, as such, the historical financial statements of the accounting acquirer, FC-GEN, which were audited by KPMG LLP, will become the historical financial statements of Genesis Healthcare.

On February 16, 2015, the Audit Committee chose to (i) dismiss Ernst & Young LLP as Genesis Healthcare’s independent registered public accounting firm, and (ii) formally engage KPMG LLP to be the independent registered public accounting firm for Genesis Healthcare for the fiscal year ending December 31, 2015. The dismissal of Ernst & Young LLP became effective upon the issuance by Ernst & Young LLP of its reports on the company’s consolidated financial statements as of and for the fiscal year ending December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014 for inclusion in the company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014.

Ernst & Young LLP’s reports on the company’s financial statements for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. In addition, during the company’s two most recent fiscal years and through the date of this report, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

Genesis Healthcare has provided Ernst & Young LLP with a copy of the foregoing disclosures and requested that Ernst & Young LLP furnish a letter addressed to the SEC stating whether it agreed with the above statements made by the company. A copy of such letter, dated February 19, 2015, is filed as Exhibit 16.1 to our Current Report on Form 8-K/A filed on February 20, 2015.

During the fiscal years ended December 31, 2014 and 2013, and subsequent period through the date of this report, neither the company nor anyone on its behalf consulted with KPMG LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report nor oral advice was provided to the company that KPMG LLP concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Related Person Transactions

Since 2007, our board of directors has had a written policy to which all related party transactions are subject. Related party transactions are transactions between us and our directors or members of senior management, as defined by Item 404 of Regulation S-K of the Securities Act of 1933. Under SEC rules, a related party is, or any time since the beginning of the last fiscal year was, a director, executive officer, nominee for director, an immediate family member (as defined under applicable SEC rules) of such persons, or a 5% stockholder of the Company. A related party transaction is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related party had, has or will have a direct or indirect material interest. Pursuant to the policy, existing related party transactions are reviewed on a biannual basis with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were previously approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming the continuing desirability of and need for each related party arrangement.

Newly proposed related party transactions are fully and carefully reviewed by the Audit Committee for evaluation and approval. The Audit Committee has the authority to hire and consult with outside financial, legal and other advisors as it deems appropriate in its evaluation of any such proposed transactions. The information provided to the directors reviewing a transaction must be sufficiently comprehensive so that the Audit Committee can reach informed decisions about related party transactions.

In addition, our board of directors takes active measures to ensure that the entities providing these related party services are being held to the same standards that we would demand of unaffiliated third-party service providers and there is a clear and articulable reason for procuring the services from a related party.

Except as set forth below, each of the transactions identified below was approved by our Audit Committee.

Related Person Transactions

Agreement with Onex Partners Manager LP

Throughout 2014 we had an agreement with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation, which together with its affiliates owned shares representing a majority of the voting power of our outstanding common stock throughout 2014. In exchange for providing us with corporate finance and strategic planning consulting services, we paid Onex Manager an annual fee of $0.5 million. We also reimbursed Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. Robert M. Le Blanc, who served as one of our directors throughout 2014, and Joshua Hausman, who has served as one of our directors since February 2015, currently serve as Managing Directors of Onex Corporation. This agreement was originally negotiated and entered into in conjunction with Onex’s acquisition of our predecessor company in 2005. This agreement was terminated upon the closing of the Combination on February 2, 2015.

Stockholders’ Agreement

Throughout 2014 stockholders who collectively held a majority of the voting power of our outstanding common stock, including Onex Corporation and certain of its affiliates, were party to an investor stockholders’ agreement. Under this agreement, those stockholders agreed to vote their shares on matters presented to the stockholders as specifically provided in the investor stockholders’ agreement, or, if not so provided, in the same manner as Onex. In particular, each non-Onex party agreed to vote all of its shares to elect to our board of directors such individuals as may be designated by Onex from time to time. Mr. Le Blanc was designated to serve on our board of directors by Onex. This agreement was originally negotiated and entered into in conjunction with Onex’s acquisition of our predecessor company in 2005. This agreement was terminated upon the closing of the Combination on February 2, 2015.

Agreement with Executive Search Solutions

Throughout 2014 we were party to an employee placement agreement with Executive Search Solutions, LLC, or ESS, a provider of recruiting services to the healthcare services industry, pursuant to which we paid ESS $13,905 a month to provide us with qualified candidates based on our specified criteria for positions including director of nursing, business office manager and nursing home administrator and overhead positions at a director level or above. Our former President and Chief Operating Officer, Jose C. Lynch (whose employment with us ended in January 2014), served as a managing member of and held an ownership interest in ESS. We paid ESS a total of $152,955 in 2014. This agreement was terminated in January 2015.

Separation Agreements with Named Executive Officers

As discussed above, our Compensation Committee adopted certain retention and separation payment programs applicable to our Named Executive Officers in connection with the Combination. Each of the Named Executive Officers entered into customary separation and release agreements with the company upon their respective terminations of employment, which gave effect to the retention and separation payments contemplated by the aforementioned programs. Mr. Fish, who remains a member of our board of directors, participated in the aforementioned programs, part of which includes the continuation of his healthcare benefits for a period of 24 months following his termination of employment as our Chief Executive Officer upon the completion of the Combination in February 2015. Please see “Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control — Combination Retention and Separation Program” above for more information regarding these programs and the related payments made to the Named Executive Officers as a result of them.

Consulting Agreement with Roland G. Rapp

Following the termination of his employment in March 2015, we retained Roland G. Rapp, who is our former Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, and one of our Named Executive Officers for 2014, as a consultant in connection with an ongoing HUD-financing related project that the company is working on. The term of the consulting agreement ends on December 31, 2015. Under the arrangement, Mr. Rapp will receive reimbursement of his reasonable business expenses incurred on the project, and will be paid a success fee equal to 1/10 of 1% of the amount of the HUD-insured loans that are funded in connection with the project, if any. He will also be entitled to receive an additional success fee of 1/20 of 1% of the funded amount, if any, if certain criteria are met. There is no guarantee that any such loans will actually be funded at any time, or that Mr. Rapp will receive any associated success fee(s).

Tax Receivable Agreement

In connection with the closing of the Combination, on February 2, 2015, we entered into a tax receivable agreement (the “TRA”) with certain members of FC-GEN, which is now a subsidiary of Genesis Healthcare, that provides for the payment by us to such members of FC-GEN of 90% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (a) any increase in tax basis attributable to the exchange of FC-GEN Class A Units for shares of Class A Common Stock by such members of FC-GEN and (b) the tax benefits related to imputed interest we are deemed to pay under the Code or any provision of state, local or non-U.S. tax law as a result of our payment obligations to such members under the TRA.

The holders of FC-GEN Class A Units (other than Sun Healthcare Group, Inc. and certain of its subsidiaries) have the right (subject to certain limitations) to exchange their FC-GEN Class A Units for shares of our Class A Common Stock or, at the option of Sun Healthcare Group, Inc. (of which we own 100% of the shares), cash. As a result of such exchanges, our indirect share of the tax basis in the assets owned by FC-GEN and certain of its subsidiaries may increase. Any such increases in tax basis are likely to increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income tax that we otherwise would be required to pay in the future. These increases in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent the increased tax basis is allocated to those capital assets. The Internal Revenue Service, however, may challenge all or part of the existing tax basis, tax basis increase and increased deductions, and a court could sustain such a challenge.

Under the TRA, the benefits we are deemed to realize as a result of the increase in tax basis attributable to the members of FC-GEN generally will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no such increase in tax basis.

Estimating the amount of payments that may be made under the TRA is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and deductions, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A Common Stock at the time of an exchange, and the amount and timing of our income.

The TRA also provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, our obligations under the TRA would be based on certain assumptions. As a result of such assumptions, we could be required to make payments under the TRA that are greater or less than the specified percentage of the actual benefits we realize that are subject to the TRA. In addition, if we elect to terminate the TRA early, we would be required to make an early termination payment, which upfront payment may be made significantly in advance of the anticipated future tax benefits.

Payments under the TRA generally will be based on the tax reporting positions that we determine. Although we do not expect the Internal Revenue Service to challenge our tax reporting positions, we will not be reimbursed for any payments previously made under the TRA, but any overpayments will reduce future payments. As a result, in certain circumstances, payments could be made under the TRA in excess of the benefits that we actually realize in respect of the tax attributes subject to the TRA.

The full text of the TRA was filed as Exhibit 10.2 to our first Form 8-K filed on February 6, 2015. While our Audit Committee did not review or approve the TRA, our full board of directors unanimously reviewed and approved the form of TRA in conjunction with the board’s approval of the Combination in August 2014.

Voting Agreement

The holders of a majority of the voting power of the company’s common stock (the “Stockholders”) entered into an Amended and Restated Voting Agreement, dated February 2, 2015 (the “Voting Agreement”), pursuant to which they agreed that, with respect to all shares of Class A Common Stock and Class C Common Stock of which each Stockholder is the owner or otherwise holds the power to direct the vote at any particular future point in time (the “Shares”): (a) the Stockholders shall vote all of their Shares as determined by the Stockholders holding (i) with regard to the election of directors of the company, a majority of the Shares held by the Stockholders, and (ii) with regard to all other matters, at least seventy-five percent of the Shares held by the Stockholders; and (b) if, (i) with regard to any nominee for election as a director, Stockholders holding at least a majority of the Shares held by the Stockholders cannot agree, the Stockholders shall abstain or vote all of their Shares against such nominee, and (ii) with regard to all matters other than the election of directors, Stockholders holding at least seventy-five percent of the Shares held by the Stockholders cannot agree, the Stockholders shall abstain or vote all of their Shares against such matter. Accordingly, the Stockholders act as a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, in voting on all matters, including the election of directors.

The shares of Class A Common Stock, Class C Common Stock and OP units beneficially owned by the parties to the Voting Agreement represent approximately 63.4% of the outstanding shares of our Class A Common Stock on a fully as-converted and as-exchanged basis, and approximately 63.4% of the voting power of the company.

The full text of the Voting Agreement was filed as Exhibit 5 to the Schedule 13D filed by the Stockholders on February 12, 2015. Since neither we nor any of our subsidiaries are parties to the Voting Agreement, our Audit Committee has neither reviewed nor approved the agreement.

Board Observer Rights Agreement

The company entered into a board observer rights agreement, dated February 2, 2015, with Isaac Neuberger, the managing member of stockholders that collectively hold approximately 10.9% of the voting securities of the company on a fully as-converted and as-exchanged basis as of April 8, 2015, pursuant to which Mr. Neuberger has been granted observer rights on the board of directors. The agreement provides that the company will invite Mr. Neuberger to attend, in a nonvoting observer capacity, meetings of the board of directors and Mr. Neuberger will have the right to be heard at any such meeting. The company may exclude Mr. Neuberger from access to materials or meetings under certain circumstances. The agreement provides that the company will reimburse Mr. Neuberger for reasonable and documented out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. The rights under the agreement will terminate if certain entities of which Mr. Neuberger is the managing member cease to beneficially own more than five (5) percent of our class A common stock. While our Audit Committee did not review or approve the board observer rights agreement, our full board of directors unanimously approved entering into the board observer arrangement in conjunction with the board’s approval of the Combination in August 2014.

Service Agreements with Subsidiaries of FC PAC Holdings, LLC

Some of the company’s healthcare centers have entered into agreements, in the ordinary course of business and on arms-length terms, with companies that are owned indirectly by FC PAC Holdings, LLC (“FC PAC”). Pursuant to those agreements, such companies provide hospice, mobile radiology and laboratory/diagnostic services to approximately 130, 325 and 170 of the company’s centers, respectively. Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly beneficially hold ownership interests in FC PAC totaling less than 10% in the aggregate. Until March 31, 2015, a subsidiary of Genesis also indirectly held ownership interests in FC PAC and was a party to certain joint venture agreements related thereto with Messrs. Fishman, Hartman, Neuberger, Reis and Whitman or entities controlled by such individuals. We are unable to estimate the approximate dollar amount of these transactions because, depending upon the circumstances of each transaction, payments may be made by the center to the provider, by the provider to the center or by a third party payor to the provider or the center. As of March 31, 2015, neither Genesis nor any of its subsidiaries directly or indirectly owns any ownership interest in FC PAC. Our Audit Committee did not review or approve these agreements.

Therapy Agreements with Centers Operated by Consulate Healthcare

Genesis Rehabilitation Services (“GRS”), a subsidiary of the company, has entered into approximately 180 agreements, in the ordinary course of business and on arms-length terms, with healthcare centers operated by Consulate Health Care (“Consulate”) pursuant to which GRS provides therapy and respiratory services to such centers. Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly hold ownership interests in Lavie Care Centers, LLC, the parent company of Consulate. In the aggregate, Messrs. Fishman, Hartman, Neuberger, Reis and Whitman beneficially own a majority of the ownership interests of Consulate. While it is difficult to estimate the approximate dollar amount of these transactions, it is possible that the aggregate dollar amount of payments to GRS for these transactions during 2014 was more than $150 million. Our Audit Committee did not review or approve these agreements.

Ownership Interest in National Home Care Holdings, LLC

The company holds an approximate 6.8% ownership interest in National Home Care Holdings, LLC (doing business as Millennium Home Care, “NHCH”) and Messrs. Fishman, Whitman, Reis and Hartman hold, directly or indirectly, an ownership interest in NHCH totaling less than 10% in the aggregate. The company is a party to certain joint venture agreements with Messrs. Fishman, Whitman, Reis and Hartman regarding NHCH. GRS has entered into a therapy services agreement with NHCH in the ordinary course of business and on arms-length terms, pursuant to which GRS provided therapy services to NHCH in an approximate amount of $250,000 in 2014. Our Audit Committee did not review or approve these agreements.

Facility Lease

A subsidiary of the company entered into a lease, in the ordinary course of business and on arms-length terms, pursuant to which it leases one center in Alabama from Glenwood Realty. Messrs. Hartman, Fishman and Whitman directly or indirectly hold ownership interests in Glenwood Realty totaling approximately 39% in the aggregate. The annualized rent paid to the landlord is currently approximately $1.4 million.  Our Audit Committee did not review or approve this lease.

Indemnification Agreements

We have entered into indemnification agreements with our directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors.

We believe that all of these related party transactions were either on terms at least as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties, or if the transactions were negotiated in connection with acquisitions, the overall terms of which were as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other business is expressly granted by the completion of the enclosed proxy card. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders if they satisfy certain requirements as specified in the rule. While our board will consider stockholder proposals for inclusion in our proxy statement, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8. Nothing in our bylaws affects any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8. Any stockholder desiring to present a proposal for inclusion in our proxy statement for the 2016 annual meeting of stockholders must deliver the proposal to the Corporate Secretary by December 26, 2015.

Stockholder Proposals

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must, pursuant to our bylaws, which were most recently amended and restated on February 2, 2015, have given timely notice thereof in proper written form to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or be mailed and received at our principal executive office not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within twenty-five (25) days before or after the anniversary date of the preceding annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. In no event will the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If our 2016 annual meeting of stockholders is held within twenty-five (25) days before or after June 3, 2016, to be timely a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at our principal executive office between February 4, 2016 and March 5, 2016.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must include all of the applicable information required to be in such notices under our bylaws. A stockholder providing notice of business proposed to be brought before an annual meeting must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to the company’s bylaws is true and correct as of the date of the annual meeting and such update and supplement must be delivered to or be mailed and received by the Corporate Secretary at the principal executive office of the company prior to the annual meeting.

Stockholder Nominations of Directors

Pursuant to our bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors of the company, except as may be otherwise provided in our certificate of incorporation with respect to the right of holders of preferred stock of the company to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the board of directors (or any duly authorized committee thereof) or (ii) by any stockholder of the company (A) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or special meeting and (B) who complies with the notice procedures set forth in the bylaws.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or be mailed and received at our principal executive office (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual Meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within twenty-five (25) days before or after the anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first. In no event will the adjournment or postponement of an annual meeting or a special meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If our 2016 annual meeting of stockholders is held within twenty-five (25) days before or after June 3, 2016, to be timely a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at our principal executive office between February 4, 2016 and March 5, 2016.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must include all of the applicable information required to be in such notices under our bylaws. A stockholder providing notice of any nomination proposed to be made at an annual meeting or special meeting must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to our bylaws is true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting, and the update and supplement must be delivered to or be mailed and received by our Corporate Secretary at our principal executive office not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting.

No person will be eligible for election as a director of the company unless nominated in accordance with the procedures set forth in our bylaws. If the chairperson of the meeting determines that a nomination was not made in accordance with the procedures set forth in our bylaws, the chairman must declare to the meeting that the nomination was defective and the defective nomination must be disregarded.

General

You may write to our Corporate Secretary at our principal executive office, 101 East State Street, Kennett Square, Pennsylvania 19348, to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our bylaws. Our bylaws are available, free of charge, on the corporate governance page in the investor relations section of our website at www.genesishcc.com.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements, annual reports and other proxy materials (including Internet Availability Notices) with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials this year. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your bank or broker, direct your written request to Genesis Healthcare, Inc., Attn: Investor Relations, 101 East State Street, Kennett Square, Pennsylvania 19348, or contact the Genesis Healthcare, Inc. Investor Relations department at investorrelations@genesishcc.com or (610) 925-2000. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

GENESIS HEALTHCARE, INC.

Michael S. Sherman
Senior Vice President, General Counsel,
Secretary and Assistant Treasurer

Exhibit A

GENESIS HEALTHCARE, INC.
2015 OMNIBUS EQUITY INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the Genesis Healthcare, Inc. 2015 Omnibus Equity Incentive Plan. The purposes of the Plan are to provide an additional incentive to selected employees, directors, independent contractors and consultants of the Company or its Affiliates whose contributions are essential to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Cash Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. In addition, FC-GEN and all of its affiliates shall be deemed an affiliate of the Company.

(c) “Applicable Laws” means the applicable requirements under U.S. federal and state corporate laws, U.S. federal and state securities laws, including the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan, as are in effect from time to time.

(d) “Award” means any Option, Share Appreciation Right, Restricted Share, Restricted Stock Unit, Other Share-Based Award or Cash Award granted under the Plan.

(e) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(f) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(g) “Board” means the Board of Directors of the Company.

(h) “Bylaws” mean the bylaws of the Company, as may be amended and/or restated from time to time.

(i) “Cash Award” means cash awarded under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(j) “Cause” shall have the meaning assigned to such term in any individual employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Cause,” Cause means (i)  conviction of, or plea of guilty or nolo contendere to, by the Participant to any felony (whether or not involving the Company or any other member of the Company Group, as defined below) or any other crime involving moral turpitude which subjects, or if generally known, would subject, any member of the Company Group to public ridicule or embarrassment, (ii) fraud or other willful misconduct in respect of Participant’s duties of the office held by Participant, or (ii) Participant’s continued willful and intentional failure to substantially comply with the reasonable mandates of the Company commensurate with his/her position after a written demand for substantial compliance is delivered to him/her by the Company, which demand specifically identifies the mandate(s) with which the Company believes he/she has not substantially complied, and which failure is not substantially corrected by him/her within 10 days after receipt of such demand. Any voluntary termination of Employment by the Participant in anticipation of an involuntary termination of the Participant’s employment for Cause shall be deemed to be a termination for Cause.

(k)  “Change in Capitalization” means any (i) merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

(l) “Change in Control” means Change in Control of the Company or Change in Control of FC-GEN. Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or FC-GEN, as applicable, or a change in ownership of a substantial portion of the assets of the Company or FC-GEN, as applicable, shall also be deemed to have occurred under Section 409A of the Code.

(m) “Change in Control of the Company” means an event set forth in any one of the following paragraphs shall have occurred:

(1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or any Affiliate thereof) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or

(2) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (i) a merger or consolidation which results in (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (“Incumbent Directors”) continuing immediately thereafter to represent at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(3) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(n) “Change in Control of FC-GEN” means an event set forth in any one of the following paragraphs shall have occurred:

(1) any Person (other than the Company or its Affiliate) is or becomes the Beneficial Owner, directly or indirectly, of securities of FC-GEN (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or any Affiliate thereof) representing 50% or more of the combined voting power of FC-GEN’s, as applicable, then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or

(2) there is consummated a merger or consolidation of FC-GEN with any other corporation or other entity (other than the Company or any of its Affiliates), other than (i) a merger or consolidation which results in (A) the voting securities of FC-GEN, as applicable, outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, FC-GEN or any Subsidiary thereof, more than 50% of the combined voting power of the securities of FC-GEN, as applicable, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) the Incumbent Directors continuing immediately thereafter to represent at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if FC-GEN or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of FC-GEN (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of FC-GEN (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s or FC-GEN’s then outstanding securities; or

(3) the equity holders of FC-GEN approve a plan of complete liquidation or dissolution of FC-GEN or there is consummated an agreement for the sale or disposition by FC-GEN of all or substantially all of FC-GEN’s assets, other than (A) a sale or disposition of all or substantially all of FC-GEN’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by direct or indirect equityholders of the Company and FC-GEN following the completion of such transaction in substantially the same proportions as their ownership of the Company and FC-GEN immediately prior to such sale or (B) a sale or disposition of all or substantially all of FC-GEN’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (i) a Change in Control of FC-GEN shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock and equity securities of FC-GEN (other than the Company) immediately prior to such transaction or series of transactions continue to have substantially the same direct or indirect proportionate ownership in an entity which, directly or indirectly, owns all or substantially all of the assets of FC-GEN immediately following such transaction or series of transactions and (ii) direct or indirect acquisition of additional equity interest in FC-GEN by the Company shall not result in a Change in Control.

(o) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(p) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of an “outside director” within the meaning of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards as “performance-based compensation” under Section 162(m) of the Code), a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Certificate of Incorporation or Bylaws of the Company, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(q) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(r) “Company” means Genesis Healthcare, Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(s) “Covered Employee” has the meaning ascribed to the term “covered employee” set forth in Section 162(m) of the Code.

(t) “Disability” means, with respect to any Participant, that such Participant (i) as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

(u) “Effective Date” has the meaning set forth in Section 19 hereof.

(v) “Eligible Recipient” means an employee, director, independent contractor or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an employee, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(x) “Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase Shares issuable upon exercise of such Award, and, with respect to a Share Appreciation Right, the base price per share of such Share Appreciation Right, which, with respect to Options and Share Appreciation Rights, in any event will not be less than one hundred percent (100%) of the Fair Market Value of a related share of Common Stock on the date of grant.

(y) “Fair Market Value” of a share of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.

(z) “FC-GEN” means FC-GEN Operations Investment LLC, a Delaware Limited Liability Company.

(aa) “ISO” means an Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(bb) “Nonqualified Stock Option” shall mean an Option that is not designated as an ISO.

(cc) “Option”  means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof.  The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

(dd) “Other Share-Based Award” means a right or other interest granted pursuant to Section 10 hereof that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the Common Stock, including, but not limited to, unrestricted Shares, restricted stock units, dividend equivalents or performance units, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(ee) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 below, to receive grants of Awards, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(ff) “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share price appreciation; (x) cash flow, cash flow per share, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) cost targets, reductions and savings, productivity and efficiencies; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, quality of patient care, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvi) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xvii) any combination of, or a specified increase in, any of the foregoing, (xviii) economic value created; and (xix) share price or total shareholder return.  Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Affiliate thereof, or a division or strategic business unit of the Company or any Affiliate thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles (to the extent applicable) and shall be subject to certification by the Committee; provided, that, to the extent permitted by Section 162(m) of the Code to the extent applicable, the Committee shall make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in Applicable Laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.  Notwithstanding the foregoing, the Committee shall take any actions pursuant to this paragraph to the extent necessary and desirable to maintain qualification of Awards as performance-based compensation under Section 162(m) of the Code.

(gg) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(hh) “Plan” means this 2015 Omnibus Equity Incentive Plan.

(ii) “Restricted Shares” means Shares granted pursuant to Section 9 below subject to certain restrictions that lapse at the end of a specified period (or periods) and/or upon attainment of specified performance objectives.

(jj) “Restricted Stock Unit” means the right granted pursuant to Section 9 hereof to receive a Share at the end of a specified restricted period (or periods) of time and/or upon attainment of specified performance objectives.

(kk) “Shares” means Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, amalgamation, consolidation or other reorganization) security.

(ll) “Share Appreciation Right” means the right pursuant to an Award granted under Section 8 below to receive an amount equal to the excess, if any, of (i) the aggregate Exercise Price, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(mm) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards as performance-based compensation under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”).

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Options, Share Appreciation Rights, Restricted Shares, Restricted Stock Units, Cash Awards, Other Share-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Shares or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Shares or Restricted Stock Units shall lapse, (ii) the performance goals and periods applicable to Awards, (iii) the Exercise Price of each Award, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(8) to adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9) to construe and interpret the terms and provisions of, and supply or correct omissions in, the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan; and

(10) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendixes to the Plan.

(c) Subject to Section 5, neither the Board nor the Committee shall have the authority to reprice or cancel and regrant any Award at a lower exercise, base or purchase price or cancel any Award with an exercise, base or purchase price in exchange for cash, property or other Awards without first obtaining the approval of the Company’s shareholders.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4. Shares Reserved for Issuance Under the Plan.

(a) Subject to Section 5 hereof, the number of Shares of Common Stock that are reserved and available for issuance pursuant to Awards granted under the Plan shall be equal to the sum of (i) 19,000,000 Shares, (ii) the number of shares of Common Stock reserved for issuance, but with respect to which awards have not been made, under the Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan (the “Prior Plan); and (iii) the number of shares of Common Stock subject to awards outstanding on the Effective Date under the Prior Plan, which, in each case, are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the

Participant.  Notwithstanding the foregoing, shares of Common Stock surrendered or withheld under the Prior Plan as payment of either the exercise price of an award (including shares of Common Stock otherwise underlying an award of a share appreciation right that are retained by the Company to account for the exercise price of such share appreciation right) and/or withholding taxes in respect of an award shall not be reserved for issuance under the Plan. Upon the Effective Date, no further awards shall be made under the Prior Plan.

(b) Notwithstanding anything in this Plan to the contrary, and subject to the adjustment as provided by Section 5, from and after such time as the Plan is subject to 162(m) of the Code:

(1) No individual (including an individual who is likely to be a Covered Employee) will be granted Options or Share Appreciation rights in in excess of 2,000,000 Shares during any single fiscal year.

(2) No individual (including an individual who is likely to be a Covered employee) will be granted Restricted Shares, Restricted Stock Units or Other Share-Based Awards in excess of 1,000,000 Shares during any single fiscal year.

(3) The maximum Cash Award that any Covered Employee may receive with respect to a Cash Award in respect of any annual performance period is $2,500,000 and for any other performance period, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve.

(c) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, Shares surrendered or withheld as payment of either the Exercise Price of an Award (including Shares otherwise underlying an Award of a Share Appreciation Right that are retained by the Company to account for the Exercise Price of such Share Appreciation Right) and/or withholding taxes in respect of an Award shall no longer be available for grant under the Plan.  In addition, (i) to the extent an Award is denominated in shares of Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

(d) No more than 8,500,000 Shares shall be issued pursuant to the exercise of ISOs.

Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan pursuant to Section 4 and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number of securities subject to, and Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, and (iii) the kind, number and purchase price of Shares or other securities or the amount of cash or amount or type of other property subject to outstanding Restricted Shares, Restricted Stock Units or Other Share-Based Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any; provided, however, that if the Exercise Price or purchase price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Board may cancel such Award without the payment of any consideration to the Participant.  Further, without limiting the generality of the foregoing, with respect to Awards subject to foreign laws, adjustments made hereunder shall be made in compliance with applicable requirements.  Except to the extent determined by the Administrator, any adjustments to ISOs under this Section 5 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.  The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients, provided, however, that no non-employee director under the Plan shall be granted Awards in any consecutive 12-month period in respect of Shares having a Fair Market Value of more than $750,000, as measured as of the applicable grant date.

Section 7. Options.

(a) General.  Options granted under the Plan shall be designated as Nonqualified Stock Options or ISOs.  Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option).  The provisions of each Option need not be the same with respect to each Participant.  More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by Applicable Laws or (iv) any combination of the foregoing.

(f) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan.  At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary.

(1) ISO Grants to 10% Stockholders.  Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(2) $100,000 Per Year Limitation For ISOs.  To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(3) Disqualifying Dispositions.  Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO.  A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Shares by exercising the ISO.  The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such shares.

(g) Rights as Stockholder. A Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, and has paid in full for such Shares and has satisfied the requirements of Section 16 hereof.

(h) Termination of Employment or Service.  Unless otherwise provided by the Committee or in the applicable Award Agreement:

(1) In the event that the employment or service of a Participant with the Company and all Affiliates thereof (including by reason of the Participant’s employer ceasing to be an Affiliate of the Company) shall terminate for any reason other than Cause, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination.  Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(2) In the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate on account of the Disability or death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is six (6) months after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(3) In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(i) Other Change in Employment Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status of a Participant, in the discretion of the Administrator.

Section 8. Share Appreciation Rights.

(a) General. Share Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made.  Each Participant who is granted a Share Appreciation Right shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the number of Shares to be awarded, the Exercise Price per Share, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Awards; Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 16 hereof.

(c) Exercisability.

(1) Share Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(2) Share Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8 of the Plan.

(d) Payment Upon Exercise.

(1) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash).

(e) Termination of Employment or Service.  Unless otherwise provided by the Committee or in the applicable Award Agreement:

(1) In the event that the employment or service of a Participant with the Company and all Affiliates thereof (including by reason of the Participant’s employer ceasing to be an Affiliate of the Company) shall terminate for any reason other than Cause, Disability, or death, (A) Share Appreciation Rights granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination, on which date they shall expire, and (B) Share Appreciation Rights granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination.  Notwithstanding the foregoing, no Share Appreciation Right shall be exercisable after the expiration of its term.

(2) In the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate on account of the Disability, or death of the Participant, (A) Share Appreciation Rights granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is six (6) months after such termination, on which date they shall expire and (B) Share Appreciation Rights granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Share Appreciation Right shall be exercisable after the expiration of its term.

(3) In the event of the termination of a Participant’s employment or service for Cause, all outstanding Share Appreciation Rights granted to such Participant shall expire at the commencement of business on the date of such termination.

(f) Term.

(1) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(g) Other Change in Employment Status. Share Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status of a Participant, in the discretion of the Administrator.

Section 9. Restricted Shares and Restricted Stock Units.

(a) General. Restricted Shares or Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Shares or Restricted Stock Units shall be made.  Each Participant who is granted Restricted Shares or Restricted Stock Units shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares or Restricted Stock Units; the period of time restrictions, Performance Goals or other conditions that apply to delivery or vesting of such Awards (the “Restricted Period”); and all other conditions applicable to the Restricted Shares and Restricted Stock Units. If the restrictions, Performance Goals or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares or Restricted Stock Units, in accordance with the terms of the grant. The provisions of the Restricted Shares or Restricted Stock Units need not be the same with respect to each Participant.

(b) Awards and Certificates.  Except as otherwise provided below in Section 9(c), (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a share certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to any such Award.

The Company may require that the share certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Shares, the Participant shall have delivered a share transfer form, endorsed in blank, relating to the Shares covered by such Award.  Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in such Restricted Stock Award.

With respect to Restricted Stock Units to be settled in Shares, at the expiration of the Restricted Period, share certificates in respect of the shares of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or his legal representative, in a number equal to the number of shares of Common stock underlying the Restricted Stock Units Award.

Notwithstanding anything in the Plan to the contrary, any Restricted Shares or Restricted Stock Units to be settled in Shares (at the expiration of the Restricted Period, and whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form.

Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Shares, or cash, as applicable, shall promptly be issued (either in certificated or uncertificated form) to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made within such period as is required to avoid the imposition of a tax under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Shares or Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service with the Company or any Affiliate thereof, or the Participant’s death or Disability, subject to any requirements of Section 162(m) of the Code in the case of any Award which is intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 13 hereof.

(2) Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to an Award that vests or becomes payable based upon the achievement of Performance Goals, shall only become payable if (and to the extent) the performance goals of the underlying Award are achieved. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a stockholder with respect to Shares subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Restricted Period with respect to the number of Shares covered by Restricted Stock Units or Restricted Shares that vest upon the achievement of Performance Goals shall, unless otherwise set forth in an Award Agreement, be paid to the Participant at the time (and to the extent) Shares in respect of the related Restricted Stock Units are delivered to the Participant or the Restricted Period with respect to the Restricted Shares that vest upon the achievement of Performance Goals expires, provided that the Participant is then providing services to the Company. Certificates for Shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares or Restricted Stock Units, except as the Administrator, in its sole discretion, shall otherwise determine.

(3) The rights of Participants granted Restricted Shares or Restricted Stock Units upon termination of employment or service as a director, independent contractor or consultant to the Company or to any Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d) Form of Settlement.  The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represent the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

Section 10. Other Share-Based Awards.

Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Share Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Award.  Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Share-Based Awards shall be granted.  Each Participant who is granted an Other Share-Based Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the number of shares of Common Stock to be granted pursuant to such Other Share-Based Awards, or the manner in which such Other Share-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Share-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Share-Based Awards.

Section 11. Cash Awards.

The Administrator may grant Awards that are denominated in, or payable to Participants solely in, cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and, such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time.  Awards granted pursuant to this Section 11 may be granted with value and payment contingent upon the achievement of Performance Goals.

Section 12. Special Provisions Regarding Certain Awards.

The Administrator may make Awards hereunder to Covered Employees (or to individuals whom the Administrator believes may become Covered Employees) that are intended to qualify as performance-based compensation under Section 162(m) of the Code. The exercisability and/or payment of such Awards may, to the extent required to qualify as performance-based compensation under Section 162(m) of the Code, be subject to the achievement of performance criteria based upon one or more Performance Goals and to certification of such achievement in writing by the Committee. The Committee may in its discretion reduce the amount of such Awards that would otherwise become exercisable and/or payable upon achievement of such Performance Goals and the certification in writing of such achievement, but may not increase such amounts. Any such Performance Goals shall be established in writing by the Committee not later than the time period prescribed under Section 162(m) of the Code and the regulations thereunder. Notwithstanding anything set forth in the Plan to contrary, all provisions of such Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be construed in a manner to so comply.

Section 13. Change in Control.

In the event that a Change in Control occurs, then:

(a) the restrictions (including exercise restrictions), deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested;

(b) notwithstanding the foregoing, (i) any Award subject to performance conditions which are tied to a price of a share of Common Stock will only vest to the extent performance conditions are met as of the date of the Change in Control as if the date of the Change in Control was the last date of the performance period; and (ii) any Award subject to performance conditions which are not determined by reference to the price of a share of Common Stock will only vest to the extent performance conditions are on track to be met based on the performance through the date of the Change in Control, as determined in the sole discretion of the Administrator.

The Administrator shall have discretion to provide that all Options and/or Share Appreciation Rights outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control.

Section 14. Amendment and Termination.

The Board may amend, alter or terminate the Plan, but no amendment, alteration or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment that would require such approval in order to satisfy the requirements of Section 162(m) of the Code, any rules of the stock exchange on which the Common Stock is traded or other Applicable Law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan and the immediately preceding sentence, no such amendment shall materially impair the rights of any Participant without his or her consent.

Section 15. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 16. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, the minimum amount of any such applicable taxes required by law to be withheld with respect to the Award.  The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant.  Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto.  Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations; provided, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) by delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations.  Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash.  Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award.  The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award.

Section 17. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or a Share Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal Disability, by the Participant’s guardian or legal representative.

Section 18. Continued Employment.

Neither the adoption of the Plan nor the grant of an Award shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 19. Effective Date.

The Plan was adopted by the Board on March 24, 2015 and shall become effective upon approval of the Company’s stockholders, the date of such approval is the “Effective Date”.

Section 20. Electronic Signature.

Participant’s electronic signature of an Award Agreement shall have the same validity and effect as a signature affixed by hand.

Section 21. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

Section 22. Securities Matters and Regulations.

(a)                                                                                 Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Shares with respect to any Award granted under the Plan shall be subject to all Applicable Laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b)                                 Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Shares is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no such Award shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c)                                  In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 23. Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company and its Affiliates for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code.  The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. For purposes of a deferral of compensation under the Plan, in applying Treasury Regulation §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of section 414(c) of the Code, the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation §1.414(c)-2.

Section 24. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 25. No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 26. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 27. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 28. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 29. Clawback.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 30. Governing Law.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

VOTE BY THE INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m.  Eastern Time the day before the meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.  Eastern Time the day before the meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	01	Robert H. Fish	☐ For All	☐ Withhold All	☐ For All Except

	02	George V. Hager, Jr.

	03	Arnold Whitman

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) here:

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

2. Advisory vote to approve the compensation of our named executive officers.	☐ For	☐ Against	☐ Abstain

3. To approve the Genesis Healthcare, Inc. 2015 Omnibus Equity Incentive Plan.	☐ For	☐ Against	☐ Abstain

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐ For	☐ Against	☐ Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS AS SET FORTH ABOVE.

Please check this box if you plan to attend the meeting in person:	Yes ☐	No ☐

Address Change? Mark box, sign, and indicate changes below:	☐		Date:

Signature(s) in Box

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

GENESIS HEALTHCARE, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 3, 2015

9:00 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report to Stockholders (10-K Wrap) are available at www.proxyvote.com.

Genesis Healthcare, Inc.

101 East State Street

Kennett Square, Pennsylvania 19348

proxy

This proxy is solicited by the Board of Directors.

The stockholder(s) hereby appoint(s) Thomas DiVittorio and Michael S. Sherman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of Genesis Healthcare, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. local time on June 3, 2015, at the company’s office located at 101 East State Street, Kennett Square, Pennsylvania 19348, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on the reverse side